UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NORTHWEST NATURAL HOLDING COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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220 NW SECOND AVENUE

PORTLAND, OR 97209

April 11, 2019

To the Shareholders of Northwest Natural Holding Company:

We cordially invite you to attend the 2019 Annual Meeting of Shareholders of Northwest Natural Holding Company (NW Holdings or the Company), which will be held in the Hospitality Suite on the Fourth Floor of NW Holdings’ offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 23, 2019, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

This year will be the first Annual Meeting of Shareholders after the completion of the reorganization of Northwest Natural Gas Company (NW Natural) into a holding company. As you may recall, at the 2018 Annual Meeting of Shareholders of NW Natural, the shareholders were asked to consider and vote upon a proposal to approve the reorganization of NW Natural into a holding company structure. With the approval of our shareholders, effective October 1, 2018, NW Natural completed that reorganization, whereby each outstanding share of NW Natural common stock was converted into one share of NW Holdings common stock, so that the holders of NW Natural common stock became holders of NW Holdings common stock and NW Natural became a wholly owned subsidiary of NW Holdings.

At the meeting you will be asked to consider and vote upon three proposals: (1) the election of four Class II directors for terms of three years; (2) an advisory vote to approve named executive officer compensation; and (3) the ratification of the appointment of PricewaterhouseCoopers LLP as NW Holdings’ independent registered public accountants for the fiscal year 2019. Your Board of Directors unanimously recommends that you vote FOR each of Proposals 1, 2, and 3.

In connection with the meeting, we enclose a notice of the meeting, a Proxy Statement, a proxy card and, if you are a registered shareholder, an admission ticket for you and one guest to attend the meeting. If you plan to attend the Annual Meeting, please detach and retain the admission ticket attached to your proxy card. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Holdings common stock as of the record date, April 4, 2019, and we will provide you with an admission ticket. Please see page 2 for further instructions on attending the Annual Meeting. Detailed information relating to NW Holdings’ business activities and operating performance is contained in our 2018 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via internet, telephone or mail. Instructions regarding internet and telephone voting are included on the proxy card or Voting Instructions Form. If you elect to vote by mail, please sign, date and return the proxy card or Voting Instructions Form in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the Proxy Statement.

Sincerely,

Tod R. Hamachek	David H. Anderson
Chairman of the Board	President and Chief Executive Officer

Portland/One Pacific Square

NORTH
NW Glisan St.
Steel Bridge
NW Flanders St.
NW 3rd Ave.
NW 2nd Ave.
NW 1st Ave.
Naito Pkwy.
Willamette River
NW Everett St.
NW Natural HOLDINGS
I-5
NW Davis St.
NW Couch St.
Burnside St.
Burnside Bridge

Directions to One Pacific Square

From the South:
- I-5 North to Portland.
- At the I-5 N./I-405 N. split, stay left going towards City Center/Naito Pkwy.
- Turn right on Naito Pkwy. (third light).
- Turn left on Davis St.
- Turn right on 2nd Ave. (One Pacific Square is on the right).

From the North:
- I-5 South to the Coliseum/Rose Quarter Exit.
- Follow the signs to cross the Steel Bridge.
- Turn left on NW 3rd Ave.
- Turn left on NW Everett St. (One Pacific Square is on the right).

Parking available at the Smart Park lot; entrance on NW Davis St. between Naito Pkwy. and NW 1st Ave.

One Pacific Square
220 NW 2nd Avenue
Portland, OR 97209

Meeting located on the 4th floor

NORTHWEST NATURAL HOLDING COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 11, 2019

To our Shareholders:

The 2019 Annual Meeting of Shareholders of Northwest Natural Holding Company (NW Holdings) will be held in the Hospitality Suite on the Fourth Floor of NW Holdings’ offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 23, 2019 at 2:00 p.m. Pacific Daylight Time, for the following purposes:

1.	to elect four Class II directors for terms of three years;
2.	to conduct an advisory vote to approve the named executive officers’ compensation;
3.	to ratify the appointment of PricewaterhouseCoopers LLP as NW Holdings’ independent registered public accountants for the fiscal year 2019; and
4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a holder of record of NW Holdings common stock at the close of business on April 4, 2019, the record date set for the Annual Meeting, you will be entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

Our Board of Directors is soliciting the proxies of all holders of NW Holdings common stock who may be unable to attend the meeting in person or who desire to vote by proxy before the meeting. These proxies also will instruct the relevant fiduciary under NW Holdings’ Dividend Reinvestment and Direct Stock Purchase Plan or NW Natural’s Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed for your use. No postage is needed if mailed in the United States. Instructions regarding internet and telephone voting also are included in the enclosed proxy card or Voting Instruction Form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2019

This Proxy Statement and our 2018 Annual Report are available at www.nwnaturalholdings.com.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating, and returning the enclosed proxy card or Voting Instruction Form, or by granting a proxy by the internet or telephone in accordance with the instructions in the enclosed proxy card or Voting Instruction Form, as soon as possible. Your prompt vote will save us the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

Shawn M. Filippi
Vice President, Chief Compliance Officer and Corporate Secretary

PROXY STATEMENT

OF

NORTHWEST NATURAL HOLDING COMPANY

April 11, 2019

INFORMATION REGARDING

2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2019

Proxy Statement

The Board of Directors of Northwest Natural Holding Company (NW Holdings or the Company) is soliciting the proxies of all holders of NW Holdings common stock who may be unable to attend in person or who desire to vote by proxy prior to the Annual Meeting of Shareholders to be held in the Hospitality Suite on the Fourth Floor of NW Holdings’ offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 23, 2019, at 2:00 p.m. Pacific Daylight Time. The close of business on April 4, 2019 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We request that you sign and return the enclosed proxy card or Voting Instruction Form promptly. Alternatively, you may grant your proxy by the internet or telephone.

NW Holdings’ Annual Report for the fiscal year ended December 31, 2018, including audited financial statements, is being sent to all shareholders, together with this Proxy Statement and the accompanying proxy card or Voting Instruction Form, commencing April 11, 2019.

HOW TO VOTE BY PROXY AND REVOKE YOUR PROXY

Voting by Proxy

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card or Voting Instruction Form accompanying this Proxy Statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy, even if you do attend the meeting. If you are a registered shareholder, you may vote by internet, telephone, or mail, or you may vote your shares in person at the meeting. To vote:

By internet (do not return your proxy card)

•	Go to www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 22, 2019.
•	Have your proxy card available.
•	Follow the simple instructions. You will be prompted to enter your 16-digit Control Number located on your proxy card.

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 22, 2019.
•	Have your proxy card available when you call.
•	Follow the simple recorded instructions. You will be prompted to enter your 16-digit Control Number located on your proxy card.

By mail

•

Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposals 1, 2, and 3, as recommended by NW Holdings’ Board of Directors.

•	Date and sign your proxy card.
•

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Holding Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Revoking Your Proxy

You may revoke your proxy at any time before the proxy is exercised by: (1) delivering a written notice of revocation; (2) filing with the Corporate Secretary a subsequently dated, properly executed proxy; (3) voting after the date of the proxy by the internet or telephone; or (4) attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: Northwest Natural Holding Company, 220 NW Second Avenue, Portland, OR 97209, Attention: Corporate Secretary.

Shares Held by Bank or Broker

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the Voting Instruction Form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy. If you want to vote those shares in person at the Annual Meeting, you must bring a signed legal proxy from the broker, bank, or other nominee giving you the right to vote the shares. Revocation of proxies for shares held through a broker, bank, or other nominee must be made through the appropriate nominee in accordance with its instructions.

Adjournment

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING YOUR SECURITIES

The 28,964,964 shares of NW Holdings common stock outstanding on April 4, 2019 were held by 4,941 shareholders residing in 50 states, the District of Columbia, and a number of foreign countries.

Each holder of NW Holdings common stock of record at the close of business on April 4, 2019 will be entitled to one vote for each share of NW Holdings common stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the nominees.

A majority of the shares of NW Holdings common stock outstanding at the close of business on April 4, 2019 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by the internet or telephone as described above.

ATTENDING THE ANNUAL MEETING

IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DETACH AND RETAIN THE ADMISSION TICKET ATTACHED TO YOUR PROXY CARD. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Holdings common stock as of the record date, April 4, 2019, and we will provide you with an admission ticket. If you receive your Annual Meeting materials electronically and wish to attend the meeting, please follow the instructions provided online for attendance. A form of government-issued photograph identification will be required for both you and your guest to enter the meeting. To permit as many shareholders as possible to participate, only shareholders or their valid proxy holders may submit questions at the meeting. Large bags and packages, weapons, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of this Proxy Statement.

PROPOSAL 1—ELECTION OF DIRECTORS

NW Holdings’ Restated Articles of Incorporation (Restated Articles) provide that the Board of Directors (Board) shall be composed of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at 11. In the reorganization of NW Natural into a holding company structure, each person serving as a director of NW Natural at the time of the reorganization became a director of NW Holdings, of the same class with a term expiring on the same date as applicable to them when they were serving as NW Natural directors.

The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of the Class II directors expires at this year’s Annual Meeting. Messrs. Hamachek, Thrasher, and Wilhoite, and Ms. Peverett are nominees for election to the Board as Class II directors to serve until the 2022 Annual Meeting or until their successors have been duly qualified and elected. Messrs. Hamachek and Thrasher and Ms. Peverett were last reelected to the Board of Directors by the shareholders at the 2016 Annual Meeting. Mr. Wilhoite was appointed to the Board of Directors effective August 1, 2018. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the four nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the results of the vote for directors.

The Corporate Governance Standards adopted by the Board of Directors provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will decide whether to accept, such resignation.

The Board of Directors recommends the election of the four nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

Set forth below is information with respect to the nominees and continuing directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, the committees on which they currently serve, and their age. Also listed is the year in which each director was elected to the NW Natural, as predecessor of NW Holdings, Board of Directors. All directors listed became directors of NW Holdings on October 1, 2018.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class II

(For a term ending in 2022)

Tod R. Hamachek Chairman of the Board, NW Holdings, Ketchum, Idaho Age: 73 Director since: 1986 Board Committees: Governance (Chair) and Audit

Mr. Hamachek served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company from October 1997 to February 2005. Penwest, which was spun off from Penford Corporation in 1998, was located in Danbury, Connecticut and was engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. Mr. Hamachek is Chair of the Board and Chair of the Governance Committee of NW Natural. Mr. Hamachek is a director of the Seattle Times Company, where he is also Chair of the compensation committee, and The Blethen Corporation (the majority owner of the Seattle Times Company), and is a member of the board of directors and chair of Virginia Mason Medical Center and the Virginia Mason Health System in Seattle, Washington. He is also a past director and past President of the board of directors of The Sun Valley Center for The Arts in Ketchum, Idaho. Mr. Hamachek is a graduate of Williams College and Harvard Business School.

Mr. Hamachek is our longest-serving director, and he brings to the NW Holdings Board a broad array of institutional knowledge and historical perspective, and has participated in a variety of our and NW Natural’s principal standing committees. Drawing on his experience as an executive and director of Penwest Pharmaceuticals Company and an executive of Penford Corporation, along with his other professional experiences, Mr. Hamachek is able to provide important insights to our management and other directors on subjects ranging from corporate governance and corporate strategy to management oversight on large project development, public company operations, acquisitions, executive compensation, and media and government relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Jane L. Peverett

Former President and Chief Executive Officer, British Columbia Transmission Corporation, Vancouver, British Columbia, Canada

Age: 60

Director since: 2007

Board Committees: Organization and Executive Compensation, and Public Affairs and Environmental Policy

From 2005 to January 2009, Ms. Peverett served as President and Chief Executive Officer of British Columbia Transmission Corporation (BCTC), an electric utility in Vancouver, British Columbia. Between 2003 and 2005, she served as Chief Financial Officer of BCTC. Prior to joining BCTC, from 1988 through 2003, Ms. Peverett held various senior positions with Westcoast Energy Ltd., including serving as President and Chief Executive Officer of Union Gas Limited, a Westcoast Energy company, between 2001 and 2003. Ms. Peverett currently serves on the board of directors of NW Natural, Canadian Imperial Bank of Commerce (CIBC), Capital Power Corporation, and Canadian Pacific Railway Limited. She serves as Chair of the audit committees of CIBC and Canadian Pacific Railway Limited. Ms. Peverett has also previously served on the board of directors of Hydro

One Inc., AEGIS, Encana Corporation, Postmedia Network Canada Corp., BC Ferry Authority, BC Ferries Services, Inc. (BC Ferries), and the United Way of Lower Mainland, also serving as Chair of BC Ferry Authority, and as Chair of the audit committee of Encana Corporation. Ms. Peverett earned a Bachelor of Commerce degree from McMaster University and a Master of Business Administration degree from Queen’s University. She is a certified management accountant.

Ms. Peverett’s extensive senior management experience at Union Gas Limited of Chatham, Ontario, a natural gas distribution, storage and transmission company, and BCTC, the entity responsible for managing British Columbia’s publicly-owned electrical transmission system, Capital Power Corporation, a North American power producer, as well as her board experience at Canadian Pacific Railway Limited and NW Natural, and her prior board experiences at Hydro One Inc., one of North America’s largest electricity delivery companies, AEGIS, Encana Corporation, Postmedia Network Canada Corp., and BC Ferries, position her to advise management on a wide range of natural gas and energy industry-specific strategic and regulatory matters, including large project development and other business matters. In addition, Ms. Peverett’s other board experiences, including as Chair of the audit committees of CIBC, a leading North American financial institution with almost 11 million personal banking and business customers, and Canadian Pacific Railway Limited, a former chair of the audit committee of Encana Corporation, and a former audit committee member of Postmedia Network Canada Corp., enable her to provide effective oversight of management and insight into a wide variety of corporate governance and financial matters. Ms. Peverett also has extensive knowledge of and training in finance and accounting matters, which strengthens the Board’s collective knowledge, capabilities and experience.

Kenneth Thrasher

Former Chairman of the Board, Compli Corporation, Portland, Oregon

Age: 69

Director since: 2005

Board Committees: Public Affairs and Environmental Policy (Chair), Audit, and Organization and Executive Compensation

Mr. Thrasher retired in December 2018 as chairman of the board for Alternative Legal Solutions, Inc. (dba Compli), a software solution provider for management of compliance in employment, regulatory, environmental, health and safety, and corporate governance practices, where he also served as chairman and chief executive officer from 2002 through December 2009. Prior to joining Compli, Mr. Thrasher held executive positions with Fred Meyer Inc., including serving as President and Chief Executive Officer from 1999 to 2001 (as a division of the Kroger Co.), as Executive Vice President and Chief Administrative Officer from 1997 to 1999, as Senior Vice President and Chief Financial Officer from 1987 to 1997, and as Vice President and Treasurer from 1982 to 1987. Mr. Thrasher previously served as Chairman of Compli, as well as serving as a member of Compli’s audit and compensation committees. He also currently serves on the board of directors of NW Natural, the Jensen Quality Growth Fund, where he chairs its audit committee, Education Northwest, where he serves on the finance and audit committee, the Children’s Institute, and College Possible. He is also on the Oregon State University College of Business Dean’s Council of Excellence, and is a senior director on the Oregon Business Council. Prior to 2019, Mr. Thrasher served as a member of the board of directors for GSL Solutions Inc., Friends of the Children, the Portland State University Foundation, the Cradle to Career Council of All Hands Raised, Albertina Kerr Centers, and the Oregon Coast Aquarium, and is past chair of Oregon’s Quality Education Commission. Mr. Thrasher earned a Bachelor of Science degree in Business Administration from Oregon State University and was awarded an honorary doctorate degree from Portland State University in 2012.

Mr. Thrasher brings to the NW Holdings Board a wide range of leadership experiences in both the public and private sectors, including his services as a director of NW Natural. Mr. Thrasher’s service as an executive at Fred Meyer, Inc. positions him to provide oversight of management on a wide variety of strategic, financial, and public company matters, including, but not limited to, large project development and acquisitions. Mr. Thrasher’s service as an executive, chairman, member of the audit and compensation committees of Compli, and member of finance and audit committees of Education Northwest enables him to advise management on matters of compliance, regulation, human capital management, executive compensation and corporate governance. Mr. Thrasher’s cumulative experience has led the Board to determine that he is an “audit committee financial expert” as defined by the SEC rules. Mr. Thrasher’s other professional experiences, particularly his community and government related experience, provide insight with respect to government, community and media relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Charles A. Wilhoite Managing Director, Willamette Management Associates, Inc., Portland, Oregon Age: 54 Director since: 2018 Board Committees: None

Since 1990, Mr. Wilhoite has worked for, and since 1995 has been a Managing Director of, Willamette Management Associates, Inc., a consulting firm in the fields of business valuation, forensic analysis, and transaction financial advisory services. Before his tenure at Willamette Management Associates, Inc., he was a senior auditor at KPMG. Mr. Wilhoite currently serves as Chairman of the board of trustees of Meyer Memorial Trust and as Chairman and a board member of the Federal Reserve Bank of San Francisco—Portland Branch, as well as serving as a board member of NW Natural, Legacy Health, The Nature Conservancy of Oregon, Inc., Portland Business Alliance and the Oregon Housing Stability Council. He also serves as an advisory board member of Metal Toad Media and has been appointed by Oregon Governor Kate Brown as a member of a blue ribbon task force to evaluate state and local debt to the Oregon Public Employees Retirement System (PERS). Mr. Wilhoite has previously served as Commissioner and Chairman of the Board of Portland Development Commission (PDC) and the City Charter Review Commission. He is also a past Chair of the Portland Business Alliance, Oregon Health & Science University, SMART, Urban League of Portland, and The Nature Conservancy of Oregon, Inc., and past Chair of the Portland Police Bureau Budget Advisory Committee. Mr. Wilhoite also previously served on the boards of PacificSource Health Plans, U.S. Bank of Oregon, the Oregon State Bar, Jesuit High School Portland, Portland State University Foundation, and Oregon Health & Science University Medical Group, and served as an Economic Advisory Council Member of the Federal Reserve Bank of San Francisco. Mr. Wilhoite earned a Bachelor of Science degree in accounting and a Bachelor of Science degree in finance, both at Arizona State University. He is a certified public accountant (CPA), with accreditations in business valuation and financial forensics. His other accreditations are from various financial governing bodies and include certifications in chartered global management accounting, management accounting, financial management, business valuation and appraisal, and fraud examination.

Mr. Wilhoite brings to the NW Holdings Board extensive experience, as well as financial accreditations, in business valuation, finance and accounting, developed from over 28 years of experience as a consultant with Willamette Management Associates, his position as a senior auditor with KPMG, and service in numerous regional and local economic and business organizations, including the Federal Reserve Bank of San Francisco-Portland Branch, the Portland Business Alliance, the Oregon Housing Stability Council, the Portland Development Commission, and the Portland Police Bureau Budget Advisory Committee, positioning him to provide insight and advice to the Company on financial, accounting, and strategy topics including, but not limited to, mergers and acquisitions, growth and diversification, risk and consumer and commercial businesses. Mr. Wilhoite also has served as Managing Director of Willamette Management Associates, Inc. for over two decades, thereby giving him entrepreneurial and marketing insight valuable to the Board. His experience in highly regulated industries, including his service as a member of the boards of directors of Legacy Health and Oregon Health & Science University, and his former service as a member of the board of directors of PacificSource, enables him to provide management oversight on subjects including public and government policy and relations, compliance and regulation. Furthermore, Mr. Wilhoite’s strong community presence positions him to provide important guidance to the Board on local and regional strategic matters, and provide an important connection between NW Holdings and the communities it serves. Mr. Wilhoite’s extensive knowledge and experience of finance, accounting and regulated industry, along with his strong community ties strengthen the Board’s collective knowledge, capabilities and experience.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class III

(Term ending in 2020)

David H. Anderson Director, President and Chief Executive Officer, NW Natural and NW Holdings, Portland, Oregon Age: 57 Director since: 2016 Board Committees: None

Mr. Anderson is President and Chief Executive Officer of Northwest Natural Holding Company (NYSE:NWN) and Northwest Natural Gas Company. He previously served as President and Chief Operating Officer of NW Natural from August 2015 to July 2016, as Executive Vice President and Chief Operating Officer from February 2014 to July 2015, as Executive Vice President of Operations and Regulation from February 2013 to February 2014, and as Senior Vice President and Chief Financial Officer from when he joined NW Natural in 2004 to February 2013. Before joining NW Natural, Mr. Anderson was Senior Vice President and Chief Financial Officer at TXU Gas. He previously held executive positions within TXU Corporation (formerly Texas Utilities) including Senior Vice President and Chief Accounting Officer, and Vice President of Investor Relations and Shareholder Services. Mr. Anderson also serves as President, Chief Executive Officer, and Chairman for NW Holdings’ subsidiaries NW Natural Energy, LLC, Northwest Energy Corporation, NWN Gas Reserves LLC, and NNG Financial Corporation, as well as serving as Chairman for NW Natural Water Company, LLC, NW Natural Gas Storage, LLC, Gill Ranch Storage, LLC, KB Pipeline Company, NW Natural Water of Oregon, LLC, NW Natural Water of Washington, LLC, NW Natural Water of Idaho, LLC, Cascadia Water, LLC, Falls Water Co., Inc., Gem State Water, LLC and SunStone Water, LLC.

Mr. Anderson serves as a director on the Board of Directors of NW Natural, the American Gas Association (AGA), American Gas Foundation, and the Portland State University (PSU) Foundation. He also is Chair of the AGA’s Audit Committee, Co-Chair of the AGA’s Clean Energy Task Force, a member of AGA’s Finance Committee and Safety, Resilience/Reliability and Security Task Force, a board trustee of the American Gas Foundation and a director of the Oregon Business Council. Mr. Anderson has also been appointed by Oregon Governor Kate Brown to serve on Oregon’s Global Warming Commission and is a member of SOLVE Founders’ Circle. Mr. Anderson is a past board member of the Northwest Gas Association, Portland Business Alliance, and Greater Portland, Inc., and a past president of The Oregon Partnership, Inc. (Lines for Life). Mr. Anderson is also a past chair of AGA Finance Committee, AGA Fiscal and Tax Committee, the Associated Oregon Industries (AOI) Fiscal Policy Committee, and PSU Foundation Investment Committee, and is a past advisory board member for PSU School of Business and Oregon Department of Education Business Advisory Team. Mr. Anderson holds a BBA in Accounting from Texas Tech University and is a CPA (ret.) and CGMA.

Mr. Anderson serves a key leadership role on the Boards of NW Holdings and NW Natural and provides the Board with in-depth knowledge of each area of NW Holdings’ business, its finance and operations, the energy industry generally, and the Company’s challenges and opportunities. He acts as the principal intermediary between management and the independent directors of our Board, and communicates to the Board management’s perspective on important matters brought before the Board. Mr. Anderson’s 14 years with NW Natural, his over 30 years’ experience in the energy industry, and his extensive involvement with the AGA and Northwest Gas Association enable him to bring to the Board a comprehensive understanding of the Company’s business operations as well as matters relating to the energy industry generally. Mr. Anderson’s service on local business, educational, charitable and public service boards provide an important connection between NW Holdings and the communities it serves. Additionally, his extensive experience in finance and operations provides important perspectives with respect to the Company’s business, operations, and financial positioning. Mr. Anderson’s combined professional skills and insights from his position as President and Chief Executive Officer, as well as his previous executive positions with NW Natural, strengthen the Board’s collective knowledge, capabilities and experience.

Martha L. “Stormy” Byorum

Chief Executive Officer of Cori Investment Advisors, LLC, New York, New York

Age: 70

Director since: 2004

Board Committees: Finance (Chair), Audit, Governance, and Public Affairs and Environmental Policy (Ex Officio)

Ms. Byorum has been the Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (VB&P), since 2003. VB&P was a leading independent strategic advisory and investment banking firm specializing in Latin America. Ms. Byorum is also a member of the Board of Directors of NW Natural, the publicly-traded Tecnoglass Inc., formerly known as Andina Acquisition Corporation, a position she has held since 2011, and is currently the Chair of the Tecnoglass Inc. audit committee. Since 2014, she also has been a board member of JELD-WEN Holding, Inc., a company that became publicly-traded in January 2017, and in 2018, she became a board member of Opes Acquisition Corp. She serves on the audit committee of JELD-WEN Holding, Inc. and Opes Acquisition Corp, as well as serving as a member of the compensation committee and as chair of the nominating committee of Opes Acquisition Corp. Ms. Byorum was Executive Vice President of Stephens, Inc., a private investment banking firm, from 2005 to 2013, and Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., from 2005 to 2012. Prior to co-founding VB&P in 1996, Ms. Byorum had a 24-year career at Citibank, where, among other roles, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986 to 1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She was later appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and a Customer Group Head with global responsibilities. In addition to Ms. Byorum’s service as a director of the publicly-traded Tecnoglass Inc., JELD-WEN Holding, Inc. and Opes Acquisition Corp., she is a Life Trustee of Amherst College, and a Trustee Emeritus of the Folger Shakespeare Library. From 2001 until May of 2010, Ms. Byorum was a board member of Aeterna-Zentaris Laboratories, Inc., a publicly-traded biopharmaceutical company, and from 2007 until December 2011, she was a board member of M&F Worldwide Corp., a holding company operating four businesses, which was publicly-traded until December 2011. Ms. Byorum is a graduate of Southern Methodist University and the Wharton School at the University of Pennsylvania.

Ms. Byorum brings to the NW Holdings Board more than 40 years of extensive experience in investment banking and public and private finance. Her multiple executive leadership roles at Stephens, Inc., Stephens Cori Capital Advisors, Cori Investment Advisors, LLC, VB&P and Citibank position her to advise NW Holdings on a wide range of financial, strategic and governance matters. Ms. Byorum’s experience also allows her to provide insights in areas including, but not limited to, mergers and acquisitions, human capital management and diversity, and investor and media relations. Ms. Byorum’s current and prior service on other boards, including on NW Natural, M&F Worldwide Corp., Aeterna-Zentaris Laboratories, Inc., JELD-WEN Holding, Inc. and Opes Acquisition Corp., as well as Chair of the audit committee of Tecnoglass Inc., enables her to provide effective oversight of management and insight into a wide variety of public company operations and governance matters.

Her cumulative experience has led the Board to determine that she is an “audit committee financial expert” as defined by the SEC rules. Ms. Byorum’s extensive finance and banking experience strengthens the Board’s collective knowledge, capabilities and experience.

John D. Carter Chairman of the Board, Schnitzer Steel Industries, Inc., Portland, Oregon Age: 73 Director since: 2002 Board Committees: Audit (Chair), Finance, and Governance

Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries, Inc. from May 2005 to December 2008 when he was appointed to his current position of Chairman of the Board. From 2002 to May 2005, he was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary of Bechtel Group, Inc., and other operating groups. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is Chairman of the Board of Schnitzer Steel Industries, Inc., and a director of NW Natural and FLIR Systems, Inc., where he also serves as Chairman of its governance committee. Mr. Carter also previously served as a director and Chairman of the Board of privately-owned Kuni Automotive and as a director of privately-owned JELD-WEN Holding, Inc., prior to it becoming publicly-traded in January 2017. In the United Kingdom, he served as a director of London & Continental Railways until February 2006, and, until December 2005, he served as a director of Cross London Rail Links, Ltd. Mr. Carter also serves on the board of the Oregon Business Council. He is a former Chairman of the Oregon Business Plan and a former member of the Boards of Directors of Grow Oregon and The Nature Conservancy of Oregon. Mr. Carter is a graduate of Stanford University and Harvard Law School.

Mr. Carter brings to the NW Holdings Board a broad array of executive, leadership and board service experiences that contribute to the Board’s governance of the Company. Mr. Carter’s extensive executive senior management experiences, including his positions at Bechtel and as President and Chief Executive Officer of Schnitzer Steel Industries, Inc., as well as his other current and prior board service, including as Chairman of the Boards of Schnitzer Steel Industries, Inc. and Kuni Automotive, as Chairman of the governance committee and a director of FLIR Systems, Inc. and as a director of NW Natural and JELD-WEN Holding, Inc., enable him to provide effective oversight of management and insight into a wide variety of strategic, corporate governance and financial matters, including, but not limited to, experience in large project development, acquisitions, human capital management, executive compensation, media and governmental relations, growth orientation, change management, and strategic direction. In addition, Mr. Carter’s tenure as General Counsel of Bechtel Group, Inc., where the Chief Financial Officer and finance group reported to him, and prior experience as a partner in a San Francisco law firm brings to the Board substantial legal and governance expertise. Mr. Carter also has extensive knowledge of finance and accounting matters, including through his service as President and Chief Executive Officer of Schnitzer Steel Industries, Inc. and Bechtel Enterprises, Inc., the finance and project development subsidiary of Bechtel Group, Inc., as a result of which, the Board has determined that he is an “audit committee financial expert” as defined by the SEC rules. Mr. Carter’s multifaceted skill set and professional experiences strengthen the Board’s collective knowledge, capabilities and experience.

C. Scott Gibson President, Gibson Enterprises, Jackson, Wyoming Age: 66 Director since: 2002 Board Committees: Organization and Executive Compensation (Chair), Governance, and Finance

Mr. Gibson has been President of Gibson Enterprises since its formation in 1992. In 1983, Mr. Gibson cofounded Sequent Computer Systems and served as its President from 1988 until March 1992 and as its President and Co-CEO from 1990 until March 1992. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as a director of Qorvo, Inc., the surviving company of the TriQuint Semiconductor merger, and Pixelworks, Inc. He has previously served as a director of Radisys Corporation, Verigy Pte. Ltd. and TriQuint Semiconductor, and as a member of the Board of Trustees of Franklin W. Olin College of Engineering. Mr. Gibson also serves as a member of the Board of Trustees of the St. John’s Medical Center and the Community Foundation of Jackson Hole in Jackson Hole, Wyoming. Mr. Gibson earned a Bachelor of Science degree in Electrical Engineering and a Masters in Business degree from the University of Illinois. He is currently a National Association of Corporate Directors (NACD) Leadership Fellow, having completed the NACD’s program for corporate directors.

Mr. Gibson brings to the NW Holdings Board and the NW Natural Board, on which he also serves, extensive experience as a director of publicly-traded companies, including Qorvo, Inc., Pixelworks, Inc., and formerly, Radisys Corporation, TriQuint Semiconductor and Verigy Pte. Ltd. He is a professional public company and non-profit board member, dedicating all his work hours to the boards and companies on which he serves. Based on this experience and other professional experiences, Mr. Gibson is able to deliver important insights to our management and other directors on subjects ranging from management oversight to growth orientation, change management and strategic direction. In particular, Mr. Gibson’s service as an audit committee member of Qorvo, Inc., Pixelworks, Inc., and formerly Radisys Corporation, TriQuint Semiconductor and Verigy Pte. Ltd. highlights Mr. Gibson’s substantial experience in finance and accounting matters and position Mr. Gibson to provide important guidance to the Board on matters of accounting, finance, and corporate governance. Additionally, Mr. Gibson’s current service on the governance committees of Qorvo, Inc., and Pixelworks, Inc. and formerly Radisys Corporation, as well as the compensation committees of Pixelworks, Inc. and formerly Radisys Corporation, TriQuint Semiconductor and Verigy Pte. Ltd., enables him to substantially contribute to Board matters involving executive compensation, human capital management, and general corporate governance. Mr. Gibson’s broad and varied public company leadership service strengthens the Board’s collective knowledge, capabilities and experience.

Class I

(Term ending in 2021)

Timothy P. Boyle President and Chief Executive Officer, Columbia Sportswear Company, Portland, Oregon Age: 69 Director since: 2003 Board Committees: Public Affairs and Environmental Policy

Mr. Boyle is the President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He has held these positions since 1988, except he relinquished his position as President from February 2015 until June 2017. Mr. Boyle began working with

Columbia Sportswear Company in 1970. Mr. Boyle is a member of the boards of directors of Columbia Sportswear Company, NW Natural, and Craft Brew Alliance, Inc., and is a trustee of Reed College, as well as an Emeritus Trustee of the Freshwater Trust. He also is a past trustee of the Youth Outdoor Legacy Fund, and University of Oregon Foundation, where he was past Vice Chairman of its capital campaign committee. He is also a past member of the Young Presidents’ Organization. Mr. Boyle earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mr. Boyle’s professional experiences, including his service as President and Chief Executive Officer and a member of the board of directors of Columbia Sportswear Company, his service as a director of Craft Brew Alliance, Inc., as well as his service on the NW Natural Board, and his current and prior community and public service, enable Mr. Boyle to provide valuable insight to the Board and management regarding public company operations, acquisitions, human capital management, executive compensation, investor and media relations, government relations, and growth and strategic direction, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Mark S. Dodson Former Chief Executive Officer, NW Natural, Vancouver, Washington Age: 74 Director since: 2003 Board Committees: Public Affairs and Environmental Policy, and Finance

Mr. Dodson served as President and Chief Executive Officer of NW Natural from January 1, 2003 to April 30, 2007, when he relinquished his position as President and continued to serve as Chief Executive Officer until his retirement on December 31, 2008. From 2001 to January 2003, Mr. Dodson served as President, Chief Operating Officer and General Counsel of NW Natural. Mr. Dodson joined NW Natural in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt LLP. Mr. Dodson also serves as a director of NW Natural. He previously served as a director of the American Gas Association, the Energy Insurance Mutual, the Oregon Business Council, The Nature Conservancy of Oregon and Medical Teams International, where he also formerly served as its Chairman. Mr. Dodson also has worked on affordable housing issues as a board member and Chairman of the Neighborhood Partnership Fund. He was formerly the Chair of the Portland Business Alliance and the Oregon State Board of Higher Education, and headed the Oregon Governor’s Task Force on Scholarship and Student Aid. Mr. Dodson earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Mr. Dodson brings a seasoned perspective and comprehensive knowledge of the natural gas industry to our Board. Mr. Dodson’s 20 years of service at NW Natural, including six years as Chief Executive Officer and more than 14 years as a member of the Board of Directors, combined with a 17-year career as a regulatory attorney at a Portland law firm, allow Mr. Dodson to contribute substantial expertise to NW Holdings’ Board and management. Mr. Dodson’s professional experiences enable him to provide insight on a wide variety of matters affecting NW Holdings, including, but not limited to: local, state and federal regulatory matters; large project development; gas storage projects; large pipeline projects; acquisitions; public company matters; human capital management; executive compensation; investor, media and government relations; legal matters; environmental issues; and strategic direction. Mr. Dodson’s many years of experience serving at NW Natural, and his prior years serving as an outside legal advisor to NW Natural, strengthen the Board’s collective knowledge, capabilities and experience.

Malia H. Wasson President, Sand Creek Advisors LLC, Portland, Oregon Age: 60 Director since: 2014 Board Committees: Audit, and Organization and Executive Compensation

Ms. Wasson is the President of Sand Creek Advisors LLC, which provides business consulting to chief executive officers of public and private companies. Previously, Ms. Wasson was an Executive Vice President of Commercial Banking at U.S. Bank, N.A., and served as President of U.S. Bank’s Oregon and Southwest Washington operations from 2005 to 2015. She also led the U.S. Bank, N.A. Advisory Board in Portland, Oregon. Ms. Wasson is a 33-year veteran of the banking industry. Prior to joining U.S. Bank in 1989, she held various commercial lending positions with the former Oregon Bank and Security Pacific Bank of Oregon. Ms. Wasson currently serves on the board of directors of Columbia Sportswear Company, where she is the Chair of the audit committee, and NW Natural. She is also a member of the Oregon Business Plan Steering Committee and a director of the Oregon Business Council. Ms. Wasson formerly served on the boards of Oregon Health & Science University Foundation, Inc., OHSU Knight Cancer Institute, Portland Business Alliance, Greater Portland Inc., Portland Mall Management, Inc., SOLVE Founders’ Circle and the American Red Cross-Oregon Trail Chapter. She also serves as a senior fellow at American Leadership Forum. Ms. Wasson holds a Bachelor of Science and Commerce degree in finance from Santa Clara University.

Ms. Wasson brings to the NW Holdings Board extensive experience in commercial banking, finance and accounting and remarkable local and regional experience. Ms. Wasson’s management and leadership roles in the banking industry as well as her strong community presence position her to provide insight and advice to NW Natural Holdings and the NW Natural Board, on which she also serves, on a wide range of financial, accounting, commercial and local and regional strategic matters, including, but not limited to, regulated industry, merger and acquisitions, consumer and commercial businesses, public and government policy and relations, and human resources and diversity. In addition, Ms. Wasson’s service as Chair of the audit committee of Columbia Sportswear highlights her substantial experience in finance and accounting matters and positions Ms. Wasson to provide important guidance to the Board on matters of accounting, finance, and corporate governance, as a result of which, the Board has determined that she is an “audit committee financial expert” as defined by the SEC rules. Ms. Wasson’s extensive knowledge and experience of finance, accounting, commercial banking and regulation, and her strong community ties, strengthen the Board’s collective knowledge, capabilities and experience.

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

With the approval of our shareholders, effective October 1, 2018, NW Natural completed a reorganization into a holding company structure, whereby each outstanding share of NW Natural common stock was converted into one share of NW Holdings common stock, so that the holders of NW Natural common stock became holders of NW Holdings common stock and NW Natural became a wholly owned subsidiary of NW Holdings. All events below that happened before the completion of the reorganization transaction on October 1, 2018 refer to NW Natural, and all events below that occurred after the completion of the reorganization refer to NW Holdings.

Meeting Attendance

The Board of Directors conducts its annual organization meeting on the same date as the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2018, all of our directors, except Mr. Carter, attended the Annual Meeting of Shareholders.

During 2018, there were five meetings of the Board of Directors, each of which included an executive session of non-management directors. No director attended fewer than 75 percent of the aggregate meetings of our Board and Committees on which he or she served, except Charles A. Wilhoite missed one of two Board meetings held after his August 1, 2018 appointment due to a death in his family.

Independence

The Board of Directors has adopted Director Independence Standards to comply with New York Stock Exchange (NYSE) rules. The Director Independence Standards, adopted October 1, 2018, are available at www.nwnaturalholdings.com and are available in print to any shareholder who requests them. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with NW Holdings either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Holdings. The Board applies NW Holdings’ Director Independence Standards as well as additional qualifications prescribed under the listing standards of the NYSE and applicable state and federal statutes. Annually, the Board determines whether each director meets the criteria of independence, including whether the members of the Governance, Audit and Organization and Executive Compensation Committees (OECC) satisfy the independence requirement for service on those committees. As of February 28, 2019, the Board determined that ten of the eleven directors met the independence criteria. They are directors Boyle, Byorum, Carter, Dodson, Gibson, Hamachek, Peverett, Thrasher, Wasson and Wilhoite.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. The Governance Committee, with recommendations and input from the Chairman of the Board, the Chief Executive Officer (CEO) and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. Candidates for director nominees are reviewed in the context of the current composition and diversity of the Board, the operating requirements and existing and prospective business environment faced by NW Holdings, NW Holdings’ business strategy, and the long-term interests of shareholders. Director candidates must be able to make a significant contribution to the governance of NW Holdings by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other relevant organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company and the disciplines represented by our incumbent directors. In addition, the Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. In conducting its assessment, the Governance Committee considers a variety of criteria, including, but not limited to, the candidate’s integrity, reputation, judgment, knowledge, experience, commitment, skills, diversity and independence.

Shareholder Nominations

Shareholders’ recommendations for director-nominees may be submitted to NW Holdings’ Corporate Secretary for consideration by the Governance Committee. In evaluating shareholder recommendations for director-nominees, the Governance Committee applies the same Director Selection Criteria discussed above. NW Holdings’ Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Corporate Secretary of NW Holdings on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

Diversity

As indicated above, NW Holdings’ Director Selection Criteria includes a consideration of diversity as one factor in evaluating candidates for Board membership. The Board believes that diversity with respect to factors such as background, experience, skills, geographic location, race and gender are important considerations in Board composition. The Governance Committee discusses diversity considerations in connection with each director candidate, as well as on a periodic basis in connection with the composition of the Board as a whole. In addition, the Governance Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the Governance Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The Governance Committee believes that, as a group, the nominees presented for election at the 2019 Annual Meeting of Shareholders contribute to the Board’s diverse range of backgrounds, experiences and perspectives.

Board Leadership Structure

The current Board leadership structure separates the roles of Chairman and CEO. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and CEO roles is determined on the basis of what the Board considers to be best for NW Holdings at any given point in time. Currently, the independent Chair of the Board meets regularly with the CEO and the Corporate Secretary to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings. NW Holdings’ Board is structured to promote independence. The directors of the Board meet regularly in executive sessions at which the independent Board Chairman presides and only the non-management directors are present. Under NW Holdings’ bylaws, the Governance Committee, Audit Committee and OECC must be composed entirely of independent directors and, under its charter, the Finance Committee must have a majority of independent directors. All committees have an independent chair that works with the executive officer primarily responsible for work with that committee and the Corporate Secretary to discuss appropriate business to come before the committee, and to recommend agenda items for that committee. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

The Governance Committee and the Board annually review the Corporate Governance Standards, which can be accessed electronically in the “Corporate Governance” section of NW Holdings’ website at www.nwnaturalholdings.com, and the performance of the Board is reviewed annually by the members of the Board.

Board’s Role in Risk Oversight

NW Holdings’ management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, collectively and through its committees, has responsibility for the oversight of risk management. The Corporate Governance Standards describe the Board’s primary responsibilities, which include oversight of NW Holdings’ mission, and key programs that enable the Board to assess and manage material risks, including, but not limited to, risks related to business continuity, operational matters, gas supply, strategic planning and business development, environmental matters, business improvement and information technology, market competition, corporate organizational structure, governance, legislative and regulatory risk and compliance, state and federal regulatory process, financial performance, business integrity and compliance, financial reporting, financing programs, pensions and retirement plans, reputational risk, workforce and employee benefits, compensation and CEO succession. Committee oversight authority with respect to risk management is described in more detail below. The Board periodically reviews its committee oversight authority to ensure the Board has adequate visibility and oversight of the Company’s key areas of risk. Management attends Board and committee meetings and regularly discusses with the Board and the committees various risks confronting the Company.

Committees

There are five standing committees of the Board: Audit, Finance, Governance, OECC, and Public Affairs and Environmental Policy. Each of the standing committees operates according to a formal written charter, all of which are reviewed annually and are available at www.nwnaturalholdings.com. Copies of the charters are also available in print to any shareholder upon request. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate. Each committee has the opportunity to meet in executive session with non-management directors at the end of each committee meeting; the independent chair of the committee presides at these sessions. Each committee regularly reports to the full Board of Directors.

Board and Committees

Director	Board	Audit[1]	Organization and Executive Compensation	Governance	Finance	Public Affairs
David H. Anderson	X
Timothy P. Boyle	X					X
Martha L. “Stormy” Byorum	X	X		X	Chair	Ex Officio[2]
John D. Carter	X	Chair		X	X
Mark S. Dodson	X				X	X
C. Scott Gibson	X		Chair	X	X
Tod R. Hamachek	Chair	X		Chair
Jane L. Peverett	X		X			X
Kenneth Thrasher	X	X	X			Chair
Malia H. Wasson	X	X	X
Charles A. Wilhoite[3]	X
Number of Total Meetings in 2018	5	8	5	5	3	2
(1)

Based on its review of relevant information, the Board has determined that each of Messrs. Carter and Thrasher and Ms. Byorum and Ms. Wasson is an “audit committee financial expert,” and that each member of the Audit Committee is “independent” as those terms are defined under applicable Securities and Exchange Commission (SEC) rules.

(2)

Ms. Byorum also serves as a voting member of the Public Affairs and Environmental Policy Committee for purposes of its oversight of the Company’s environmental liability and insurance recovery matters.

(3)	As a new Director, Mr. Wilhoite has not yet been assigned to Board Committees. He is expected to be assigned to one or more committees in 2019.

Audit Committee

NW Holdings’ independent Audit Committee, which regularly reports to the full Board, has primary responsibility for oversight and evaluation of the Company’s policies with respect to significant risks and exposures faced by the Company and the procedures for assessing, monitoring and managing those risks, and reporting on those matters to the Board. The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal controls, auditing, information technology systems, NW Holdings’ Enterprise Risk Management process, business continuity and disaster planning, capital projects and contingencies, and material litigation. It is also responsible for the appointment, oversight and review of the

Director of Internal Audit as well as the independent registered public accounting firm, and reviews the audit findings and other internal accounting control matters with the independent auditor. The Audit Committee also oversees the Company’s Business Integrity Program, including the Code of Ethics, and the Company’s system for review and treatment of the Company’s Business Integrity Hotline complaints regarding accounting or financial irregularities as well as other compliance and integrity violations. It also periodically reviews transactions with related parties, as discussed below under “Transactions with Related Persons,” and policies relating to the delegation of Management authority. In fulfilling its risk oversight function, the Audit Committee periodically, and as needed, discusses key risks with NW Holdings’ President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, Chief Compliance Officer, legal counsel, internal auditors, and the Company’s independent registered public accounting firm. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” below.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to NW Holdings’ financing programs, budgets and forecasts, financial policy matters, including hedging policies and practices, and material regulatory issues, including regulatory policy related to financial strategy and policy, capital structure and dividend policy. It makes quarterly recommendations to the Board regarding payments of dividends, and periodically reviews financial reports by Management, benchmarking financial performance against peers. The Finance Committee also provides oversight of the Company’s investor relations program and credit agency and NYSE relationships, as well as the Company’s retirement committee. The Finance Committee charter also provides that the Finance Committee will make recommendations to the Board as to the finance aspects of corporate development strategies, such as the acquisition or disposition of business and capital assets.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of NW Holdings, except as otherwise may be provided by law. The Governance Committee, which serves as the nominating committee, makes recommendations to the Board regarding nominees for election to the Board and committee composition and structure, establishes criteria for Board and committee membership and policies that govern the Board’s activities, reviews and recommends to the Board governance policies and structure including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members, as well as director independence, and senior executives and, jointly with the OECC, considers CEO succession plans.

Organization and Executive Compensation Committee

The OECC oversees and reviews plans and preparations for talent succession, including jointly with the Governance Committee, CEO succession; manages risks associated with the transfer of knowledge and expertise of the Company’s workforce as aging employees retire; with input from the full Board reviews the performance of the CEO; considers the performance of other executive officers; makes recommendations to the Board relating to executive compensation programs and benefit plans, as well as monitoring risks related to such plans and programs; and reviews and approves grants under equity incentive plans to eligible employees. The OECC is primarily responsible for ensuring that executive compensation programs and plans are consistent with corporate objectives and the OECC’s compensation philosophy. In fulfilling its compensation risk oversight function, the OECC discusses with its outside consultant key compensation design elements of the Company’s compensation plans and awards, including, but not limited to, whether those plans and awards properly incentivize executive performance, attract and promote retention of valuable executives, and disincent inappropriate risk-taking. In addition to those matters delegated to the OECC by the Board, the OECC also makes recommendations to the Board regarding Board compensation, and organization and executive succession matters. Each member of the OECC meets the criteria for a “non-employee director” under applicable SEC rules. For additional information regarding the OECC, see

“Executive Compensation—Compensation Discussion and Analysis—Detailed Discussion and Analysis—Executive Compensation Roles and Responsibilities—OECC,” below.

Public Affairs and Environmental Policy Committee

The Public Affairs and Environmental Policy Committee reviews and monitors NW Holdings’ significant regulatory matters as well as NW Holdings’ policies and practices relating to significant public and political issues, including charitable and political contributions and budgets, that may impact our business operations, financial performance or public image. It identifies and brings to the attention of the Board current and emerging political and societal trends. The Public Affairs and Environmental Policy Committee oversees our programs and policies relating to civic, human rights, charitable and community affairs, safety, diversity and equal employment opportunities. It also reviews and recommends to the Board appropriate environmental policies and informs the Board concerning our sustainability efforts and the status of our compliance with environmental regulations, as well as oversees our administrative and litigation matters related to our environmental liabilities. It annually reviews the Company’s major environmental risks and the Company’s plans for managing those risks. The Public Affairs and Environmental Policy Committee makes recommendations to the Board to ensure that we fulfill our objectives in a manner consistent with the responsibilities of good corporate citizenship.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors maintains Corporate Governance Standards that provide NW Holdings and its Board of Directors with guidelines designed to ensure business is conducted with the highest level of integrity. The Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Standards, adopted October 1, 2018, are available at www.nwnaturalholdings.com, and in print to any shareholder who requests a copy. Among other matters, the Corporate Governance Standards include the following guidelines:

•

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will decide whether to accept, such resignation.

•	Open and complete director access to NW Holdings’ senior management, and Board and committee access to independent counsel, accountants or other advisors, as appropriate.
•	Director orientation and continuing education expectations to familiarize and enable directors to develop and maintain skills necessary or appropriate for the performance of their duties.
•	The Board and committee structure and function, including expectations for meeting attendance and preparation.
•	Annual CEO report to the Board regarding succession planning and talent management development.
•	OECC recommendations regarding director compensation. Directors who are also employees of NW Holdings or NW Natural receive no additional compensation for their service as directors.
•	Annually, the Board reviews and approves the strategic plan and one-year capital expenditure plans.
•	The Board provides an opportunity for an executive session of non-management directors at the end of each Board meeting; the Chair of the Board presides at these executive sessions.

The Code of Ethics is available at www.nwnaturalholdings.com. Copies are also available in print to any shareholder who requests a copy. In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns of our employees, shareholders, customers and other interested parties regarding accounting, financial reporting, internal controls, auditing or other matters. Concerns may be submitted in writing to the non-management directors of NW Holdings, c/o Corporate Secretary, 220 NW Second Avenue, Portland, OR 97209. Employees and other third parties may also submit concerns anonymously pursuant to the Integrity Hotline at NWNIntegrity.com or 1-866-546-3696, also located at our external and internal websites. Our Chief Compliance Officer and Director of Internal Audit handle matters reported on the hotline and both regularly report to the Audit Committee regarding hotline activity and the Chief Compliance Officer regularly reports to the Audit Committee regarding the Business Integrity program. All employees are required to annually complete an online education program about our Code of Ethics, to ensure their understanding of our commitments.

The Corporate Secretary and Chief Compliance Officer will refer concerns that come directly before her relating to accounting, financial reporting, internal controls or auditing matters to the Chair of the Audit Committee. The Corporate Secretary also regularly reports to the Governance Committee regarding concerns submitted to the non-management directors of NW Holdings, if any.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of NW Holdings (and prior to the holding company reorganization, NW Natural) to file initial reports of ownership and changes in ownership of NW Holdings common stock with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other such reports were required, we believe all directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no “Compensation Committee interlocks” or “insider participation,” which SEC regulations or NYSE listing standards require to be disclosed in this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS

The Board adopted a written policy on the review of related person transactions (Transactions with Related Persons Policy) specifying certain transactions that involve directors, nominees, executive officers, significant shareholders and certain other related persons in which NW Holdings’ or NW Natural is or will be a participant, and that are of the type required to be reported as a related person transaction under Item 404(a) of SEC Regulation S-K, must be reviewed by the Audit Committee. Pursuant to its charter, the Audit Committee is responsible for reviewing related person transactions.

Under the Transactions with Related Persons Policy, the Audit Committee reviews the material facts and circumstances of any transaction that may require reporting under Item 404(a) of SEC Regulation S-K to determine: (i) whether or not the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or (ii) whether or not the transaction is otherwise in the best interest of the Company. Upon review of a transaction, the Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. In the event the Audit Committee is not otherwise convening, the transaction may be approved or ratified by the majority of disinterested members of the Board of Directors. We are not aware of any transactions entered into during the last fiscal year that did not follow the procedures outlined in the policy.

Certain Consulting Fees

Lea Anne Doolittle retired as Senior Vice President and Chief Administrative Officer effective December 31, 2018, and retired as an employee of the Company on February 28, 2019. Effective March 1, 2019, the Company engaged Ms. Doolittle to assist in the transition of her responsibilities on a limited basis until December 31, 2019 at a rate of $13,000 per month.

Compensation to Spouse of an former Executive Officer

Ted Smart, the husband of Lea Anne Doolittle, who retired as Senior Vice President and Chief Administrative Officer of NW Natural effective December 31, 2018, has been an employee of NW Natural since February 2006. In November 2006, Mr. Smart moved from his position as a senior auditor to purchasing manager. Ms. Doolittle was not involved in decisions regarding Mr. Smart’s hiring, promotion or compensation. Compensation paid to

Mr. Smart in 2018 was approximately $165,000 and is expected to be approximately $118,000 in 2019. Mr. Smart reports to the Senior Vice President and Chief Financial Officer. Compensation paid to Mr. Smart is reviewed periodically by the Audit Committee in accordance with our Transactions with Related Persons Policy.

Certain Legal Fees

Ms. Shawn M. Filippi, Vice President, Chief Compliance Officer and Corporate Secretary, is married to a Co-Managing Partner of the Portland office of Stoel Rives LLP. For many years prior to Ms. Filippi’s employment at NW Natural, NW Natural engaged the law firm Stoel Rives LLP as outside legal counsel. The Company continues to engage Stoel Rives LLP from time to time, and intends to do so in the future. Total fees paid to Stoel Rives LLP in 2018 were approximately $1,840,000. Ms. Filippi’s husband is not compensated by Stoel Rives LLP based on work performed for the Company and does not routinely work on Company matters. Furthermore, his interest is less than 1% of Stoel Rives’ partnership allocation and the annual fees paid by the Company to Stoel Rives LLP in 2018 represented less than 1% of Stoel Rives LLP’s annual gross revenues.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN

BENEFICIAL OWNERS

The following table shows ownership of common stock of NW Holdings on December 31, 2018 by each person who, to our knowledge, owned beneficially more than five percent of NW Holdings common stock, as set forth in a Schedule 13G filed with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,328,107[1]	15.00%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,160,100[2]	10.97%
(1)

Based on information set forth in Schedule 13G filed January 31, 2019 with the SEC by BlackRock, Inc., the reporting person has sole dispositive power as to the total amount of beneficial ownership, and sole power to vote or direct the vote of 4,260,457 shares. The filing does not clarify the reporting person’s power to vote with respect to the remaining 67,650 shares reported on the Schedule 13G.

(2)

Based on information set forth in Schedule 13G/A filed February 11, 2019 with the SEC by The Vanguard Group, Inc., the reporting person reports that it has sole power to dispose of or to direct the disposition of 3,122,321 shares, shared power to dispose of or to direct the disposition of 37,779 shares, sole power to vote or direct the vote of 34,140 shares and shared power to vote or direct the vote of 12,131 shares. The filing does not clarify the reporting person’s power to vote with respect to the remaining 3,113,829 shares reported on the Schedule 13G/A.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of NW Holdings’ common stock as of December 31, 2018 by all directors and nominees, each of the Named Executive Officers (NEOs) included in the Summary Compensation Table below and all directors, NEOs, and executive officers as of December 31, 2018 as a group. If a person’s options are not exercisable within 60 days of December 31, 2018, or the person holds shares in a deferred compensation account and those shares are not scheduled for distribution within 60 days of December 31, 2018 in the event they terminated their service on December 31, 2018, or they hold any other rights to acquire NW Holdings’ common stock that are not vested and will not vest by 60 days after December 31, 2018, such options, shares or rights are not included in the table, but are included in the footnotes below.

Name of Beneficial Owners	Number of Shares[1]	Percent of Outstanding Common Stock
Named Executive Officers
David H. Anderson (also a director)	93,187[2]	*
Frank H. Burkhartsmeyer	3,586[3]	*
MardiLyn Saathoff	12,019[4]	*
Lea Anne Doolittle	22,845[5]	*
Kimberly A. Heiting	10,652[6]	*
Directors
Timothy P. Boyle	21,386[7]	*
Martha L. “Stormy” Byorum	9,018[8]	*
John D. Carter	56,498[9]	*
Mark S. Dodson	12,183[10]	*
C. Scott Gibson	5,546[11]	*
Tod R. Hamachek	9,915[12]	*
Jane L. Peverett	20,923[13]	*
Kenneth Thrasher	7,676[14]	*
Malia H. Wasson	6,113[15]	*
Charles A. Wilhoite	—[16]	*
All directors and executive officers as a group (24 in number)	328,726[17]	1.138%†
*	The total for each individual is less than 1.0 percent.
†

Based on the total number of shares beneficially owned on December 31, 2018 (including shares owned as of December 31, 2018, options exercisable within 60 days after December 31, 2018, shares underlying the Restricted Stock Units (RSUs) under the Long Term Incentive Plan (LTIP) that vested within 60 days after December 31, 2018, and shares held in deferred compensation accounts that would be received by directors and officers within 60 days of December 31, 2018, if the director or officer ceased service with NW Holdings or NW Natural on that date).

(1)

Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power. Shares under the Directors Deferred Compensation Plan (DDCP), the Executive Deferred Compensation Plan (EDCP) and the Deferred Compensation Plan for Directors and Executives (DCP) that would be received by directors, NEOs and all directors and executive officers as a group within 60 days of December 31, 2018, if the director, NEO, or all executive officers and directors as a group ceased service with NW Holdings or NW Natural on December 31, 2018 are included in the table. Unvested RSUs and the remaining shares under the DDCP, EDCP and DCP are not included in the table as they represent under the terms of the plans rights to receive shares that would not be distributed until a date that is later than 60 days after December 31, 2018; such shares are more fully disclosed in the footnotes below with respect to each beneficial owner named in table.

(2)

Includes 810 shares held directly by Mr. Anderson, 68,102 shares held jointly with Mr. Anderson’s spouse, 19,000 shares which Mr. Anderson has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP), 4,275 shares issuable under RSUs with a performance threshold within 60 days, and 1,000 shares held indirectly under the

Retirement K Savings Plan (401(k) Plan). Does not include 7,800 shares issuable under unvested RSUs with a performance threshold, and 22,332 shares credited to Mr. Anderson’s account under the DCP.
(3)

Includes 1,246 shares held directly by Mr. Burkhartsmeyer, 836 shares issuable under RSUs with a performance threshold within 60 days, and 1,504 shares issuable under time-based RSUs within 60 days. Does not include 2,133 shares issuable under unvested RSUs with a performance threshold, and 3,008 shares issuable under unvested time-based RSUs that will not vest within 60 days.

(4)

Includes 3,406 shares held directly by Ms. Saathoff, 5,000 shares which Ms. Saathoff has the right to acquire within 60 days through the exercise of options under the Restated SOP, 1,661 shares issuable under RSUs with a performance threshold within 60 days, 775 shares issuable under time-based RSUs within 60 days, and 1,177 shares held indirectly under the 401(k) Plan. Does not include 2,583 shares issuable under unvested RSUs with a performance threshold, 2,325 shares issuable under unvested time-based RSUs that will not vest within 60 days, and 6,129 shares credited to Ms. Saathoff’s account under the DCP.

(5)

Includes 3,728 shares held directly by Ms. Doolittle, 458 shares held directly by Ms. Doolittle’s spouse, 8,000 shares which Ms. Doolittle has the right to acquire within 60 days through the exercise of options under the Restated SOP, 1,231 shares issuable to Ms. Doolittle under RSUs with a performance threshold within 60 days, 65 shares issuable to Ms. Doolittle’s spouse under RSUs with a performance threshold within 60 days, 37 shares credited to Ms. Doolittle’s account under the EDCP, 8,979 shares Ms. Doolittle held indirectly under the 401(k) Plan, and 347 shares held indirectly under the 401(k) Plan by her spouse. Does not include 1,840 shares issuable to Ms. Doolittle under unvested RSUs with a performance threshold, 82 shares issuable to Ms. Doolittle’s spouse under unvested RSUs with a performance threshold, 4,235 shares credited to Ms. Doolittle’s account under the DCP, and 533 shares credited to Ms. Doolittle’s account under the EDCP.

(6)

Includes 3,240 shares held directly by Ms. Heiting, 5,500 shares which Ms. Heiting has the right to acquire within 60 days through the exercise of options under the Restated SOP, 858 shares issuable under RSUs with a performance threshold within 60 days, and 1,054 shares held indirectly under the 401(k) Plan. Does not include 1,494 shares issuable under unvested RSUs with a performance threshold, and 27 shares credited to Ms. Heiting’s account under the DCP.

(7)

Includes 1,448 shares held directly by Mr. Boyle as sole trustee and trustor of Mr. Boyle’s revocable living trust, 19,478 shares credited to Mr. Boyle’s account under the DCP, and 460 shares credited to Mr. Boyle’s account under the DDCP. Does not include 339 shares issuable under unvested time-based RSUs, and 4,142 shares credited to Mr. Boyle’s account under the DDCP.

(8)	Includes 9,018 shares credited to Ms. Byorum’s account under the DCP. Does not include 339 shares issuable under unvested time-based RSUs.
(9)

Includes 6,610 shares held directly by Mr. Carter, of which 5,000 shares are held under Mr. Carter’s individual retirement account, 7,000 shares held directly by a trust benefiting Mr. Carter’s child, 35,337 shares credited to Mr. Carter’s account under the DCP, and 7,551 shares credited to Mr. Carter’s account under the DDCP. Does not include 339 shares issuable under unvested time-based RSUs, and 14,406 shares credited to Mr. Carter’s account under the DCP.

(10)	Includes 12,183 shares held in a trust for Mr. Dodson’s spouse. Does not include 339 shares issuable under unvested time-based RSUs.
(11)

Includes 5,261 shares credited to Mr. Gibson’s account under the DCP, and 285 shares credited to Mr. Gibson’s account under the DDCP. Does not include 339 shares issuable under unvested time-based RSUs, 10,235 shares credited to Mr. Gibson’s account under the DCP, and 2,000 shares credited to Mr. Gibson’s account under the DDCP.

(12)

Includes 6,864 shares held directly by Mr. Hamachek, 208 shares held directly by Mr. Hamachek’s spouse, 526 shares credited to Mr. Hamachek’s account under the DCP, and 2,317 shares credited to Mr. Hamachek’s account under the DDCP. Does not include 339 shares issuable under unvested time-based RSUs, 4,759 shares held indirectly by Mr. Hamachek under to the DCP, and 20,859 shares credited to Mr. Hamachek’s account under the DDCP.

(13)	Includes 523 shares held directly by Ms. Peverett, and 20,400 shares credited to Ms. Peverett’s account under the DCP. Does not include 339 shares issuable under unvested time-based RSUs.
(14)

Includes 3,500 shares held directly by Mr. Thrasher, 4,000 shares held jointly with Mr. Thrasher’s spouse and that secure a personal line of credit, and 176 shares credited to Mr. Thrasher’s account under the DCP. Does not include 339 shares issuable under unvested time-based RSUs, and 709 shares credited to Mr. Thrasher’s account under the DCP.

(15)	Includes 2,000 shares held directly by Ms. Wasson, and 4,113 shares credited to Ms. Wasson’s account under the DCP. Does not include 339 shares issuable under unvested time-based RSUs.
(16)	Does not include 253 shares issuable to Mr. Wilhoite under unvested time-based RSUs.
(17)

Includes 37,179 shares held by executive officers not named above, of which 10,238 shares are held directly by these executive officers, 1,293 shares are held jointly with spouse, 4,100 are shares that the executive officers not named above have the right to acquire within 60 days through exercise of options under the Restated SOP, 4,107 shares issuable under RSUs with a performance threshold within 60 days, 1,436 shares issuable under time-based RSUs within 60 days, and 16,005 shares are held indirectly under the 401(k) Plan. Does not include 7,309 shares issuable under unvested RSUs with a performance threshold, 5,459 shares issuable under unvested time-based RSUs that will not vest within 60 days, and 6,996 shares credited to accounts of executive officers not named above under the DCP.

TOTAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is the total number of shares of NW Holdings’ common stock owned, directly or indirectly, as of December 31, 2018 by all directors and nominees, each of the NEOs included in the Summary Compensation Table below, and all directors, NEOs, and executive officers as of December 31, 2018 as a group. This supplemental table is provided to illustrate each specified individual’s total ownership in NW Holdings, specifically including all shares subject to unexercised options, subject to unvested RSUs, and credited to deferred compensation plan accounts that are excluded from the above table entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” as referenced in the footnotes to that table. Amounts included in this table are a different representation of the amounts included in the above table and footnotes entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” and are not in addition to amounts included in that table.

Name of Owner	Total Number of Shares
Named Executive Officers
David H. Anderson (also a director)	123,319
Frank H. Burkhartsmeyer	8,727
MardiLyn Saathoff	23,056
Lea Anne Doolittle	29,535
Kimberly A. Heiting	12,173
Directors
Timothy P. Boyle	25,867
Martha L. “Stormy” Byorum	9,357
John D. Carter	71,243
Mark S. Dodson	12,522
C. Scott Gibson	18,120
Tod R. Hamachek	35,872
Jane L. Peverett	21,262
Kenneth Thrasher	8,724
Malia H. Wasson	6,452
Charles A. Wilhoite	253
All directors and officers as a group (24 in number)	463,425

EXECUTIVE COMPENSATION

REPORT OF ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

The Organization and Executive Compensation Committee of the Board of Directors of NW Holdings (OECC) is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the Chief Executive Officer and other senior executives are compensated appropriately and in a manner consistent with the stated compensation philosophy of NW Holdings and the requirements of the appropriate regulatory authorities.

The OECC is responsible for producing this report and for providing input and guidance to management in the preparation of the Compensation Discussion and Analysis following this report. In fulfilling its responsibilities, the OECC has reviewed and discussed the Compensation Discussion and Analysis with management.

In reliance on the review and discussion referred to above, the OECC recommended to the Board of Directors (and it has approved and directed) that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into NW Holdings’ Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted on February 28, 2019 by the Organization and Executive Compensation Committee of the Board of Directors:

C. Scott Gibson, Chair	Kenneth Thrasher
Jane L. Peverett	Malia H. Wasson

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophy and practices, our compensation program design, the process used to evaluate performance in the context of executive pay decisions, and 2018 compensation results for each Named Executive Officer (NEO).

EXECUTIVE SUMMARY

Conversion to a Holding Company Structure

On October 1, 2018, pursuant to shareholder approval obtained at the 2018 Northwest Natural Gas Company (NW Natural) Annual Meeting of Shareholders, we completed a reorganization into a holding company structure, which is widely used in the utility industry. Our holding company structure created a more agile and efficient platform from which to pursue, finance, and oversee new opportunities, such as in the water sector, while also providing legal separation between our regulated natural gas distribution operations and other businesses. In this reorganization, shareholders of NW Natural (the predecessor publicly held parent company) became shareholders of Northwest Natural Holding Company (NW Holdings), on a one-for-one basis, with the same number of shares and same ownership percentage in NW Holdings as they held in NW Natural immediately prior to the reorganization. Additionally, certain subsidiaries of NW Natural were transferred to NW Holdings.

Prior to the reorganization, our compensation programs largely used financial goals and performance measures tied to NW Natural, which was the ultimate parent and publicly-traded company in our consolidated enterprise. The OECC selected these top-level organizational measures in recognition that, while our most senior executives are employed by one entity in our organization, they have responsibilities for oversight and performance of many aspects of the consolidated enterprise. As such, after the reorganization to a holding company structure, the financial goals and performance measures in our compensation plans remain tied to the top-level consolidated enterprise, which is now NW Holdings, the ultimate parent, and publicly-traded, company. In recognition that NW Natural is currently NW Holdings’ largest operating subsidiary, contributing the majority of NW Holdings’ financial results, certain operational metrics in our compensation plans are tied to NW Natural’s operational performance.

Pay for Performance Alignment

2018 Performance

In 2018 we delivered solid financial results, with strong customer growth. Management accomplished key growth initiatives while maintaining our focus on safety, reliability and customer service. Among other accomplishments of 2018, Management: advanced our core utility strategic plan to position NW Natural to thrive in a low carbon environment by striving to use direct use natural gas to achieve a 30 percent reduction in greenhouse gas (GHG) emissions by 2035; commissioned an independent third-party study highlighting the need for direct use natural gas to most effectively and affordably achieve “deep decarbonization”, or an 80 percent reduction in GHG emissions, by 2050; received acknowledgment in Oregon and Washington for an innovative Integrated Resource Plan, incorporating elements of NW Natural’s low carbon pathway and renewable natural gas strategies; successfully executed an agreement to sell Gill Ranch Storage, LLC, after a full strategic review culminating in a decision to exit the California gas storage market; effectively managed cleanup and cost recovery efforts related to the NW Natural’s legacy environmental liabilities; continued to collect revenues under NW Natural’s regulatory environmental site remediation and recovery mechanism (SRRM); successfully achieved an order in NW Natural’s Oregon general rate case, with resolution of only two issues delayed to the first quarter of 2019; prepared for and filed NW Natural’s general rate case in Washington; oversaw commencement of construction of a new, more seismically resilient headquarters selected after a multi-year headquarters evaluation project; advanced initiatives to attract and retain employees across the generational spectrum in anticipation of the continued trend of baby boomer retirements; advanced diversity, equity and inclusion initiatives; accepted a national award for Best Small and Mid-Cap Ethics and Compliance Program;

enhanced employee and customer safety programs and improvements; completed key milestones in readying our business continuity efforts; deployed important technology and cybersecurity solutions; improved system safety, reliability and delivery capacity through completion of system reinforcement projects; continued improvements in the NW Natural customer acquisition process to ensure timely and smooth installation of new services; advanced NW Natural’s North Mist expansion project to near completion with an expected in-service date in Spring of 2019; drove key process improvements to meet customer timing and communications expectations; ranked number one gas utility for customer service in the West and posted third highest score in the nation in the 2018 J.D. Power Gas Utility Residential Customer Satisfaction Survey; invested approximately $200 million in capital expenditures for customer growth and system improvements; and increased the dividend for the 63rd consecutive year. All of this was accomplished while lowering customer rates by approximately 2.1 percent in Oregon and 7.2 percent in Washington.

In 2018, we also solidified our entry into the water utility sector—a sector that has a risk profile and business model that is similar to NW Natural’s core gas utility. We determined to pursue opportunities in the water sector after a comprehensive strategic planning process. We believe the water utility sector to be a strong strategic fit for our existing capabilities of customer service, safety, environmental stewardship, reliability, and managing critical distribution infrastructure, as well as our ability to work effectively with regulators, customers and policymakers. We completed the purchase of four privately-owned regulated water utilities serving approximately 22,000 people through approximately 7,400 connections in the Pacific Northwest. Additional acquisitions of three privately-owned water utilities and one wastewater treatment business serving a combined 20,750 people and 9,700 connections are expected to close in 2019, and we remain focused on this growth strategy.

Combined, these events resulted in 2018 fiscal year consolidated earnings per share (EPS) of $2.24, as compared to loss of $1.93 per share in 2017. The results in 2017 were primarily affected by the noncash impairment of our long-lived assets at the Gill Ranch Storage Facility (GRS Impairment) and the benefit from implementation of tax reform legislation (Tax Reform). Excluding these effects, on a non-GAAP basis, EPS was $2.24 for 20171 which was comparable to 2018. The compensation awarded for 2018 aligns pay for performance by recognizing strong performance and results, Management’s execution of an important strategic growth plan by making inroads into the water sector, and executing a holding company corporate structure to support this new strategic avenue, all while ensuring continued safe, reliable and efficient operations.

Incentives Earned in 2018

Our incentive programs generally consist of cash payments under NW Natural’s Executive Annual Incentive Plan (EAIP) and performance share awards and restricted stock units (RSUs) with a performance threshold under NW Holdings’ Long Term Incentive Plan (LTIP). Performance on annual performance measures in 2018 were reflected in payouts to the NEOs eligible for EAIP awards averaging 128 percent of target out of a possible 175 percent under the EAIP. This payout was due to a 116.16 percent achievement out of a possible 175 percent of the Net Income factor, achievement of 121.75 percent out of a possible 175 percent of the Operations factor, and an average achievement of 150.45 percent out of a possible 175 percent on the priority/individual performance factor for NEOs eligible for EAIP awards.

Three-year performance resulted in a payout of 115.55 percent of target, out of a possible 200 percent total opportunity, from performance share awards under the LTIP for the 2016-2018 award cycle. The payout under this plan was above the target opportunity because the EPS Component, which comprised 20 percent of the performance share award, resulted in a 195.83 percent payout factor. In addition, the Total Shareholder Return Component factor, which comprised 40 percent of the performance share award, resulted in a 102.45 percent payout factor, due to a cumulative total shareholder return for the period of 52.75 percent, which was below three, and above four, of the companies in the plan’s assigned peer group of seven companies, and the

[1]

Adjusted consolidated EPS is a non-GAAP financial measure based on the after-tax effects of the GRS Impairment and Tax Reform, using the combined federal and state statutory rate of 26.5%. EPS is calculated using diluted shares of 28.8 million for the year ended 2017. See Non-GAAP Reconciliation at Exhibit F.

Three-Year Average ROIC Component, which comprised 20 percent of the performance share award, resulted in a 55 percent payout factor. The OECC assigned a rating of 122 percent out of a possible 200 percent for the remaining 20 percent of the performance share awards, based on specific strategic factor achievements during the three-year cycle.

In addition, the performance threshold for outstanding RSUs was met, as NW Holdings adjusted return on common equity for 2018 was 8.58 percent, which was greater than NW Holdings average cost of long-term debt for the preceding five years, which was 5.67 percent, resulting in vesting of outstanding RSUs scheduled to vest in 2019.

2018 Realized Compensation Relative to Performance

The OECC strives to align pay with performance. One way to measure this alignment is to compare the pay targeted and realized by executives’ annual and long-term performance as measured by several metrics, including, but not limited to, total shareholder return. The following charts display the target total direct compensation and actual realized compensation for the CEO and as an average for the other NEOs, respectively, for each of the last five years, along with the total shareholder return over the five-year period assuming investment of $100 at the beginning of 2014. This table is not a required disclosure. It is provided only to demonstrate one way in which the OECC reviews executive compensation, and should not be used as a substitute for required disclosures.

Chief Executive Officer1,2,3

(1)

Amounts reflected as target total direct compensation in this table include the following amounts paid for the applicable year: (1) salary for the applicable year; (2) EAIP payment target for the applicable year; (3) the target value of the performance share award granted in the applicable year; and (4) the value of RSUs with performance threshold awarded in the particular year. The amounts reflected as target total direct compensation in this table do not include the following amounts for the year indicated: (a) the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans; (b) above-market interest credited to the non-qualified deferred compensation plan accounts of the NEOs, if any; (c) employer matching contributions to NW Natural’s qualified defined contribution plan (the Retirement K Savings Plan (401(k) Plan)); (d) matching contributions under non-qualified deferred compensation plans, if any; and (e) any additional payments or de minimus amounts.

(2)	Amounts reflected as realized compensation are calculated in the same manner as realized compensation amounts set forth in the Realized Compensation Table. See “Realized Compensation Table” below.
(3)

For 2016, reflects a blended amount for Messrs. Kantor’s and Anderson’s salary, EAIP, performance shares and RSUs for that portion of the year they were CEO. Mr. Gregg S. Kantor served as NW Natural’s Chief Executive Officer until July 31, 2016.

(4)

For each year, represents the average compensation of persons who were NEOs, other than the CEO, for that year. For 2016, reflects a blended amount for Messrs. Kantor’s and Anderson’s salary, EAIP, performance shares and RSUs for that portion of the year they were not CEO. For 2016, reflects a blended amount for Messrs. Hazelton’s and Wilson’s salary, EAIP and RSUs for that portion of the year they were CFO, and Mr. Wilson’s performance shares as Mr. Hazelton was not yet eligible for a performance share payout. Mr. Gregory C. Hazelton served as Senior Vice President, Chief Financial Officer and Treasurer until September 2, 2016. Mr. Wilson served as interim CFO for the period from Mr. Hazelton’s resignation to Mr. Burkhartsmeyer’s appointment in May 2017. For 2017, reflects a blended amount for Messrs. Burkhartsmeyer’s and Wilson’s salary, EAIP, RSUs and performance shares for that portion of the year they were CFO.

(5)	Reflects TSR for NW Natural for years 2014-2017 and TSR for NW Holdings for the year ended December 31, 2018.

Results of 2018 Shareholder Advisory Vote on Executive Compensation

At the Annual Meeting of Shareholders of NW Natural held May 24, 2018, approximately 97 percent of the shareholder votes cast on the resolution approving the compensation of the NEOs, without regard to abstentions as provided under Oregon law, were cast in favor of the resolution. Counting abstentions as a vote against, approximately 96 percent of the shareholder votes were cast in favor of the resolution. The OECC considered the level of support indicated by that vote as reflecting favorably on our executive compensation system and determined that no changes in response to the vote were needed.

Key 2018 OECC Actions

In 2018, the OECC took the following significant actions:

•	executed executive succession plans by:
•

promoting Ms. Heiting to Senior Vice President Operations and Chief Marketing Officer of NW Natural, and transitioning to her additional responsibilities previously held by NW Natural’s Senior Vice President of Utility Operations upon his retirement on March 31, 2018;

•	promoting Mr. Jon Huddleston to the position of Vice President, Engineering and Utility Operations of NW Natural, effective March 31, 2018;
•

promoting Ms. Melinda Rogers to the position of Vice President, Chief Human Resources and Diversity Officer of NW Natural, effective August 1, 2018, in anticipation of the retirement of the Senior Vice President and Chief Administrative Officer as an executive officer on December 31, 2018;

•

approving the promotion of Ms. Kathryn Williams to assume the responsibilities of Vice President, Public Affairs of NW Natural, upon the former Vice President, Public Affairs’ April 1, 2019 retirement; and

•	adjusting certain executive positions to realign areas of responsibility and further strengthen the depth and breadth of the executive team;
•	continued to engage in robust and comprehensive leadership development and succession plans for officer and other key positions;
•	effectively executed OECC-related activities related to the conversion to a holding company structure, including:
•

assessing and determining the appropriate governance structure for the OECC upon the corporate reorganization, resulting in an OECC at each of NW Natural and NW Holdings, currently composed of the same Directors;

•	reviewing and adopting a revised Charter for the OECC;
•

reviewing and making appropriate revisions to all compensation and benefit plans, trusts and agreements to reflect the reorganization with NW Holdings as the public company and NW Natural as the employer of NEOs;

•	in consultation with Pay Governance undertook a comprehensive review and assessment of executive compensation plans and programs and, among other actions, determined to:
•

modify the design of performance share awards under the LTIP by more closely aligning multi-year financial incentive targets with the OECC’s intent, by utilizing an umbrella threshold and determining that the EPS component will be approved by the Board on an annual basis, broadening the performance payout levels, and adjusting performance as a percentage of target to reflect competitive practices;

•

modify the EAIP to widen the performance range and adjust the threshold and maximum payout levels to better align the EAIP with peers and account for the absence of material unregulated earnings volatility, and include ROIC as a meaningful component in individual component award calculations;

•	reviewed and recommended disclosure of the ratio of CEO total annual compensation to that of the median employee in the 2018 Proxy Statement; and
•

in consultation with Pay Governance, undertook a competitive compensation analysis of non-employee director compensation, and made appropriate adjustments including a return to all cash compensation beginning in 2019, and an increase in stock ownership requirement levels for non-employee directors.

Highlighted Compensation Policies and Practices

Our executive compensation and corporate governance policies and programs are designed to closely tie executive pay to performance and increase long-term shareholder value, without encouraging inappropriate risk-taking. To achieve our objectives, we have adopted the following policies and practices over time:

WHAT WE DO:		WHAT WE DON’T DO:
✓	Use performance-based and stock-based compensation tools with metrics that correlate to shareholder value and emphasize controllable outcomes	No change-in-control severance gross-up payments
✓	Set annual and long-term incentive targets based on clearly disclosed and largely objective performance measures	No new participation in supplemental executive retirement plans for officers hired after 2006
✓	Maintain a high percentage of total target direct executive compensation that is at risk, particularly for the CEO	No routine or excessive perquisites for executives
✓	Utilize tally sheets displaying executives’ total compensation from all sources and the probability of attaining such compensation, biennially to make compensation decisions and periodically to consider plan design changes	No encouraging of unnecessary or inappropriate risk-taking in incentive plan design or executive pay practices
✓	Incorporate clawback policy into annual and long-term cash and equity incentive awards for amounts inappropriately received, and preclude payout in cases of termination for cause	No routine use of non-change-in-control severance agreements and when used, use for terms not exceeding five years and with provisions for declining benefits over term
✓	Modified supplemental executive retirement plans to reduce benefits and expenses	No backdating or repricing of stock options
✓	Require meaningful share ownership by executives and directors	No dividends on unearned performance shares or RSUs
✓	Use double-trigger change-of-control severance provisions with declining benefits as executive approaches age 65	No excessive incentive payments—incentive payments are capped to discourage inappropriate or unnecessary risk-taking
✓	Conduct annual say-on-pay advisory votes	No employment contracts
✓	Require one-year service for vesting in performance shares and RSUs	No single-trigger performance share vesting on change in control

DETAILED DISCUSSION AND ANALYSIS

Executive Compensation Roles and Responsibilities

OECC. The OECC is responsible for, among other matters, reviewing the performance of the CEO and other executive officers, making recommendations to the Board relating to executive compensation programs and benefit plans, and monitoring risk related to such programs and plans. The Board of Directors has delegated to the OECC its full authority to grant equity awards under the terms of the LTIP and to approve all aspects of executive officer compensation other than cash compensation for the CEO.

The OECC strives to utilize best practices in executing its executive compensation responsibilities. Among other practices, the OECC:

•

annually conducts a thorough review of all executive compensation plans to ensure they provide the type and form of incentives that align with the OECC’s Total Compensation Philosophy centered on pay for performance;

•	generally biennially reviews a total remuneration analysis for all executive officers;

•	reviews and provides input on financial and officer priority goals prior to inclusion in executive compensation plans;
•	reviews assessments of accomplishment of financial and officer priority and strategic goals prior to determining incentive compensation;
•	utilizes a mid-year and annual review of the CEO to further incorporate full Board feedback in the evaluation process;
•	periodically reviews performance of its expert executive compensation consultant and drives compensation consultant selection process approximately every five years; and
•	annually considers whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect.

The OECC also reviews, with the CEO and the Vice President, Chief Human Resources and Diversity Officer, organizational structures and recommends to the Board succession planning for executive positions. In addition, the OECC makes recommendations to the Board regarding Board cash compensation, approves equity compensation for the Board, if any, and annually reviews executive and director stock ownership guidelines and levels.

Use of Management by the OECC. Management provides support to the OECC to facilitate executive compensation decisions, including working with the Consultant and counsel on plan design changes, preparing reports and materials, communicating with outside advisors, administering plans on a day-to-day basis with oversight by the OECC, and implementing the Board’s and OECC’s decisions. The Vice President, Chief Human Resources and Diversity Officer is the primary management contact for the OECC. The CEO makes recommendations to the OECC regarding plan design, salary increases, incentive awards and other executive compensation decisions for executives other than himself.

Use of Consultants by the OECC. For 2018 compensation decisions, the OECC engaged Pay Governance, an independent compensation consulting firm (Consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of these programs. The Consultant reports directly to the OECC Chair, and the Chair reviews all invoices submitted by the Consultant. The OECC periodically reviews the performance, and assesses the independence, of the Consultant. At the direction and under the guidance of the OECC Chair, the Consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation programs to submit to the OECC for its consideration. Among other matters, the Consultant provides advice regarding:

•	the inclusion of compensation program elements;
•	the design and operation of the executive incentive plans;
•	policies for allocating between long-term, short-term and currently paid compensation;
•	policies for allocating between cash and equity compensation, and among the different forms of equity compensation; and
•	the basis for allocating to each of the two primary types of long-term compensation award opportunity.

The OECC reviews the engagement of its independent executive compensation consultant on a periodic basis, and as part of that process reviews a summary of all services provided to NW Holdings by the consultant, the percentage of the total fees paid by NW Holdings in relation to the total revenues of consulting firm, any business or personal relationships the consulting firm or the consultant may have with any member of the OECC or any executive officer of NW Holdings, NW Holdings stock owned by the consultant or the consulting firm, and internal policies and procedures of the consulting firm in place to maintain the objectivity, independence and separation between compensation consulting and investment advisory services, including, but not limited to the consulting firm’s code of business conduct requirement that all the consulting firm’s associates must report any potential conflicts of interest. Pay Governance does not provide any services to NW Holdings other than executive compensation consulting.

OECC Compensation Philosophy and Practices

The OECC uses its total Compensation Philosophy centered on pay for performance to guide its executive compensation decisions. Each year, including 2018, the OECC reviews and adjusts, if necessary, its Compensation Philosophy. The guiding principles of this philosophy are to design executive compensation programs that:

•	attract, retain and motivate talented and qualified executives with competitive total remuneration;
•	motivate high performance by linking a significant portion of pay directly to relevant company performance;
•

align executives’ interests with those of NW Holdings’ shareholders by: (i) requiring meaningful stock ownership, and (ii) providing a significant component of compensation based on attainment of key financial and stock performance measures;

•	pay for the right results by appropriately balancing short- and long-term incentive measures;
•	motivate appropriate risk-taking to achieve designated objectives, but disincent inappropriate risk-taking; and
•

correctly balance compensation that is attractive to executives, affordable to the relevant company, proportional to the executive’s contribution, aligned with shareholder interests and fair to shareholders and employees.

How Compensation Decisions Are Made

Guided by its Compensation Philosophy and Company performance, the OECC generally targets each component of executive compensation near the applicable market median range for an executive’s position. However, the OECC makes compensation decisions by considering a number of other factors, all of which inform, but none of which dictate, the OECC’s decisions. Our executive compensation programs are sufficiently flexible to allow pay to vary by individual position if warranted by other factors, including the following:

•	the executive’s experience, contribution, relative position and level of responsibility;
•	the performance of the executive during the prior period;
•	marketability of the executive’s skills and retention concerns;
•	the retention value of long-term incentives before vesting;
•	the value of long-term incentives needed to ensure that executives are focused on absolute share price appreciation over the long-term;
•	the extent to which the compensation package encourages meaningful stock ownership by each executive to align that executive’s interests with that of the shareholders; and
•	the extent to which a compensation package could encourage inappropriate or unnecessary risk-taking.

Competitive Market Position

One method the OECC uses to achieve its Compensation Philosophy is to target each component of compensation at or near the median range of the applicable competitive market data provided by the Consultant. The Consultant has identified the appropriate range for the median of each component of compensation as follows:

Compensation Type	Compensation Components Included	Range Above or Below 50th Percentile “Median Range”
Base Salary	Base Salary	+/- 10%
Total Cash Compensation	Base Salary and Annual Incentive	+/- 15%
Total Direct Compensation	Base Salary, Annual Incentive and Long-Term Incentives	+/- 20%
Total Remuneration[1]	Total Direct Compensation and Welfare Benefits, and Deferred Compensation and Supplemental Retirement	+/- 20%
(1)	This component is reviewed approximately every two years.

Though targeted at the median range of the applicable competitive market, the program contains several variable components that allow compensation to exceed median competitive pay levels when the performance expectations of the OECC are exceeded, and pay less than median competitive compensation when performance results do not meet those expectations.

We are likely to attract candidates for most of our executive positions from the energy service market, specifically, from gas, electric, water or combination utility companies with similar revenue size in the United States. At times general industry market information may also be considered for certain executive positions that can be found in any industry. In preparing their competitive market assessment each year the Consultant evaluates the appropriate survey data comparisons. For 2018, the Consultant recommended, and the OECC approved, the same peer group of 20 gas, electric, water and combination utilities approved in 2017 with median annual revenues of $1.3 billion (identified in Exhibit A), and the Consultant provided compensation data from the most recent proxy statements of these peer companies. For 2018, the Consultant also presented a blend of two sets of survey data, for companies with less than $1 billion in revenues (identified in Exhibit B) and companies with between $1 billion and $3 billion in revenues (identified in Exhibit C), from the Willis Towers Watson (WTW), Energy Services Executive Compensation Database, 2017, and the WTW, General Industry Executive Compensation Database, 2017 for companies with less than $1 billion in revenue (identified in Exhibit D). Survey data is formulated based on functional responsibilities of each NEO’s position. The Consultant also used the American Gas Association Compensation Survey, 2017 as a reference (identified in Exhibit E). The Consultant selects the most appropriate market comparisons for each executive position and synthesizes that data to provide to the OECC for its review. At that time, the Consultant provides recommendations as to use of proxy data or relevant survey data, including circumstances when other data may be a more appropriate guide.

Elements and Objectives of our Executive Compensation Program for 2018. The core of our total Compensation Philosophy is pay for performance using both annual and long-term incentives. The elements and objectives of the executive compensation program for the NEOs are described below:

	Compensation Element	Objective(s)	Key Features
FIXED	Base Salaries	• Competitive compensation foundation • Recognize executives’ leadership responsibilities and value of executives’ position

•  Generally targeted at median range of applicable market data

•  Adjustments are made based upon executive’s experience, relative position, skill marketability and retention concerns, and performance in prior period

AT-RISK	Executive Annual Incentive Plan

•  Encourage and reward executive officers’ contributions in achieving our annual financial,  operating and individual performance goals, with a recognition that annual goals are an essential building block of long-term performance

• Formula weighted: • 70% Company Performance Factor (71.43% Net Income and 28.57% Operations for 2018) • 30% Priority/Individual Goals (including an ROIC component)
Long-Term Incentive Awards

•  Focus the executives on key long-term objectives and long-term business results that align with the creation of shareholder value

•  Align executives’ interests with shareholders’ interests

•  Provide executives with an incentive to work toward increasing the price of our common stock and growing dividends

•  Reward executives for driving long-term performance

•  Encourage executive stock ownership

•  Target allocation of 35% RSUs with performance threshold and 65% in performance share awards

•  Performance share awards have 3-year performance period

•  For 2018, formula for performance share awards is based on achieving ROIC threshold, a 3-Year Cumulative EPS, and a +/- 25% modifier based on Relative Total Shareholder Return (TSR)

•  Generally, RSUs vest ratably over 4 years, if ROE performance threshold is met

•  Double-trigger change-in-control vesting

BENEFITS	Executive Health, Welfare and Retirement Benefits

•  Provide executives reasonable and competitive benefits

•  Encourage savings for retirement

•  Allow for attraction and retention of experienced mid-career hires

•  Mitigate the impact of limits on qualified plan benefits imposed by the Internal Revenue Code

•  Health and welfare benefits consistent with standard benefits provided to non-union employees

•  401(k) Plan and non-qualified deferred compensation plans allow for certain matching contributions on deferrals

•  For executive officers employed prior to 2007, qualified and supplemental non-qualified pension benefits

•  Executive officers hired after 2006 are eligible for supplemental contributions to 401(k) Plan and nonqualified deferred compensation plan accounts

SEVERANCE	Change-In-Control Arrangements

•  Ensure attention and dedication to performance without distraction in the circumstance of a potential change in control

•  Enables executives to maintain objectivity with respect to merger or acquisition offers

• Double trigger change-in-control severance agreements without any tax gross up • Declining levels of benefits as executive approaches age 65

Named Executive Officers

Our NEOs for fiscal year 2018 are all employed by NW Natural and are as follows:

Name	Title During 2018(1)
David H. Anderson	President and Chief Executive Officer
Frank H. Burkhartsmeyer	Senior Vice President and Chief Financial Officer
MardiLyn Saathoff	Senior Vice President, Regulation and General Counsel
Lea Anne Doolittle	Senior Vice President and Chief Administrative Officer(2)
Kimberly A. Heiting	Senior Vice President, Operations and Chief Marketing Officer (3)
(1)	Titles listed are for NW Natural. Messrs. Anderson and Burkhartsmeyer hold the same respective offices at NW Holdings and Ms. Saathoff is Senior Vice President and General Counsel of NW Holdings.
(2)	Ms. Doolittle retired as an executive officer of NW Natural, effective December 31, 2018.
(3)	Ms. Heiting served as Senior Vice President, Communications and Chief Marketing Officer until the Board appointed her Senior Vice President, Operations and Chief Marketing Officer on March 31, 2018.

Key Executive Officer Transitions in 2018

One critical responsibility of the OECC is to develop a plan and process for CEO succession and selection, and to monitor all executive officer succession planning and development and provide reports and recommendations to the Board at least annually. Over the past several years, in anticipation of retirements in key executive positions at NW Natural, the OECC has devoted substantial time and discussion to executive succession planning and has actively engaged with management to find, engage and retain the executive talent necessary to drive the future success of our businesses. The promotions of Ms. Heiting, Mr. Huddleston, and Ms. Rogers and the announcement of Ms. Williams’ promotion in 2018 were part of these efforts, as was the addition of operational oversight responsibilities to Ms. Heiting’s area. The OECC continues to provide oversight of the effective execution of recent executive officer transitions and other key executive leadership transitions as they occur.

2018 Compensation Programs

Allocation of Current vs. At-Risk Compensation

An executive’s base salary is intended to reflect the value of the executive’s position and provide a competitive compensation foundation. The remainder of total direct compensation is at risk and must be earned by achieving short-term and long-term performance goals, which are designed to drive shareholder value. The portion of total direct compensation designed to be paid in base salary versus pay at risk depends upon the executive’s position and the ability of that position to influence outcomes, as well as market factors. The CEO has the largest portion of pay at risk. The following charts show the percentage represented by each of the four components of target total direct compensation in 2018 for the CEO and for the other NEOs, as targeted by the OECC, and show that pay at risk as a percentage of total target direct compensation was 69 percent for the CEO and an average of 54 percent for the other NEOs.

Target Total Direct Compensation by Type 1,2,3

(1)	Total value of RSUs based on a grant value of $57.00, which was the price per share assumed by the OECC when making the RSU grant.
(2)	Total value of Performance Shares based on a grant value of $57.00 per share, which was the price per share assumed by the OECC when making the performance share grant.
(3)	Amounts in All Other NEO chart for CFO do not include one-time attraction and retention payments to Mr. Burkhartsmeyer.

The following charts show the percentage represented by each of the four components of total direct compensation in 2018 for the CEO and for the other NEOs that could have been achieved if the EAIP had paid out at the maximum of 175 percent of target and the performance shares had paid out at the maximum of 200 percent. Based on maximum potential payouts, pay at risk as a percentage of total direct compensation would be 79 percent for the CEO and an average of 66 percent for the other NEOs.

Maximum Total Direct Compensation by Type 1,2,3

(1)	Total value of RSUs based on a grant value of $57.00, which was the price per share assumed by the OECC when making the RSU grant.
(2)	Total value of Performance Shares based on a grant value of $57.00 per share, which was the price per share assumed by the OECC when making the performance share grant.
(3)	Amounts in All Other NEO chart for CFO do not include one-time attraction and retention payments to Mr. Burkhartsmeyer.

Base Salaries

The following table shows the salaries of the NEOs before and after salary adjustments went into effect on March 1, 2018, as well as the percentage increase of such adjustments compared to salary prior to March 1, 2018 and information regarding the median salary shown by market data provided by the Consultant.

				Market Data

Name	Salary Effective Prior to March 1, 2018	Salary Effective March 1, 2018	Percentage Increase	Median Salary of Market Data	Percent Above or (Below) Median of Market Data
David H. Anderson	$650,000	$685,000	5%	$700,000	(2)%
Frank H. Burkhartsmeyer	400,000	413,000	3%	392,000	5%
MardiLyn Saathoff	357,000	369,000	3%	347,000	6%
Lea Anne Doolittle	301,000	311,000	3%	324,000	(4)%
Kimberly A. Heiting(1)	300,000	300,000	—%	345,000	(13)%
(1)

Ms. Heiting’s salary was increased to $300,000 from $248,000, or 21 percent, effective January 1, 2018, when she was promoted from Vice President, Communications and Chief Marketing Officer to Senior Vice President, Communications and Chief Marketing Officer.

The OECC set salaries for the NEOs using peer proxy data, energy service company survey data, and general industry survey data as guides. The OECC considered each NEO’s functional position and areas of responsibility and, other than Ms. Heiting, determined to set their salaries within the median range of proxy data for each NEO’s position. The OECC determined to set Ms. Heiting’s salary slightly below the median range of energy survey data in recognition of her recent assumption of additional responsibilities, with the expectation of greater than average base salary increases, as she develops in her role.

The following discussion and analysis contains statements regarding individual and corporate performance measures, targets and goals. These measures, targets and goals are used for purposes of executive incentive compensation programs, and in some cases incentive compensation programs that are available to other employees in our businesses. These measures, targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s representations of NW Holdings’ or NW Natural’s financial performance for the periods covered. The results reported with respect to these incentive compensation programs are used specifically for executive incentive compensation programs, and NW Holdings and NW Natural caution investors not to apply these statements to other contexts. Furthermore, these prior results are not intended to be and are not indicative of either NW Holdings’ or NW Natural’s future financial performance.

Executive Annual Incentive Plan

The EAIP ties executive pay to achievement of annual financial, operating and individual performance goals. Participation in the EAIP, as of December 31, 2018, was limited to 14 participants, including the NEOs. Awards approved by the OECC are paid by March 15 of the following year, and are subject to “clawback” in the event of misconduct.

Target and actual awards in dollars and as a percent of base salary in effect on December 31, 2018, for 2018 incentive awards paid in 2019 are set forth in the table below and illustrated in the bar chart immediately following the table for NEOs. The below table also displays median target total cash compensation from market data and the percentage above or below that median of each NEO’s total cash compensation (EAIP award plus base salary).

					Market Data
Named Executive Officer	Target Award % of Base Salary	Target Award Amount[1]	Actual Award % of Base Salary	Actual Award Amount	Median Target Total Cash[2] From Market Data	% Target is Above or (Below) Total Cash[2] Median from Market Data	% Actual Payout is Above or (Below) Total Cash[2] Median from Market Data
David H. Anderson	75%	$513,750	95%	$651,000	$1,216,000	(1)%	10%
Frank H. Burkhartsmeyer	45%	185,850	57%	235,000	584,000	3%	11%
MardiLyn Saathoff	45%	166,050	58%	215,000	537,000	0%	9%
Lea Anne Doolittle	40%	124,400	50%	157,000	461,000	(6)%	2%
Kimberly A. Heiting	40%	120,000	52%	157,000	516,000	(19)%	(11)%

(1) Maximum award amount is 175% of target award amount.

(2) Total cash compensation is determined by adding annual incentive amounts to annual base salary amounts in effect on December 31, 2018.

The OECC set the target amount payable under the EAIP to Mr. Anderson at the level that, when combined with base salary, placed his total target cash compensation near the 50th percentile of peer proxy data. With respect to Mr. Burkhartsmeyer, Ms. Saathoff, and Ms. Doolittle, the OECC set target amounts payable under the EAIP at levels that placed total target cash compensation within the median range of peer proxy data for their respective positions. The OECC set Ms. Heiting’s total target cash compensation slightly below the median range of energy survey data, reflecting her recent assumption of new responsibilities and the expectation of higher than average pay increases as she continues to develop in her role.

The OECC gives considerable attention to what performance measures are appropriate for the EAIP. The OECC has discretion to authorize adjustments to performance measure calculations to take into account unanticipated circumstances or significant, non-recurring or unplanned impacts as the OECC determines is appropriate. The OECC retains this authority as a compensation plan risk mitigation strategy to avoid circumstances where EAIP goals could incent executive actions that would not be aligned with the best interests of our businesses or shareholders long-term. For example, if it were in the best interests of our businesses and investors to divest of certain assets or lines of business, and such divestiture would result in a charge in the short-term, but would strengthen our business and our earnings long-term, the OECC desires to maintain the flexibility to adjust measure calculations to avoid penalizing executives for acting in accordance with our businesses’, and shareholders’, best interests. In the OECC’s view, to retain the talent needed on the executive team, and keep that team focused, engaged and driving to the right results for shareholders, certain extraordinary, non-recurring or unplanned impacts should be excluded when calculating EAIP performance measure results. As an additional safeguard to this ability to make adjustments to performance measure calculations, the OECC has discretion to recommend an award increase up to a maximum of 175 percent of the target when goals are exceeded or to reduce an executive’s performance-based award when goals are not achieved.

The formula for the EAIP total incentive award is as follows:

Net Income Factor	X	71.43%	+	Operations Factor	X	28.57%	X	70%	+	Priority/Individual Performance Factor	X	30%	X	Target Award	=	Total Annual Incentive Award

The OECC sets the Net Income and Operations Factor goals, ranges and targets each year taking into account the current economic and regulatory environment, management’s annual objectives, and the way in which those annual objectives fit within the larger strategic and growth goals for our businesses. Given the factors considered by the OECC, the ranges and targets may be higher or lower than in prior years.

    Net Income Factor. The Net Income Factor is used to align executives’ interests with shareholders’ interests and in recognition of the importance earnings have in influencing our future stock price. Actual net income results are interpolated to determine the corresponding performance factor, up to a maximum of 175 percent. For 2018, Net Income Factor levels were:

Minimum (0%)	Target (100%)	Maximum (175%)
Less than $57,242,000	$63,602,222	$68,054,378 or Greater

NW Holdings net income for 2018 was $64,560,596, resulting in a Net Income Factor equal to 116.16 percent.

    Operations Factor. NW Natural operating goals of significant importance to the enhancement of our overall profitability and productivity were selected by the OECC to comprise the Operations Factor. These operating goals are chosen because they are substantially aligned with the incentive programs for all NW Natural employees. While each goal can contribute a goal rating between 0 and 200 percent multiplied by the assigned goal weight based on actual results, the aggregate of the Operations Factor is limited to a maximum of 175 percent. Actual results are interpolated to determine the performance factor for each goal. The Operations Factor was determined using the following formula:

Sum of	Goal Performance X Goal Weight	for each of Six Key Goals = Operations Factor

A summary of the operating goals for 2018, the weighting of each goal to the overall factor, and the 2018 goal performance rating achieved is set forth in the following table:

Key Goals	Goal Description	Goal Performance Range (0%-200%)	Target (100%) Performance	Goal Weight in Operations Factor	2018 Goal Rating Achieved
Customer Satisfaction— Overall Company	On a survey scale of 1-10 (10 as highest), percent of customers rating overall satisfaction at a 9 or 10	66.13% – 74.13%	70.13%	16.667%	200.00%
Customer Satisfaction— Employee/Customer Interaction	Customers contact ratings of 9-10 for service technicians or construction crews interactions	83.26% – 91.26%	87.26%	16.667%	179.25%
Market Share and Growth	Total new meter sets	13,473 – 16,473	14,973	16.667%	5.20%
Productivity— Expense Per Customer	Operations and maintenance expense divided by year-end number of customers	$206.96 – $202.71	$204.83	16.667%	23.07%
Health and Safety—Damages	Percentage of damage calls with response times of less than 60 minutes	97.17% – 99.17%	98.17%	16.667%	123.00%
Health and Safety—Odor Response	Percent of odor calls with response times of less than 60 minutes	92.03% – 96.03%	94.03%	16.667%	200.00%

Our operating performance in 2018 resulted in an Operations Factor of 121.75 percent.

Priority/Individual Performance Factor. Thirty percent of each NEO’s annual incentive target award is based on the Priority/Individual Performance Factor determined by individual performance goals, which include some “stretch” goals. In the case of the CEO, individual goals are determined by the OECC in consultation with the CEO. Whether the CEO has attained his goals is determined largely based on the OECC’s assessment, with input from the full Board, of the CEO’s performance. The other NEOs’ individual performance goals align with the CEO’s goals and support our strategic plans. The 2018 priority goals from which executives derive their Individual Performance Factors included, among other goals:

•	successful execution of our core utility strategic plan at NW Natural;
•	support of a constructive role for natural gas in a low-carbon future, including pursuit of a carbon savings goal of 30% by 2035;
•	development of plans and policies to be the employer of choice and attract and retain employees across the generational spectrum;
•

achievement of constructive regulatory objectives, including effective submission of NW Natural’s Integrated Resources Plan in Oregon and Washington, successful execution of the NW Natural general rate case at the Public Utility Commission of Oregon, and successful conclusion of other NW Natural regulatory dockets;

•	effectively complete the holding company reorganization and comply with regulatory ring-fencing provisions;
•	maximize revenues, and conduct a strategic review, of our gas storage assets;
•	successfully execute key business development and growth objectives, including in the water sector;
•	continued improvement of customer service, facilities, and system capacity and reliability;
•	effective management and optimization of real property assets;
•	effective management, remediation of, and recovery of costs related to certain NW Natural environmental sites;
•	move toward completion of NW Natural’s North Mist expansion project;
•	continued advancement of strong employee, customer, and system safety, emergency response, and business continuity programs;
•	advancement of key information technology initiatives and maintenance of a strong cybersecurity posture;
•	sustained strong employee engagement and employee bench strength;
•	achievement of overall customer satisfaction, profitability, growth and productivity targets;
•	enhancement of customer experience to meet evolving customer expectations, and advancement of efficiency and resiliency of customer facing systems; and
•	achievement of EPS, ROIC, EBITDA and operations and maintenance and capital budget goals.

In addition to the above shared executive officer goals, Mr. Anderson identified 2018 CEO performance goals which included, achieving additional financial performance goals, advancing certain NW Natural utility business opportunities and initiatives, achieving certain strategies related to our storage business and other business development activities, advancing the water sector growth strategy, and continued strengthening of alignment, development, and succession planning activities of the executive management team.

The CEO evaluated the 2018 individual performance of each NEO on a scale from 0 to 175 percent, based on priority/strategic goals specifically identified for each NEO. A rating of 100 percent indicates goals, including a particular “stretch” goal, were met, while ratings between 100 and 175 percent indicate extraordinary performance or achievement of multiple “stretch” goals. The OECC, with input from the full Board, uses this same method of assessment to establish the year-end performance rating for the CEO. The OECC determined that executives had met or exceeded their goals and assigned a rating of 147.25 percent for Mr. Anderson’s individual performance. Performance of the other NEOs ranged from 145 percent to 160 percent.

Together with the Net Income Factor of 116.16 percent and Operations Factor of 121.75 percent, the priority/individual performance of the NEOs resulted in an overall average payout under the EAIP of 128 percent of target.

Long-Term Incentives

In 2018, the long-term incentive portion of our executive compensation program consisted of two components: RSUs with performance threshold and performance shares. For purposes of valuing awards, we define the expected value of each RSU and share of performance share awards as the estimated market price of NW Holdings’ common stock near the grant date. The OECC targeted an allocation of the expected value of long-term incentives for 2018 at approximately 35 percent RSUs with a performance threshold and 65 percent performance share awards. The OECC believes the allocation between RSUs with a performance threshold and performance shares provides a balanced performance focus for executives.

The OECC determined that, given the variability in long-term incentive plan design and weighting across industries, and across companies of various size within industries, the most appropriate guide for targeted long-term incentive opportunities was the market data provided by the Consultant. The expected value of long-term incentives granted to the NEOs in 2018 are displayed in the below table.

		RSUs with Performance Threshold		Performance Shares		Market Data Long-Term Incentives
Name	Expected Value of Long-Term Incentives (LTI)	Percent of Total Expected LTI Value	Number of RSUs with Performance Threshold Granted	Percent of Total Expected LTI Value	Target Number of Performance Shares	Median Value of Long-Term Incentives of Market Data	Percent Expected Value Above or (Below) Median of Market Data
David H. Anderson	$977,094	35%	6,000	65%	11,142	$1,152,000	(15)%
Frank H. Burkhartsmeyer	300,048	35%	1,844	65%	3,420	330,000	(9)%
MardiLyn Saathoff	300,048	35%	1,844	65%	3,420	308,000	(3)%
Lea Anne Doolittle	220,134	35%	1,352	65%	2,510	232,000	(5)%
Kimberly A. Heiting	220,134	35%	1,352	65%	2,510	283,000	(22)%

Restricted Stock Units with Performance Threshold. At its meeting each February, the OECC grants performance contingent RSUs under the LTIP. This practice gives the OECC the benefit of considering the relative value of all components of each executive’s total compensation. Off-cycle grants may occur when new RSUs are granted to attract new employees, to reward extraordinary performance, for retention purposes, or in recognition of promotions. Depending on the circumstances, these off-cycle grants may not include a performance threshold, and may include a vesting schedule that differs from the standard RSU with performance threshold vesting schedule. Mr. Burkhartsmeyer, as part of his initial attraction and retention package, received a grant of 6,016 RSUs without a performance threshold scheduled to vest ratably on March 1 of each of 2018, 2019, 2020 and 2021, subject to continued employment. Similarly, Ms. Saathoff, in recognition of her promotion to Senior Vice President, Regulation and General Counsel, in July 2016, received a grant of 3,100 RSUs without a performance threshold which will vest one-fourth on each of March 1, 2019 and 2020, and the remaining one-half on March 1, 2021. All RSU agreements “clawback” payments that were achieved due to misconduct. No other NEO has an RSU agreement without a performance threshold.

An RSU obligates NW Holdings upon vesting to issue to the RSU holder one share of common stock plus a cash payment equal to the total amount of dividends paid per share between grant and vesting of the RSU. The performance threshold for the RSUs will be met on each vesting date if NW Holdings’ return on common equity for the preceding year is greater than NW Holdings’ average cost of long-term debt for the preceding five years. No RSUs with a performance threshold will vest in a given year if the performance threshold is not met, and shares subject to vesting in that year will be forfeited. In general, if the performance threshold is met, RSUs vest for 25 percent of the awarded shares on March 1 of each of the first four years after the grant date. For purposes of calculating return on common equity (ROE) for awards made prior to 2018, earnings are adjusted to eliminate certain unusual items consisting of changes as a result of new accounting principles, any gain or loss on sale of a business, asset impairment charges that exceed $500,000 other than utility plant impairment, and earnings impacts of new taxes or tax rate changes. For purposes of calculating ROE for awards made in 2018, the OECC may, at any time, approve adjustments to the calculation of ROE to take into account such unanticipated circumstance or significant, non-recurring or unplanned events as the OECC may determine in its sole discretion, and such adjustments may increase or decrease ROE. This performance threshold was satisfied for all grants scheduled to vest in 2019.2

Performance Shares. The second component of our executives’ long-term compensation program is provided through performance shares under our LTIP.3 All of the NEOs participate in the performance share program. The agreement for performance shares “claws back” inflated payouts due to misconduct.

Performance share awards are determined by multiplying the targeted performance share award by a Performance Share Factor. For the 2016-2018 performance cycle, the Performance Share Factor is determined by the following formula:

3-Year TSR Factor x 40%	+	3-Year Cumulative EPS Factor x 20%	+	3-Year Average ROIC Factor x 20%	+	Strategic Component Factor x 20%	=	Performance Share Factor

3-Year Total Shareholder Return Component (TSR). Relative TSR is chosen because it aligns executives’ interests with shareholders, as this is the amount a shareholder might receive from ownership in NW Holdings. Relative TSR measures the change in share price, assuming dividends are reinvested over the three-year period, using the three-month average daily closing price immediately prior to the start of the performance period and prior to the end of the performance period. The Relative TSR peer group consists of companies that were components of the Dow Jones U.S. Gas Distribution Index on October 1, 2015 that continue to be components of the Dow Jones U.S. Gas Distribution Index through December 31, 2018. For purposes of determining Relative TSR, as of December 31, 2018, the peer group companies were: Atmos Energy Corporation, South Jersey Industries, Inc., National Fuel Gas Company, New Jersey Resources Corporation, NiSource Inc., Southwest Gas Corporation, and UGI Corporation. TSR payout levels are based on the percentile rank of our TSR as compared to the TSR peer group, as follows:

TSR Percentile Rank[1]	TSR Payout Factor
less than 30%	0%
30%	25%
50%	100%
90% or more	200%

(1)	TSR Percentile Ranks between any two data points are interpolated

However, the calculated payout percentage is reduced by 25 percent if NW Holdings’ total shareholder return is less than 0 percent. For the 2016-2018 performance cycle, total shareholder return was a cumulative 52.75 percent, which was at the 50.98 percentile of the peer group, and resulted in a 102.45 percent TSR payout factor.

[2]

Each RSU agreement with a vesting period in 2019 specifies that, upon the holding company reorganization, NW Holdings replaces NW Natural for purposes of the obligations and performance measures in the RSU agreement.

[3]

The Performance Share Agreements for each of 2016-2018, 2017-2019 and 2018-2020 specify that upon the holding company reorganization, NW Holdings replaces NW Natural for purposes of the obligations and the performance measurement in the Performance Share Agreement.

3-Year Cumulative EPS Component. Three-Year Cumulative EPS is chosen to align executives’ interests with shareholder interests and to drive a focus on earnings over the three-year period. For this purpose, EPS is defined as NW Holdings’ diluted earnings per share as adjusted to eliminate certain unusual items consisting of changes as a result of new accounting principles, any gain or loss on sale of a business, asset impairment charges that exceed $500,000 other than utility plant impairments, dilutive impacts of acquisitions, and earnings impacts of tax rate changes.

For the same reasons the OECC retained discretion under the EAIP to adjust for certain extraordinary, non-recurring or unplanned impacts as the OECC determines is appropriate, the OECC designed the EPS and ROIC components of the performance share awards to automatically adjust to eliminate the impact of changes in accounting principles, gain or loss on the sale of a business, impairments, tax impacts or tax rate changes. For the 2016-2018 performance share cycle, pursuant to the performance share award agreement, the EPS and ROIC components were automatically adjusted to exclude impairments associated with the regulatory SRRM Charge in 20164, and the GRS Impairment5 and the benefits of Tax Reform in 2017 and 20186. In addition, the OECC reviewed Management’s decision to delay filing NW Natural’s general rate case in Oregon until the end of 2017, and the impact of that timing decision on NW Natural’s ability to meet the EPS and ROIC targets set in the 2016-2018 performance share awards. The OECC noted that the Board previously concurred with Management’s decision regarding rate case timing, and exercised discretion to increase Cumulative EPS and Average ROIC, to reflect estimated additional earnings that were expected to result from earlier filing of the rate case and included in setting the targets. Combined, these adjustments increased cumulative EPS by $4.35 and Average ROIC by 2.43 percent. In addition, the OECC noted that the ROIC targets did not include the effects of NW Natural’s equity and long-term debt issuances in late 2016 (Financings) in amounts greater than what was included in the 2016 budget, and that ROIC was significantly impacted by the Financings as NW Natural’s capitalization was significantly higher than the capitalization assumed in the budget. The OECC noted that the Financings were originally planned to occur in later years, but due to market conditions, execution of the Financings in 2016, which was approved by the NW Natural Board of Directors, was in the best long-term interests of the business. The OECC determined that Management should be incentivized and not penalized for pursuing such actions that capitalized on the favorable market conditions at the time and are for the businesses’ betterment. As such, the OECC determined to increase Average ROIC results by 0.31 percent for the Financings. The adjustments described in this paragraph are referred to below as the “Performance Share Adjustments”. The OECC also considered and did not make adjustments for certain other items including, certain unattained business development activities, certain gas storage and carbon solutions, unbudgeted holding company formation expenses, and the effects of allowance for funds used during construction.

[4]

As part of NW Natural’s 2012 Oregon general rate case, the Public Utility Commission of Oregon (OPUC) adopted the SRRM through which NW Natural tracks and recovers past deferred and future environmental remediation costs related to gas manufacturing sites owned by NW Natural and its predecessors since the early 1900s, and opened a separate docket to determine how the SRRM would be applied. In February 2015, the OPUC issued an order finding that NW Natural’s approximately $114 million of environmental remediation expenses incurred at that time and approximately $150 million in environmental insurance settlements were prudent, and that future prudently incurred environmental costs allocable to Oregon would be recoverable through the SRRM, subject to an earnings test. However, through application of its earnings test with certain adjustments the OPUC deemed appropriate, the OPUC ordered NW Natural to forego collection under the SRRM of $15 million of the approximately $95 million of environmental expenses and associated carrying costs it had deferred through 2012. This resulted in a net after-tax charge in the first quarter of 2015 of approximately $9.1 million. The OPUC issued a related order in January 2016 disallowing recovery of $2.8 million in interest earned on the earlier disallowed amount, resulting in a $3.3 million pre-tax, non-cash, or a $2.0 million after-tax, charge in 2016.

[5]

On June 20, 2018, our subsidiary NW Natural Gas Storage, LLC, entered into a Purchase and Sale Agreement to sell all of its membership interest in Gill Ranch Storage, LLC, which owns a 75% interest in the natural gas storage facility located near Fresno, California known as the Gill Ranch Storage Facility (Gill Ranch). As such, assets and liabilities associated with Gill Ranch have been classified as discontinued operations.

[6]

On December 22, 2017, the federal Tax Cuts and Jobs Act was enacted (Tax Reform). While Tax Reform lowers the federal corporate income tax rate to 21% from the previous maximum rate of 35%, like many companies, accounting rules required that NW Natural recognize the impact of the tax law net changes in 2017--the year Tax Reform was enacted. As a result of this recognition, NW Natural recorded a $21 million net benefit to earnings in 2017. Results for EPS and ROIC were adjusted for 2018 to reflect the reduction in income tax rate from 35% to 21%.

For the 2016-2018 performance cycle, the cumulative EPS Payout Factor was determined based on the following:

Minimum (25%)	Target (100%)	Maximum (200%)
$6.24	$6.54	$6.78
EPS results between any two data points are interpolated. Amounts less than $6.24 result in a 0% payout factor.

3-Year Cumulative EPS for the 2016-2018 performance cycle was $2.42, and as adjusted by the Performance Share Adjustments, on a non-GAAP basis, was $6.77, resulting in a Cumulative EPS factor equal to 195.83 percent.

3-Year Average ROIC Component. Three-year Average ROIC is chosen to focus executives on long-term return on invested capital, given the amount of capital that is deployed in utility operations. ROIC for each year in the performance period is defined as (i) NW Holdings’ net income for the year before interest income and expense, as adjusted to eliminate the same unusual items eliminated in the EPS calculation, divided by (ii) NW Holdings’ average long-term capital consisting of the average of NW Holdings’ opening and closing shareholders’ equity plus long-term debt for the year. The average ROIC is then the average of the ROICs achieved in each of the three years of the performance cycle. For the 2016-2018 performance cycle, the average ROIC target levels were:

Minimum (25%)	Target (100%)	Maximum (200%)
6.54%	6.69%	6.79%
ROIC results between any two data points are interpolated. Amounts less than 6.54% result in a 0% payout factor.

3-Year Average ROIC for the 2016-2018 performance cycle was 3.86 percent, and as adjusted by the Performance Share Adjustments, on a non-GAAP basis, was 6.60 percent, resulting in a 3-Year Average ROIC factor equal to 55 percent.

Strategic Component. The Strategic Component Factors for the 2016-2018 performance share awards also included financial measures related to our gas storage assets and revenue growth, as well as goals related to water sector growth, certain business development activities, execution of NW Natural local gas distribution strategic plans, safety and customer growth metrics and effective succession planning for key leadership positions. The OECC considered Management’s accomplishments of those goals identified for the Strategic Component Factor, including the successful reorganization into a holding company structure to provide a more efficient and agile platform from which to pursue strategic growth opportunities, such as those in the water sector; completion of the purchase of four privately-held regulated water utilities in the Pacific Northwest and signed agreements to acquire three additional privately-owned water utilities and one wastewater treatment business; additional advancements of growth in the water sector; substantial completion of the North Mist gas storage expansion project; completion of a strategic review resulting in a decision to move away from the California gas storage market and execution of a purchase and sale agreement to sell all of the membership interests in Gill Ranch Storage, LLC, which owns a 75% interest in a gas storage facility in California; effective execution of our core strategic plan, including significant advancement of NW Natural’s low carbon pathway, successful completion of NW Natural’s Oregon general rate case, and initiation of NW Natural’s general rate case in Washington; accomplishment of customer satisfaction and growth objectives; and execution of significant work in succession planning in key leadership roles in preparation for planned retirements. After consideration, the OECC assigned a strategic component factor of 122 percent from a possible 200 percent.

2016-2018 Performance Share Results. The Performance Share Factor for this period resulted in 115.55 percent of target, or 57.78 percent of a possible 200 percent total opportunity. The formula for calculating the Performance Share Factor for this period is described in greater detail below. Minimum, target, maximum and actual share awards for the 2016-2018 performance share awards are set forth in the table below, and the value of the share award levels is illustrated in the following bar chart:

Named Executive Officer	Minimum Share Award	Target Share Award	Maximum Share Award	Actual Share Award[1]
David H. Anderson[2]	0	7,600	15,200	8,782
Frank H. Burkhartsmeyer	N/A	N/A	N/A	N/A
MardiLyn Saathoff	0	3,260	6,520	3,767
Lea Anne Doolittle	0	2,200	4,400	2,542
Kimberly A. Heiting	0	1,300	2,600	1,502
(1)

Share award amounts do not include cash dividend amounts paid. For actual 2016-2018 award cash value, including cash dividend amounts, see the “Option Exercises and Stock Vested During 2018” table, below.

(2)	Mr. Anderson held the position of President and Chief Operating Officer at the time of this grant.

(*)	Using a stock price of $60.46, which was the closing price of NW Natural common stock on December 31, 2018 (the last trading day of 2018).
(1)	Excludes Mr. Burkhartsmeyer who was not eligible for a performance share award due to his hire date.

2017-2019 Performance Cycle

For the 2017-2019 performance cycle, the OECC modified the formula for determining the Performance Share Factor by eliminating the discretionary strategic component, changing the award weighting to 50 percent EPS and 50 percent ROIC, converting the TSR component to a +/- 25% modifier, and adding a potential +10% modifier for achieving certain growth objectives. The OECC made these changes to simplify plan design, sharpen focus of incentives on key value drivers, tie performance goals to the business and financial plans approved by the Board, adjust the way TSR is used to enhance its fairness as a measure of performance, and use performance measures that are aligned with those used by investors to value our business. The 2017-2019 Performance Share Factor is determined by the following formula:

3-Year Cumulative EPS Factor x 50%	+	3-Year Average ROIC Factor x 50%	x	Relative 3-Year TSR Modifier +/-25%	x	Growth Modifier +10%	=	Performance Share Factor

The 3-Year Cumulative EPS, 3-Year Average ROIC and Relative TSR Modifier were chosen in the 2017-2019 performance cycle for the same reasons they were chosen in the 2016-2018 performance cycle.

The Relative TSR peer group consists of all companies that were components of the Russell 2500 Utilities Index on October 1, 2016 and that continue to be through December 31, 2019, excluding any peer company that is party to a signed acquisition agreement pursuant to which the stock or substantially all of the assets of the peer company will be acquired by a third party. Relative TSR modifier levels are based on the percentile rank of our TSR as compared to the TSR peer group and are as follows for the 2017-2019 cycle:

Relative TSR Percentile Rank	Relative TSR Modifier
less than 25%	75%
25% to 75%	100%
more than 75%	125%

Growth Modifier. This modifier provides a reward to executives for completing profitable business acquisitions during the performance cycle. It is intended to focus the executive on the strategic goal of growing earnings of our businesses, while remaining modest enough to avoid distraction from core utility efforts. It is based on the earnings before interest, taxes, depreciation and amortization (EBITDA) generated by NW Holdings from businesses acquired during the performance cycle. If the three-year cumulative EBITDA from acquired businesses is above a pre-determined level, the Growth Modifier will be 110 percent; if not, the Growth Modifier will be 100 percent.

2018-2020 Performance Cycle

For the 2018-2020 performance cycle, the OECC modified the formula for determining the Performance Share Factor by changing the award weighting to 100% EPS, eliminating the growth modifier, maintaining the relative TSR modifier, and changing the ROIC component to a performance threshold to be satisfied before the Performance Cycle could payout. The OECC made these changes to simplify plan design, directly tie performance goals to the shareholder value and performance measures that are aligned with those used by investors to value our business and maintain the way TSR is used to enhance its fairness as a measure of Company performance.

ROIC Performance Threshold. A three-year average ROIC threshold was established to focus executives on long-term return on invested capital, given the amount of capital that is deployed in utility operations. ROIC for each year in the performance period is defined as (i) NW Holdings’ net income for the year before interest income and expense, divided by (ii) NW Holdings’ average long-term capital consisting of the average of NW Holdings’ opening and closing shareholders’ equity plus long-term debt for the year. The average ROIC is then the average of the ROICs achieved in each of the three years of the performance cycle. In order for performance share awards to be paid, the ROIC threshold must be satisfied. For performance share awards made in 2018, the threshold is 4.54%. The 2018-2020 Performance Share Factor is determined by the following formula once the ROIC threshold is met:

3-Year Cumulative EPS Factor x 100%	x	Relative 3-Year TSR Modifier +/- 25%	=	Performance Share Factor

3-Year Cumulative EPS Component. Three-Year Cumulative EPS is chosen in the 2018-2020 performance cycle for the same reasons it was chosen in the 2016-2018 and 2017-2019 performance cycles. For 2018-2020, performance is based on an EPS achievement percentage calculated by dividing NW Holdings’ cumulative EPS over the three-year performance period by the sum of the EPS targets set by the OECC during each of the three years in the performance period. The OECC determined to set EPS on an annual basis in February of each year of the cycle to better align the EPS component target with the OECC’s intentions. The EPS payout factor is based on cumulative EPS achievement percentage as follows:

Cumulative EPS Achievement Percentage	EPS Payout Factor
less than 93%	0%
93%	40%
100%	100%
105% or more	185%

3-Year Relative Total Shareholder Return (TSR) Modifier. Relative TSR is chosen in the 2018-2020 performance cycle for the same reasons it was chosen in the 2017-2019 performance cycle. The Relative TSR modifier peer group and levels for the 2018-2020 performance cycle are the same as for the 2017-2019 performance cycle.

The Committee has discretion to approve adjustments to the calculation of cumulative EPS and the average ROIC to take into account unanticipated circumstances or significant, non-recurring or unplanned events that may increase or decrease cumulative EPS or average ROIC.

Perquisites

The OECC eliminated routine perquisites for executives effective January 1, 2008. The OECC acknowledges that certain benefits incidental to other business-related activities may continue, but the aggregate annual value of such benefits is not expected to regularly exceed $10,000 for any NEO. Examples of when perquisites may exceed $10,000 are when an individual is promoted to a more senior position, or as part of an initial hire package for a senior level executive.

Qualified and Non-Qualified Retirement (Defined Benefit) Plans

Mr. Anderson, Ms. Doolittle and Ms. Heiting participate in the NW Natural Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan), a qualified defined benefit pension plan, on the same terms as other salaried employees. Mr. Burkhartsmeyer and Ms. Saathoff joined NW Natural after 2006, when the Retirement Plan was closed to new employees. NW Natural also maintain the following non-qualified supplemental retirement plans for certain executives participating in the Retirement Plan: the Executive Supplemental Retirement Income Plan and the Supplemental Executive Retirement Plan. These plans are more fully described below under the “Pension Benefits as of December 31, 2018” table and the related narrative discussion. As discussed there, in 2009 the OECC recommended and the Board approved amendments to these plans that moderate the growth in benefits payable under these plans.

Qualified and Non-Qualified Deferred Compensation (Defined Contribution) Plans

NW Natural also maintain both tax-qualified and non-tax-qualified defined contribution plans in which the NEOs are eligible to participate. The NW Natural 401(k) Plan is a tax-qualified defined contribution plan and the NW Natural Deferred Compensation Plan for Directors and Executives is a non-tax-qualified deferred compensation plan. For further discussion of NEO participation in non-qualified deferred compensation plans in 2018, see the “Non-Qualified Deferred Compensation in 2018” table below.

Attraction and Retention Package for Mr. Burkhartsmeyer

In an effort to attract and retain Mr. Burkhartsmeyer to the position of Senior Vice President and CFO, he was awarded in 2017 certain one-time payments and benefits beyond routine executive compensation, including: a hiring bonus of $200,000 payable 50% on December 1, 2017, 25% on June 1, 2018 and 25% on December 1, 2018, subject to continued employment; and a grant of RSUs that were previously described. The Board also approved a Severance Agreement with Mr. Burkhartsmeyer providing for the payment of a percentage of Mr. Burkhartsmeyer’s salary if he is terminated without cause on or prior to May 17, 2022, with such percentage of salary declining in 20 percent increments annually from 100% of Mr. Burkhartsmeyer’s salary if his employment is terminated without cause on or prior to May 17, 2018 to 0% of his salary if his employment is terminated without cause after May 17, 2022.

Change in Control/ Severance Agreements

The Board of Directors considers an effective, highly-skilled and vital management team to be essential to protect and enhance the shareholder’s best interests. As such, it recognizes that the uncertainty and questions a potential change in control could result in the departure or distraction of management personnel, or serve as a disincentive to Management pursuing a change in control that is in the best interests of shareholders, to NW Holdings’ and NW Natural’s detriment. Accordingly, the Board has approved double-trigger severance agreements with all of the NEOs for changes of control of either NW Holdings or NW Natural. The agreements contain a provision that reduces the level of benefits as the NEOs approach age 65 given the value of the benefit should diminish commensurate with an officer’s potential remaining years of employment. The Board believes the current form of severance agreement reflects a conservative approach relative to energy industry standards. None of the agreements with officers of NW Natural include provisions for tax gross-up upon a triggering event. See “Potential Payments Upon Termination or Change in Control,” below.

In general, the OECC prefers not to enter into severance agreements other than for change in control purposes. Accordingly, the OECC has established a guideline that severance benefits may only be provided following a termination without cause in the first five years of employment in a particular position or after a change in control. The benefit for termination without cause, absent a change in control, is reduced over the term of the agreement, which cannot exceed five years. The only such agreements outstanding are with Mr. Burkhartsmeyer, as described above, and Mr. Anderson, which was entered into upon his appointment to the position of CEO. Mr. Anderson’s agreement provides for the payment of a percentage of his salary if he is terminated without cause on or prior to August 1, 2021, with such percentage of salary declining in 20 percent increments annually from 100% of Mr. Anderson’s salary if his employment was terminated without cause on or prior to August 1, 2017 to 20% of his salary if his employment is terminated without cause on or prior to August 1, 2021.

Stock Ownership Guidelines

Our Corporate Governance Standards provide the following ownership guidelines for executive officers of NW Natural or NW Holdings, expressed as a multiple of each executive officer’s base salary:

Position	Dollar Value of Stock Owned as Multiple of Base Salary

Chief Executive Officer and President	4x

Executive Vice President or Chief Operating Officer	3x

Senior Vice Presidents or NEOs	2x

Vice Presidents and all other Executive Officers	1x

The OECC annually reviews these guidelines and the progress made by executives against these objectives. Stock ownership is measured using: shares owned directly by the executive or immediate family members; shares credited to an executive’s 401(k) Plan and non-qualified deferred compensation plan accounts; and unvested restricted stock units, restricted stock, and in the money stock options. The value of stock owned is determined using the closing price for NW Holdings’ common stock as of last day of the year. Generally, stock ownership objectives should be attained within five years of appointment as an officer of NW Natural or NW Holdings or from promotion to a higher level ownership requirement. However, the OECC retains discretion to extend the time period within which ownership goals are reached. In February 2019, the OECC concluded all of the NEOs have achieved, or are making appropriate progress toward, stock ownership goals. Neither NW Holdings nor NW Natural have a policy that requires retention of stock acquired from equity compensation plans after vesting of shares, because the OECC and Board have concluded that the stock ownership requirements provide executives with a meaningful stake in the ownership of NW Holdings, and fully align executive officers’ ownership interests with shareholders for the duration of the executive officers’ service at NW Natural or NW Holdings.

Regulatory, Tax and Accounting Considerations

Regulatory Treatment

The Company fully assesses the accounting and tax treatment of each form of compensation paid to the NEOs for both NW Holdings and the individual executive. This is particularly important in a regulated business where the NW Holdings subsidiary, NW Natural, is allowed to recover costs of service in rates (salaries, qualified pensions and health and welfare benefit costs), while the majority of other elements of executive compensation, such as annual incentive awards, long-term equity awards and non-qualified retirement benefits, are typically shareholder expenses because the public utility commissions that regulate NW Natural view these expenses as more closely tied to shareholder objectives. However, our incentive compensation programs benefit customers by including performance incentives that:

•	encourage efficient, safe and reliable service;
•	encourage management of capital, operating, and maintenance costs, which help to abate the need for future rate increases; and
•	focus on customer satisfaction.

See “Executive Annual Incentive Plan—Operations Factor” above.

Actual amounts currently recovered in rates are based on amounts determined in our general rate cases approved by the OPUC in 2018 and by the Washington Utilities and Transportation Commission in 2008. The following table shows the current rate recovery treatment for categories of compensation expenses for various elements of our executive compensation program:

Executive Expenses Generally Recovered in Rates	Executive Expenses Generally Not Recovered in Rates
Salaries	Stock Options
Qualified pension plan benefits	Executive Annual Incentive Plan
Contributions related to Qualified Retirement K Savings Plan (401(k) Plan)	Interest accruals and make-up contributions related to Deferred Compensation Plan for Directors and Executives
Health and welfare benefits	Interest accruals on Executive Deferred Compensation Plan
Executive Supplemental Retirement Income Plan
Supplemental Executive Retirement Plan
Change-in-control severance benefits
Non-change-in-control severance benefits
Long Term Incentive Plan
Restricted Stock Units
Performance Shares

Tax Deductibility of Compensation

In developing executive compensation programs, the OECC takes into consideration the tax deductibility of the various components of compensation under the Internal Revenue Code. With respect to tax years beginning before December 31, 2017, Section 162(m) of the Internal Revenue Code generally limited the amount that could be deducted for compensation paid in any year to our NEOs (other than the CFO) to $1 million per person. Certain exceptions to this limitation applied to “performance-based compensation.” The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million will no longer be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We previously obtained shareholder approval of our former Restated SOP and our LTIP. It had been the original intention of the OECC that options granted under the former Restated SOP and RSUs with a performance threshold granted under the LTIP met the “performance-based compensation” requirements of the Internal Revenue Code and related regulations, and that the compensation paid under those awards would be fully deductible. Despite the OECC’s intention to structure certain executive compensation programs to meet the deductibility requirements of Section 162(m), because of uncertainties as to the scope of the transition relief, no assurance can be given that compensation intended to satisfy the requirements for exemption from the deduction limit of Section 162(m) in fact will be eligible for the transition relief. For 2018, we estimate that $687,000 paid to Mr. Anderson will be non-deductible. No other amounts paid to our NEOs for 2018 are expected to be considered non-deductible under Section 162(m).

REALIZED COMPENSATION TABLE

The SEC’s calculation of total compensation, as shown in the Summary Compensation Table set forth on page 50, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows compensation actually realized by each NEO for each of the years shown.

Realized Compensation Table1

Name and Principal Position	Year	Realized Compensation[2]
David H. Anderson	2018	$2,107,810
President and Chief Executive Officer	2017	1,823,389	[4]
	2016	1,731,512	[5,6]
Frank H. Burkhartsmeyer [9]	2018	846,482	[7]
Senior Vice President and Chief Financial Officer	2017	490,611	[8]

MardiLyn Saathoff	2018	958,451	[3]
Senior Vice President, Regulation and General Counsel	2017	751,554
	2016	714,036	[5]
Lea Anne Doolittle	2018	775,431	[3]
Senior Vice President and Chief Administrative Officer	2017	711,698	[4]
	2016	701,467	[5]
Kimberly A. Heiting [9]	2018	592,712
Senior Vice President, Operations and Chief Marketing Officer	—	—
	—	—
(1)

Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table. Realized compensation is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, refer to the narrative and notes accompanying the Summary Compensation Table set forth on page 50.

(2)

Amounts reflected as realized compensation in this table include the following amounts paid for the applicable year: (1) salary earned in the applicable year; (2) EAIP payments earned in the applicable year; (3) the value of the performance share award for the performance period ending in the applicable year; (4) the value of RSUs (with a performance threshold or time-based) vested and paid during the applicable year; and (5) the value realized on exercise of stock options during the applicable year, if any. The amounts reflected as realized compensation in this table do not include the following amounts for the year indicated: (a) the value of performance share awards, RSUs or stock options granted but not yet vested and paid or exercised for service in the applicable year; (b) the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans; (c) above-market interest credited to the non-qualified deferred compensation plan accounts of the NEOs, if any; (d) employer matching contributions to qualified defined contribution plan; (e) matching contributions under non-qualified deferred compensation plans, if any; and (f) any additional payments or de minimus amounts.

(3)	Amount includes compensation realized on the exercise of stock options that were granted in prior years of $47,516 for Ms. Saathoff and $69,224 for Ms. Doolittle.
(4)	Amount includes compensation realized on the exercise of stock options that were granted in prior years of $189,438 for Mr. Anderson and $74,985 for Ms. Doolittle.
(5)	Amount includes compensation realized on the exercise of stock options that were granted in prior years of $143,397 for Mr. Anderson, $40,653 for Ms. Saathoff, and $39,445 for Ms. Doolittle.
(6)	Amount includes a promotion bonus of $93,000 in connection with Mr. Anderson’s 2016 mid-year transition to Chief Executive Officer.
(7)

Amount includes an initial hire-on bonus of $100,000, of which $50,000 was paid in each of June 2018 and December 2018 and was part of Mr. Burkhartsmeyer’s attraction retention package. See “Compensation Discussion and Analysis,” above.

(8)

Amount includes an initial hire-on bonus of $100,000 that was paid in December 2017 and was part of Mr. Burkhartsmeyer’s attraction retention package. See “Compensation Discussion and Analysis,” above.

(9)	Mr. Burkhartsmeyer was not a NEO in 2016 and Ms. Heiting was not a NEO in 2017 or 2016.

SUMMARY COMPENSATION TABLE

The following is a summary of our NEOs’ compensation in 2016, 2017 and 2018. Only a portion of the executive compensation shown in this Summary Compensation Table is included for purposes of establishing regulatory rates charged to customers. Although most of our compensation programs are designed to promote shareholder objectives, our customers also directly benefit because many of the programs include performance incentives designed to improve service to our customers. For discussion regarding amounts excluded from rate recovery, see “Compensation Discussion and Analysis—Regulatory, Tax and Accounting Considerations—Regulatory Treatment,” above.

NAME AND PRINCIPAL POSITION (a)	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION[1] ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSATION EARNINGS[3] ($)	ALL OTHER COMPEN- SATION[4] ($)	TOTAL ($)
	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)

David H. Anderson	2018	$679,167	$227,506	$992,520	$423,494	$1,218,052	$88,895	$3,629,634
President and Chief Executive Officer	2017	641,667	173,279	834,910	437,721	1,040,648	58,308	3,186,533
	2016	506,250	225,753	642,885	441,248	821,947	42,108	2,680,191

Frank H. Burkhartsmeyer	2018	410,833	181,800	304,778	153,200	—	42,774	1,093,385
Senior Vice President and Chief Financial Officer	2017	248,611	140,664	631,331	101,336	—	12,990	1,134,932
	2016	—	—	—	—	—	—	—

MardiLyn Saathoff	2018	367,000	78,122	304,778	136,878	2,127	99,578	988,483
Senior Vice President, Regulation and General Counsel	2017	355,167	60,754	278,113	144,246	2,577	43,507	884,364
	2016	339,000	47,328	475,569	152,672	2,830	47,865	1,065,264

Lea Anne Doolittle	2018	309,333	54,455	223,608	102,545	(204,796)	76,483	561,628
Senior Vice President and Chief Administrative Officer	2017	299,500	44,894	189,607	108,106	323,612	23,601	989,320
	2016	290,667	35,472	187,370	114,528	348,886	21,947	998,870

Kimberly A. Heiting	2018	300,000	58,082	223,608	98,918	59,480	56,920	797,008
Senior Vice President, Operations and Chief Marketing Officer	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

Column (f) was deleted as it is not applicable.

(1)

The total bonus paid to each NEO under our EAIP for performance in 2018 is split between columns (d) and (g). Amounts constituting the discretionary portion of bonuses under the plan are the amounts listed as bonuses in column (d). Amounts constituting the performance-based, non-discretionary portion of bonuses under the plan are the amounts listed as non-equity incentive plan compensation in column (g). Amounts in column (d) include $100,000 paid as a hiring bonus for Mr. Burkhartsmeyer in each of 2017 and 2018.

(2)

Amounts shown in column (e) represent the grant date fair value of performance share awards and RSUs granted in each year disregarding estimated forfeitures, determined under share-based compensation accounting guidance. The amount shown for RSUs is equal to the number of RSUs awarded multiplied by the closing market price of the common stock on the date of grant. The issuance of the shares under these awards is contingent upon meeting certain performance criteria, so the shares may or may not be earned. Mr. Burkhartsmeyer was awarded 6,016 RSUs during 2017 without a performance threshold and Ms. Saathoff was awarded 3,100 RSUs during 2016 without a performance threshold. In 2016, a portion of each performance share award was based on relative total shareholder return (40 percent of each target award) and, therefore, was subject to a market condition, so the amount shown for that portion of each of those performance share awards represents the grant date fair value of the award calculated using a Monte Carlo model. For the remaining portion of each performance share award subject to strategic performance milestones (20 percent of each target award for the 2016 awards), earnings per share (EPS) targets (20 percent of each target award for the 2016 awards) and return on invested capital (ROIC) targets (20 percent of each target award for the 2016 awards), the amount shown is based on the estimated number of shares to be issued multiplied by the sum of the closing market price of the common stock on the date of grant plus the estimated dividends per share to be paid over the three-year performance period. Performance share awards granted in 2017 are subject to EPS and ROIC targets, with the total payout subject to modification based on a growth modifier, with the total payout also subject to modification based on total shareholder return (TSR) performance which is a market modifier under share-based compensation accounting guidance. Accordingly, the grant date fair value per share of the awards was calculated using a Monte Carlo method to take into account the TSR market modifier. Amounts included for the 2017 performance share awards represent that grant date fair value per share multiplied by the target number of shares, which is the number of shares assumed to be issued based on the EPS and ROIC performance conditions. The 2018 performance shares are subject to an EPS target and a ROIC performance threshold, with the total payout subject to modification based on total shareholder return (TSR) performance which is a market modifier under share-based compensation accounting guidance. The 2018 performance shares contain a provision in which the EPS target will not be determined until the first quarter of each year during the award period and as such, there is not a mutual understanding of the key terms and the grant date will not occur until the final EPS target has been communicated with the participants in the first quarter of 2020. Amounts included for the 2018 performance share awards represent the service inception date fair value per share multiplied by the target number of shares, which is the number of shares assumed to be issued based on the EPS performance condition. If the maximum number of shares issuable under the payout conditions had been used as the estimated number of shares, the total amounts in column (e) for 2018 would have been $1,657,141 for Mr. Anderson, $508,781 for Mr. Burkhartsmeyer and Ms. Saathoff, and $373,330 for Mses. Doolittle and Heiting.
(3)

The amounts included in column (h) as the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans during 2018 were: an increase of $1,217,410 for Mr. Anderson and $58,845 for Ms. Heiting, $0 for Mr. Burkhartsmeyer and Ms. Saathoff, and a decrease of $212,524 for Ms. Doolittle. The 2018 amounts were calculated using a discount rate of 4.05 percent, which is 74 basis points higher than the discount rate used for 2017. The 2017 amounts were calculated using a discount rate of 3.31 percent, which is 37 basis points lower than the discount rate used for 2016. Amounts of above-market interest included in column (h) that were credited to the non-qualified deferred compensation plan accounts of the NEOs during 2018 were: $642 for Mr. Anderson, $0 for Mr. Burkhartsmeyer, $2,127 for Ms. Saathoff, $7,728 for Ms. Doolittle, and $635 for Ms. Heiting. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

(4)

The amounts included in column (i) as matching contributions under the 401(k) Plan during 2018 were: $11,100 for each of Messrs. Anderson and Burkhartsmeyer and Mses. Saathoff, Doolittle and Heiting. The amounts recorded as matching contributions under non-qualified deferred compensation plans during 2018 were: $50,758 for Mr. Anderson, $0 for Mr. Burkhartsmeyer, $0 for Ms. Saathoff, $11,072 for Ms. Doolittle, and $8,524 for Ms. Heiting. The amounts recorded for dividend equivalents for restricted stock units with performance threshold that vested during 2018 were: $14,302 for Mr. Anderson, $2,659 for Mr. Burkhartsmeyer, $5,891 for Ms. Saathoff, $6,059 for Ms. Doolittle, and $2,851 for Ms. Heiting. The amounts recorded for enhanced 401(k) contributions during 2018 were: $0 for Mr. Anderson, $13,750 for Mr. Burkhartsmeyer and Ms. Saathoff and $0 for Mses. Doolittle and Heiting. The amounts recorded as enhanced contributions under non-qualified deferred compensation plans during 2018 were: $13,865 for Mr. Burkhartsmeyer and $14,825 for Ms. Saathoff. Amounts in column (i) also include a $250 gift card plus $158 gross up expense for each of Mr. Burkhartsmeyer and Mses. Saathoff, Doolittle and Heiting, and vacation cash out amounts of $12,735 for Mr. Anderson, $993 for Mr. Burkhartsmeyer, $53,604 for Ms. Saathoff, $47,844 for Ms. Doolittle, and $34,037 for Ms. Heiting, in connection with NW Natural’s decision to move away from accrued vacation time for executives to a self-managed program.

CEO COMPENSATION AND EMPLOYEE COMPENSATION

As a result of rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, beginning with our 2018 proxy statement, the SEC requires disclosure of the ratio of CEO compensation, as calculated in the Summary Compensation Table, to the median compensation of all of the Company’s employees other than the CEO. Mr. Anderson’s 2018 compensation calculated for purposes of the Summary Compensation Table was $3,629,634. We estimate that the median annual compensation for all other NW Natural employees, excluding Mr. Anderson, was $100,132 for 2018, calculated as though it were to be presented in the Summary Compensation Table. As a result, we estimate that Mr. Anderson’s compensation was approximately 36 times that of the median annual compensation for all employees in 2018.

Our CEO to median employee pay ratio is a reasonable estimate calculated in a manner consistent with SEC requirements. We identified the median employee by examining the 2018 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2018. We included all employees, whether employed on a full-time, part-time, or seasonal basis. Pay elements that were included in 2018 compensation for each employee for purposes of identifying the median employee included salary or wages received in 2018; cash incentive bonuses received during 2018; the value of the performance share awards actually paid in 2018; and the value of RSUs vested and paid during 2018. Wages and salaries were annualized for employees who were not employed for the full year. For simplicity, the Company’s contribution to the 401(k) plan and medical benefits were excluded as all employees, including the CEO, are offered the exact same benefits.

GRANTS OF PLAN-BASED AWARDS DURING 2018

The following table includes grants of annual incentive awards, performance share awards, and RSUs granted to our NEOs during 2018:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Equity Awards [4] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(l)

David H. Anderson		$—	$359,625	$629,344	—		—		—		$—

		—	—	—	3,343	[2]	11,142	[2]	22,284	[2]	664,620

	2/21/2018	—	—	—	—		6,000	[3]	—		327,900

Frank H. Burkhartsmeyer		—	130,095	227,666	—		—		—		—

		—	—	—	1,026	[2]	3,420	[2]	6,840	[2]	204,003

	2/21/2018	—	—	—	—		1,844	[3]	—		100,775

MardiLyn Saathoff		—	116,235	203,411	—		—		—		—

		—	—	—	1,026	[2]	3,420	[2]	6,840	[2]	204,003

	2/21/2018	—	—	—	—		1,844	[3]	—		100,775

Lea Anne Doolittle		—	87,080	152,390	—		—		—		—

		—	—	—	753	[2]	2,510	[2]	5,020	[2]	149,722

	2/21/2018	—	—	—	—		1,352	[3]	—		73,887

Kimberly A. Heiting		—	84,000	147,000	—		—		—		—

		—	—	—	753	[2]	2,510	[2]	5,020	[2]	149,722

	2/21/2018	—	—	—	—		1,352	[3]	—		73,887

Column (i), (j) and (k) were deleted as they are not applicable.

(1)

Threshold level estimated payouts cannot be determined because the minimum performance level for payout under each component of the formula in the EAIP is interpolated down to a zero payout. See “Compensation Discussion and Analysis—2018 Compensation Programs—Executive Annual Incentive Plan,” above, for a complete discussion of the terms of the awards. Amounts above include only the portion of the award subject to performance metrics, constituting 70 percent of the annual incentive opportunity. The remaining 30 percent of the annual incentive opportunity is awarded based on discretionary criteria and is reflected as a bonus in column (d) of the Summary Compensation Table. The actual non-equity incentive plan portion of the awards earned in 2018 and paid in 2019 are reflected in column (g) of the Summary Compensation Table.

(2)

Share amounts represent potential performance share awards granted pursuant to the terms of the LTIP. See “Compensation Discussion and Analysis—2018 Compensation Programs—Long-Term Incentives—Performance Shares,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional $6.188 per share dividend equivalent also payable pursuant to the terms of the awards. Threshold level estimated future payouts assume the minimum award payable other than no payout.

(3)

Share amounts represent RSU awards with a performance threshold granted pursuant to the terms of the LTIP. See “Compensation Discussion and Analysis—2018 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional dividend equivalent, which is based on a tiered calculation and also payable pursuant to the terms of the awards. RSU awards do not have threshold or maximum payout levels as there is only one payout level if the performance threshold is satisfied.

(4)

Amounts shown in column (l) for RSU awards represent the grant date fair value of the RSUs, which was based on a value of $54.65 per share for RSUs granted on February 21, 2018, which was the closing market price of the common stock on the grant date. The values used for RSUs are the same as those used under share-based compensation accounting guidance. The 2018 performance shares are subject to an EPS target and a ROIC performance threshold, with the total payout subject to modification based on total shareholder return (TSR) performance which is a market modifier under share-based compensation accounting guidance. The 2018 performance shares contain a provision in which the EPS target will not be determined until the first quarter of each year during the award period and as such, there is not a mutual understanding of the key terms and the grant date will not occur until the final EPS target has been communicated with the participants in the first quarter of 2020. Accordingly, the grant date fair value will be calculated using a Monte Carlo method to take into account the TSR market modifier in 2020. Amounts shown in column (l) for performance share awards represent the service inception date fair value of the performance shares, which was based on a value of $59.65 per share for the performance shares awarded on February 21, 2018, which was the closing market price of the common stock on the last business day prior to the service inception date of January 1, 2018. The values used for performance share awards are not the same as those used under share-based compensation accounting guidance, and are used solely to represent the OECC’s decisions with respect to the awards.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table includes all of the outstanding equity awards held by our NEOs at December 31, 2018:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)[1]
(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
David H. Anderson	8,000	—	$44.25	3/2/2020	—		—	—		—
	11,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	600	[3]	$36,276	42,104	[2]	$2,545,608
	—	—	—	—	1,050	[3]	63,483	1,050	[4]	63,483
	—	—	—	—	1,125	[3]	68,018	2,250	[5]	136,035
	—	—	—	—	1,500	[3]	90,690	4,500	[6]	272,070
Frank H. Burkhartsmeyer	—	—	—	—	4,512	[7]	272,796	13,440	[2]	812,582
	—	—	—	—	375	[3]	22,673	750	[5]	45,345
					461	[3]	27,872	1,383	[6]	83,616
MardiLyn Saathoff	2,000	—	44.25	3/2/2020	—		—	—		—
	3,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	375	[3]	22,673	13,440	[2]	812,582
	—	—	—	—	450	[3]	27,207	450	[4]	27,207
	—	—	—	—	3,100	[8]	187,426	—		—
	—	—	—	—	375	[3]	22,673	750	[5]	45,345
	—	—	—	—	461	[3]	27,872	1,383	[6]	83,616
Lea Anne Doolittle	3,000	—	44.25	3/2/2020	—		—	—		—
	5,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	325	[3]	19,650	9,500	[2]	574,370
	—	—	—	—	310	[3]	18,743	310	[4]	18,743
	—	—	—	—	258	[3]	15,599	516	[5]	31,197
	—	—	—	—	338	[3]	20,435	1,014	[6]	61,306
Kimberly A. Heiting	4,000	—	44.25	3/2/2020	—		—	—		—
	1,500	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	190	[3]	11,487	7,660	[2]	463,124
	—	—	—	—	180	[3]	10,883	180	[4]	10,883
	—	—	—	—	150	[3]	9,069	300	[5]	18,138
	—	—	—	—	338	[3]	20,435	1,014	[6]	61,306

Column (d) was omitted as it is not applicable.

(1)	Amounts are calculated based on the price of $60.46, the closing market price for the Company’s common stock on December 31, 2018.
(2)

For both the 2017-2019 and 2018-2020 performance share awards, the share amounts include the maximum level of the awards. The actual number of performance shares issuable will be determined by the OECC at the end of the three-year performance cycles ending December 31, 2019 and 2020, respectively. Does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance objectives, see “Compensation Discussion and Analysis—2018 Compensation Programs—Long-Term Incentives—Performance Shares,” above.

(3)

Share amounts represent RSU awards with performance thresholds that were met as of December 31, 2018, and that are scheduled to vest based on continued service through March 1, 2019. The achievement of the performance threshold is reviewed and approved by the OECC after the end of each year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance threshold, see “Compensation Discussion and Analysis—2018 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above.

(4)

Share amounts represent the remaining balance of RSUs with performance threshold awards. The remaining shares covered by each of these RSUs with a performance threshold will vest on March 1, 2020 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(5)

Share amounts represent the remaining balance of RSUs with performance threshold awards. One-half of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2020 and 2021 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(6)

Share amounts represent the remaining balance of RSUs with performance threshold awards. One-third of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2020, 2021 and 2022 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(7)	Share amount represents a time-based RSU. One-third of the shares will vest on each of March 1, 2019, 2020 and 2021.
(8)	Share amount represents a time-based RSU. One-fourth of the shares will vest on each of March 1, 2019 and 2020 and the remaining one-half will vest on March 1, 2021.

OPTION EXERCISES AND STOCK VESTED DURING 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)

David H. Anderson	—	$—	12,207	$777,644

Frank H. Burkhartsmeyer	—	—	1,879	100,649

MardiLyn Saathoff	2,000	47,516	5,152	328,935

Lea Anne Doolittle	3,000	69,224	3,780	239,873

Kimberly A. Heiting	—	—	2,132	135,712

(1)

Amounts represent performance share awards and RSUs with a performance threshold that vested during 2018. The performance shares are related to the three-year award cycle 2016-2018 and were earned but unpaid as of the fiscal year-end; the value realized is based on a price of $60.46, the closing market price for the Company’s common stock on December 31, 2018, plus dividend equivalents. The performance share award paid at 115.55 percent of the target level incentive based upon Company performance and strategic results. See “Compensation Discussion and Analysis—2018 Compensation Programs—Long-Term Incentives—Performance Shares,” above. The number of shares actually paid was determined by the NW Holdings OECC on February 27, 2019. The value realized includes cash for dividend equivalents of $6.1225 per share based on dividends per share paid by NW Holdings during the performance period as follows: Mr. Anderson, $53,768; Mr. Burkhartsmeyer, $0; Ms. Saathoff, $23,063; Ms. Doolittle, $15,563; and Ms. Heiting, $9,196. RSUs with a performance threshold are related to the units that vested on March 1, 2018 and the value realized is based on the closing stock price on February 28, 2018 or $52.15 per share, plus cash dividend equivalents which were as follows: Mr. Anderson, $14,302; Mr. Burkhartsmeyer, $2,659; Ms. Saathoff, $5,891; Ms. Doolittle, $6,059; and Ms. Heiting, $2,851. Receipt of the following amounts under performance share awards and RSUs were deferred pursuant to elections under our Deferred Compensation Plan for Directors and Executives: Mr. Anderson, 0 shares; Mr. Burkhartsmeyer, 0 shares; Ms. Saathoff, 899 shares valued at $52,346 and $0 of dividend equivalents; Ms. Doolittle, 1,119 shares valued at $67,558 and $645 of dividend equivalents; and Ms. Heiting, 17 shares valued at $887 and $527 of dividend equivalents. See “Non-Qualified Deferred Compensation in 2018” for a discussion of the terms of this plan.

PENSION BENEFITS AS OF DECEMBER 31, 2018

Name	Age	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]
David H. Anderson[2]	57	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	14.25	$635,996

		Supplemental Executive Retirement Plan—Tier 1	14.25	4,106,877

		Deferred Compensation Plan Supplemental Annuity	14.25	—

Frank H. Burkhartsmeyer	54	N/A	—	N/A

MardiLyn Saathoff	62	N/A	—	N/A

Lea Anne Doolittle[3]	63	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	18.17	866,552

		Executive Supplemental Retirement Income Plan	18.17	2,868,394

		Deferred Compensation Plan Supplemental Annuity	18.17	—

Kimberly A. Heiting	49	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	20.17	744,032

		Supplemental Executive Retirement Plan—Tier 2	20.17	137,478

		Deferred Compensation Plan Supplemental Annuity	20.17	6,848

(1)

The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2018 of the pension benefits of the NEOs under the respective pension plans calculated based on years of service and final average compensation as of that date but assuming retirement at the earliest age at which benefits were unreduced under the respective plans. The actuarial present value was calculated using the RP-2014 Mortality Table adjusted backward to 2006 and projected generationally using Scale MP-2018 and a discount rate of 4.05 percent, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2018.

(2)	Mr. Anderson is eligible for early retirement benefits under the Retirement Plan.
(3)	Ms. Doolittle is eligible for normal retirement benefits under the pension plans in which she is a participant.

Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees

The Northwest Natural Gas Company (NW Natural) Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan) is our subsidiary’s qualified pension plan covering certain NW Natural employees covered by a labor agreement and hired prior to January 1, 2010 as well as all regular, full-time employees not covered under a labor agreement whose employment commenced prior to January 1, 2007 (when the non-bargaining unit portion of the Retirement Plan was closed to new participants). Eligible non-bargaining unit employees commenced participation in the Retirement Plan after one year of service and became 100 percent vested after five years of service. Final average earnings for purposes of calculating benefits consist of the participant’s highest average total annual compensation for any five consecutive years in the last 10 years of employment, with total annual compensation for this purpose generally consisting of salary and annual incentive, excluding long-term incentives, amounts deferred under our non-qualified deferred compensation plans and, commencing in 2010 as provided in a Retirement Plan amendment approved in 2009, annual incentive payments in excess of target. In addition, as of December 31, 2018, the Internal Revenue Code limited the amount of annual compensation considered for purposes of calculating benefits under the Retirement Plan to $275,000.

A normal retirement benefit is payable upon retirement at or after age 62 and consists of (a) an annuity benefit equal to 1.8 percent of final average earnings for each of the participant’s first 10 years of service, and (b) a lump sum benefit equal to 7.5 percent of final average earnings for each year of service in excess of 10 years. In addition, for participants hired before January 1, 2000 and under age 60 on that date, a supplemental annuity is provided under the Retirement Plan equal to the participant’s total years of service multiplied by the sum of (x) a varying percentage (based on the participant’s hire age and age on January 1, 2000) of total final average earnings, and (y) 0.425 percent of the excess of final average earnings over an amount referred to as Covered Compensation, which generally consists of the average of the Social Security maximum taxable wage bases over the 35 years preceding the participant’s retirement.

Employees who have attained age 55, if age plus accredited years of service totals 70 or more, are eligible for early retirement benefits. Annuity benefits are reduced by 1/3 percent per month (four percent per year) for each month that the benefit commencement date precedes age 62, with such benefit reduction increased to 1/2 percent per month (six percent per year) for each month the benefit commencement date precedes age 60. The lump sum benefit is not subject to reduction on early retirement. At December 31, 2018, Ms. Doolittle was eligible for normal retirement benefits, and Mr. Anderson was eligible for early retirement benefits, under the Retirement Plan.

The basic benefit form for annuity benefits is a monthly single life annuity. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Deferred Compensation Plan Supplemental Annuity

As discussed above, final average earnings for purposes of calculating benefits under the Retirement Plan exclude amounts deferred under the NW Natural non-qualified Deferred Compensation Plan for Directors and Executives (DCP), which is described below under “Non-Qualified Deferred Compensation Plans.” Accordingly, deferral of compensation under the DCP during a participant’s last 10 years of employment may result in a reduction in benefits payable under the Retirement Plan unless the participant’s total annual compensation in each of those years is over the limit ($275,000 in 2018) imposed by the Internal Revenue Code. In recognition of this possible loss of Retirement Plan benefits, the DCP provides for payment of a supplemental annuity generally payable in the same form and for the same period of time as the annuity payable under the Retirement Plan, subject to certain requirements for the timing of commencement of benefits. The supplemental annuity is equal to the difference between the actual benefit under the Retirement Plan assuming the participant had elected to receive the lump sum benefit in the form of an annuity and the corresponding benefit that otherwise would have been payable under the Retirement Plan if the participant had not deferred compensation under the DCP.

Executive Supplemental Retirement Income Plan

The Executive Supplemental Retirement Income Plan (ESRIP) is a non-qualified pension plan providing supplemental retirement benefits to persons who were executive officers prior to September 1, 2004, including Ms. Doolittle. Under the ESRIP, a target annual retirement benefit is determined for each participant, which is then reduced by the participant’s (a) Retirement Plan benefit (with the lump sum portion converted to a single life annuity), (b) annual Social Security benefits, and (c) any supplemental annuity under the DCP, in each case assuming commencement of benefits at age 65. Final average compensation for purposes of calculating ESRIP benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. Long-term incentive compensation is excluded from the definition of final average compensation. To help control the cost of future benefits under the ESRIP, the Board authorized ESRIP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is also excluded from the calculation of final average compensation.

The target annual retirement benefit is equal to 4.33 percent of final average compensation for each of the participant’s first 15 years of service. This formula results in a target benefit of 65 percent of final average compensation after 15 years of service. A normal retirement benefit equal to the target benefit reduced by Retirement Plan, Social Security and DCP supplemental annuity benefits as discussed above is payable upon retirement at the later of age 62 or after 10 years of service. Participants become vested for 50 percent of this benefit after five years of service and then become vested for an additional 10 percent for each additional year of service until fully vested after 10 years of service. At December 31, 2018, Ms. Doolittle was eligible for normal retirement benefits under the ESRIP.

The basic benefit form for ESRIP benefits is a monthly single life annuity with 10 years of guaranteed payments. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) is a non-qualified pension plan providing supplemental retirement benefits to persons who become eligible executive officers after September 1, 2004, including Mr. Anderson and Ms. Heiting. The SERP is divided into two tiers, with persons who became eligible executive officers between September 1, 2004 and December 1, 2006 (Mr. Anderson) being participants in SERP Tier 1, and persons who are eligible for the Retirement Plan and who become eligible executive officers after December 1, 2006 (Ms. Heiting) being participants in SERP Tier 2. Participants must complete five years of service before becoming 100 percent vested in SERP benefits.

SERP Tier 1

Under SERP Tier 1, a target lump sum retirement benefit is determined for each participant, which is then reduced by the lump sum actuarial equivalent of the participant’s Retirement Plan benefit, Social Security benefit and any supplemental annuity under the DCP, in each case valued as of and assuming commencement at age 65. Final average pay for purposes of calculating SERP Tier 1 benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. To help control the cost of future benefits under the SERP, the Board authorized SERP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is excluded from the calculation of final average pay.

The target lump sum retirement benefit is equal to 40 percent of final average pay for each of the participant’s first 15 years of service, resulting in a maximum target benefit of six times final average pay after 15 years of service. A normal retirement benefit equal to the target benefit reduced by the lump sum actuarial equivalents of Retirement Plan, Social Security, and DCP supplemental annuity benefits as discussed above is payable as a lump sum upon retirement at or after age 60. Upon termination of employment at any time after becoming vested, a participant will receive a termination benefit equal to the SERP Tier 1 normal retirement benefit reduced by 0.4166 percent per month (five percent per year) for each month that termination of employment precedes age 60, up to a maximum reduction of 60 percent for termination at age 48 or below. Participants may choose among different annuity forms that are the actuarial equivalent of the basic lump sum benefit.

SERP Tier 2

As discussed above, final average earnings for purposes of calculating benefits under the Retirement Plan excludes amounts of compensation over a limit ($275,000 in 2018) imposed by the Internal Revenue Code. SERP Tier 2 provides a make-up benefit calculated using the Retirement Plan formula (see Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees, above) without applying this limit. Accordingly, benefits under SERP Tier 2 are equal to (a) the benefits that would be calculated under the Retirement Plan if compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under the DCP, minus (b) the sum of the actual Retirement Plan benefits and the DCP supplemental annuity benefits. SERP Tier 2 benefits are generally payable in the same form and for the same period of time as the annuity payable under the Retirement Plan, subject to certain requirements for the timing of commencement of benefits.

NON-QUALIFIED DEFERRED COMPENSATION IN 2018

Name	Plan Name	Executive Contributions in 2018[1]	NW Natural Contributions in 2018[1]	Aggregate Earnings in 2018[1]	Aggregate Withdrawals/ Distributions in 2018	Aggregate Balance at 12/31/2018[1]
David H. Anderson	EDCP
	DCP	$586,696	$50,758	$46,939	—	$1,440,486
Frank H. Burkhartsmeyer	EDCP
	DCP	—	13,865	2	—	13,866
MardiLyn Saathoff	EDCP
	DCP	117,279	14,825	40,713	—	655,592
Lea Anne Doolittle	EDCP			8,032		196,488
	DCP	92,893	11,072	49,156	—	1,098,915
Kimberly A. Heiting	EDCP
	DCP	15,859	8,524	3,408	—	97,303
(1)

All amounts reported in the Executive Contributions and NW Natural Contributions columns are also included in amounts reported in the Summary Compensation Table above for either 2017 or 2018. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is included in column (h) of the Summary Compensation Table, and the amount of above-market earnings for each NEO is set forth in footnote 3 to that table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this Proxy Statement or in prior year proxy statements: Mr. Anderson, $1,394,190; Mr. Burkhartsmeyer, $13,865; Ms. Saathoff, $617,006; Ms. Doolittle, $1,245,943; and Ms. Heiting, $25,018. Amounts not previously reported consist of market-rate earnings on amounts deferred and amounts deferred before designation as a NEO. Amounts previously reported as described in this footnote have been reduced by amounts distributed such that no amount in this footnote will exceed the amount in the Aggregate Balance column.

Non-Qualified Deferred Compensation Plans In 2018

Our subsidiary, NW Natural, currently maintains two non-qualified deferred compensation plans for executive officers: the DCP and the Executive Deferred Compensation Plan (EDCP). Prior to 2005, the EDCP was the plan pursuant to which executives deferred compensation. On January 1, 2005, deferrals under the EDCP were discontinued and the DCP became effective for future deferrals of compensation by executives. Accordingly, all deferred contributions in 2018 were made under the DCP, while earnings continued to accrue on EDCP account balances.

Participants in the DCP may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of performance share and restricted stock unit awards under our LTIP. NW Natural makes matching contributions each year equal to: (a) 60 percent of the lesser of the participant’s salary and annual incentive deferred during the year under both the DCP and our 401(k) Plan or 8 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution we would have made under our 401(k) Plan if the participant had fully participated in that plan. For participants hired after December 31, 2006, we make enhanced contributions each year equal to 5% of the greater of: (a) the participant’s salary and annual incentive deferred during the year under the DCP, or (b) the excess of the participant’s total salary and annual incentive received during the year over the limit ($275,000 in 2018) imposed by the Internal Revenue Code on compensation that may be considered in calculating the corresponding enhanced contributions under our 401(k) Plan.

All amounts deferred under the EDCP or the DCP have been or will be credited to either a “stock account” or a “cash account.” Under the DCP, deferrals of compensation payable in cash are made to cash accounts and deferrals of compensation payable in our common stock are made to stock accounts. No transfers between a participant’s cash account and stock account are permitted under the EDCP. Under the DCP, transfers from a cash account to a stock account are permitted, but not vice-versa. Stock accounts represent a right to receive shares of our common stock on a deferred basis, and are credited with additional shares based on the deemed reinvestment of dividends. The average annual rate of earnings on stock accounts over the five years ending December 31, 2018 was approximately 10.96 percent and in 2018 was approximately 4.45 percent, in each case representing the total shareholder return of our common stock annualized, assuming dividend reinvestment. Cash accounts under the DCP and the EDCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield. The average quarterly interest rate paid on cash accounts in 2018 was 4.15 percent.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions may commence on a predetermined date while still employed or upon termination of employment, and may be made in a lump sum or in annual installments over five, 10 or 15 years. Hardship withdrawals are permitted under both the EDCP and the DCP, and participants in the EDCP may withdraw their full account balance at any time subject to forfeiture of 10 percent of the balance.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Compensation

Our subsidiary, NW Natural has agreed to provide certain benefits to the NEOs upon a “change in control” of NW Natural or NW Holdings, although certain of the benefits are only payable if the NEO’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change in control. In NW Natural’s and NW Holdings’ plans and agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of NW Holdings’ outstanding common stock;
•	the nomination (and subsequent election) of a majority of NW Holdings directors by persons other than the incumbent directors; and
•	the consummation of a sale of all or substantially all of NW Holdings’ or NW Natural’s assets, or an acquisition of NW Holdings or NW Natural through a merger or share exchange.

In our plans and agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to NW Natural, and “good reason” generally includes a change in position or responsibilities (that does not represent a promotion), a decrease in compensation, or a home office relocation of over 30 miles.

The following table shows the estimated change in control benefits that would have been payable to the NEOs if (i) a change in control had occurred on December 31, 2018, and (ii) each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit[1]	Insurance Continuation[2]	Restricted Stock Unit Acceleration[3]	Performance Share Acceleration[4]	Present Value of SERP Enhancements[5]	Total[6]
David H. Anderson	$3,000,000	$52,981	$764,834	$655,745	$260,741	$4,734,301
Frank H. Burkhartsmeyer	1,052,332	34,550	471,429	102,526	—	1,660,837
MardiLyn Saathoff	906,366	—	472,267	102,526	—	1,481,159
Lea Anne Doolittle	558,000	51,353	205,599	146,332	—	961,284
Kimberly A. Heiting	646,043	—	148,812	53,769	86,744	935,368
(1)

Cash Severance Benefit. Each NEO has entered into a change in control agreement providing for, among other things, cash severance benefits payable if the NEO’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance benefit for each NEO is equal to two times (two and a half times for Mr. Anderson) the sum of final annual salary plus average annual incentive for the last three years (annualized for annual incentives paid for partial years). These amounts are payable in a lump sum within five days after termination. The agreements provide for the following reductions in the cash severance benefit based on age at the time of termination: 10 percent reduction at age 62, 40 percent reduction at age 63, 70 percent reduction at age 64, and 100 percent reduction at age 65. Ms. Doolittle was age 63, and Ms. Saathoff was age 62, at December 31, 2018 and, therefore, their cash severance benefits have been reduced under this provision. Under the severance agreements, if any payments to a NEO in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Cash Severance Benefit for Mses. Saathoff and Heiting have been reduced in accordance with this provision.
(2)

Insurance Continuation. If cash severance benefits are triggered, the severance agreements also provide for the continuation of life and health insurance benefits for two years following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of two years’ of monthly life and health insurance benefit payments at the rates paid by us for each NEO as of December 31, 2018. Under the severance agreements, if any payments to a NEO in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Insurance Continuation for Mses. Saathoff and Heiting and Mr. Burkhartsmeyer have been reduced in accordance with this provision.

(3)

Restricted Stock Unit Acceleration. As of December 31, 2018, each NEO held outstanding unvested RSUs as listed in the “Outstanding Equity Awards” table above. The RSU award agreements state that if cash severance benefits are triggered under the severance agreements, all outstanding unvested RSUs will immediately vest. The amounts in the table above represent the number of unvested RSUs as of December 31, 2018 multiplied by a stock price of $60.46 per share, which was the closing price of our common stock on the last trading day of 2018, plus an amount for each RSU equal to the dividends paid per share during the period the RSU was outstanding.

(4)

Performance Share Acceleration. As described above under the “Grants of Plan-Based Awards During 2018” table and “Compensation Discussion and Analysis—2018 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the NEOs in 2018 under which shares of our common stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2018 to 2020. We made similar awards to the NEOs in 2017 for performance over the years 2017-2019. The agreements for the performance share awards granted in 2017 and 2018 state that if cash severance benefits are triggered under the severance agreements, we must immediately issue a pro-rata portion of the target award amount based on the portion of the award period completed prior to termination of employment. The amounts in the table above represent the number of shares that would have been issued under the awards, multiplied by a stock price of $60.46 per share, which was the closing price of our common stock on the last trading day of 2018, plus an amount equal to the dividends paid per share during the applicable award periods through December 31, 2018.

(5)

Present Value of SERP Enhancements. As discussed above in the text accompanying the “Pension Benefits” table, Mr. Anderson is a participant in the SERP Tier 1, which generally provides for a lump sum benefit payable six months after termination of employment. If a SERP Tier 1 participant’s employment is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 1 participant will receive three additional years of service for purposes of calculating their SERP Tier 1 benefit. The amounts in the table represent the excess of the SERP benefit Mr. Anderson would receive on termination following a change in control over the SERP benefit he would have received if employment had terminated absent a change in control on December 31, 2018. As discussed above in the text accompanying the “Pension Benefits” table, Ms. Heiting is a participant in the SERP Tier 2, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any SERP Tier 2 participant is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 2 participant will receive three additional years of service for purposes of calculating his or her SERP Tier 2 benefit. The amount for Ms. Heiting in the table above represents the excess of the present value of annual SERP Tier 2 benefit she would receive on termination following a change in control over the present value annual SERP Tier 2 benefit she would have received if her employment had terminated absent a change in control on December 31, 2018.

(6)	Total. Amounts in this column equal the sum of the amounts in the five columns to its left.

Other Benefits Triggered on Certain Employment Terminations

When Mr. Anderson was promoted to President and CEO of NW Natural effective August 1, 2016, NW Natural entered into a severance agreement with him that provides the following severance benefits if his employment is terminated without cause: 100 percent of his base salary for a termination without cause during the year ending August 1, 2017, decreasing to 80 percent of base salary for a termination in the year ending August 1, 2018, 60 percent for a termination in the year ending August 1, 2019, 40 percent for a termination in the year ending August 1, 2020, 20 percent for a termination in the year ending August 1, 2021, and 0 percent thereafter. If Mr. Anderson’s employment had been terminated without cause on December 31, 2018, he would have been entitled to a payment of $411,000 under this agreement. When Mr. Burkhartsmeyer was hired, effective May 17, 2017, NW Natural entered into a similar severance agreement providing severance for termination without cause equal to 100% of his base salary and declining in 20 percent increments over the five years from May 17, 2017. If he had been terminated without cause on December 31, 2018, he would have been entitled to a payment of $330,400 under this agreement.

As of December 31, 2018, Mr. Burkhartsmeyer and Ms. Saathoff held time-based RSUs as described above under “Outstanding Equity Awards.” The RSU award agreements generally require Mr. Burkhartsmeyer and Ms. Saathoff to be employed by NW Natural on the applicable vesting dates to receive RSU payouts, but the agreements also provide that if their employment terminates earlier as a result of death or disability, the RSUs will immediately vest. The value of the RSU payout, based on a stock price of $60.46 per share (which was the closing price of NW Holdings’ common stock on the last trading day of 2018), that Mr. Burkhartsmeyer and Ms. Saathoff would have been entitled to receive on death or disability as of December 31, 2018 was $285,587 and $202,035, respectively.

As of December 31, 2018, each NEO held outstanding unvested RSUs with performance threshold as listed in the “Outstanding Equity Awards at December 31, 2018” table above. The RSU award agreements generally require the officer to be employed by us on the applicable vesting dates to receive RSU payouts, but the agreements also provide that if employment terminates earlier as a result of death or disability, or when the officer is eligible for normal or early retirement under our Retirement Plan and at least one year has elapsed since the grant date of the RSU, the officer will nevertheless receive 100 percent of each scheduled RSU payout if the performance threshold is satisfied for the applicable year. Assuming achievement of the performance threshold for all years, the estimated value of the RSU payouts, based on a stock price of $60.46 per share (which was the closing price of our common stock on the last trading day of 2018) and continuation of quarterly dividends on our common stock at the current rate, each NEO would be entitled to receive on death or disability, as of December 31, 2018 would be: Mr. Anderson, $796,077; Mr. Burkhartsmeyer, $194,646; Ms. Saathoff, $280,497; Ms. Doolittle, $213,341; and Ms. Heiting, $154,980. As of December 31, 2018, Mr. Anderson and Ms. Doolittle were, and Ms. Saathoff would have been if she were a participant in the Retirement Plan, eligible for normal or early retirement under the Retirement Plan. Based on the same assumptions, the estimated value of the RSU payouts that Mr. Anderson, Ms. Doolittle and Ms. Saathoff would be entitled to receive on retirement as of December 31, 2018 would be: Mr. Anderson $404,847, Ms. Doolittle $125,184 and Ms. Saathoff $160,259.

As described above under “Grants of Plan-Based Awards During 2018” table and “Compensation Discussion and Analysis—2018 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the NEOs in February 2018 under which shares of our common stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2018-2020. We made similar awards to the NEOs in February 2017 for performance over the years 2017-2019. The award agreements generally require the officer to be employed by NW Natural on the last day of the performance period to receive an award payout, but the award agreements for these awards provide that if employment terminates earlier as a result of death, disability, or retirement after reaching age 60 the officer will be entitled to a pro-rated award payout. For awards granted in 2018 and 2017, the pro-rated payout on retirement only applies if at least one year has elapsed since the grant date of the award. Accordingly, if any NEO had terminated employment on December 31, 2018 as a result of death or disability, his or her target award for the 2018-2020 performance period would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period, his or her target award for the 2017-2019 performance period would have been reduced to two-thirds the original target, and then he or she would receive payouts under these adjusted awards at the end of the applicable performance periods based on our actual performance against the performance goals. Assuming achievement of target performance levels, the estimated value of the pro-rated award payouts, based on a stock price of $60.46 per share (which was the closing price of our common stock on the last trading day of 2018) and continuation of quarterly dividends for the remainder of the performance period on our common stock at the current rate, for each NEO would be: Mr. Anderson, $682,398; Mr. Burkhartsmeyer, $220,842; Ms. Saathoff, $220,842; Ms. Doolittle, $152,295; and Ms. Heiting, $113,496. As of December 31, 2018, Ms. Doolittle and Ms. Saathoff were over age 60 and eligible for retirement. Based on the same assumptions, the estimated value of the award payouts for the 2017-2019 performance period that Ms. Doolittle and Ms. Saathoff would be entitled to receive if they had retired as of December 31, 2018 would be: Ms. Doolittle $96,998 and Ms. Saathoff $145,497.

As of December 31, 2018, four NEO’s held options to purchase common stock as listed in the “Outstanding Equity Awards” table above. Under the terms of their stock option agreements, upon the death or disability of the officer, the standard three-month period for exercising options following termination of employment is extended to one year, but not beyond each option’s original 10-year plus 7-day term. If death or disability of a NEO had occurred on December 31, 2018, there would have been no increase in the value of outstanding options resulting from the extension of the post-termination exercise period from three months to one year based on option values as of December 31, 2018 for three-month and one-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under ASC 718. If an officer terminates employment when eligible for normal or early retirement under our Retirement Plan, the stock option agreements provide that all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to three years, but not beyond each option’s original 10-year plus 7-day term. As of December 31, 2018, Ms. Doolittle and Mr. Anderson were, and Ms. Saathoff would have been if she were a participant in the Retirement Plan, the only NEOs with stock options eligible for normal or early retirement under the Retirement Plan. If they had retired on December 31, 2018, there similarly would have been no incremental benefit from extending the term.

NON-EMPLOYEE DIRECTOR COMPENSATION IN 2018

Name	Fees Earned or Paid in Cash ($)[1]	Stock awards ($)[2]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[3]	Total ($)
(a)	(b)	(c)	(f)	(h)

Timothy P. Boyle	$135,500[4]	$20,018	$—	$155,518

Martha L. Byorum	171,000[5]	20,018	1,188	192,206

John D. Carter	168,500[6]	20,018	6	188,524

Mark S. Dodson	141,500[7]	20,018	3,541	165,059

C. Scott Gibson	163,500[8]	20,018	1,778	185,296

Tod R. Hamachek	241,000[9]	20,018	32,016	293,034

Jane L. Peverett	144,500[10]	20,018	1	164,519

Kenneth Thrasher	161,500[11]	20,018	—	181,518

Malia H. Wasson	153,500[12]	20,018	40	173,558

Charles A. Wilhoite	55,083[13]	16,230	—	71,313

Columns (d), (e) and (g) were deleted as they are not applicable in 2018. See “Director Fees and Arrangements,” below.

(1)	A portion of cash amounts paid to Mr. Hamachek was deferred pursuant to the terms of the Deferred Compensation Plan for Directors and Executives.
(2)

Represents restricted stock units (RSUs) granted in accordance with the Northwest Natural Gas Company Compensation Policy for Non-employee Directors. During 2018, 339 RSUs valued at $20,018 were granted to Messrs. Boyle, Carter, Dodson, Gibson, Hamachek and Thrasher and Mses. Byorum, Peverett and Wasson on May 24, 2018 and 253 RSUs valued at $16,230 were granted to Mr. Wilhoite on August 1, 2018, amounting to 3,304 shares valued at $196,392 in the aggregate. The RSUs granted in 2018 will vest on May 24, 2019, the first anniversary of the grant date. Upon vesting, all or a portion of shares issued pursuant to RSUs granted on May 24, 2018 will be deferred pursuant to the DCP for Messrs. Carter, Hamachek and Thrasher and Mses. Peverett and Wasson.

(3)

Amounts in column (f) represent above-market interest credited to the directors’ accounts under the Directors Deferred Compensation Plan and the DCP during 2018. For Mr. Dodson, the amount also includes above-market interest credited to his cash account balance under the Executive Deferred Compensation Plan, which he participated in while he was an executive officer of NW Natural. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

(4)	Represents $132,075 of fees paid for service as a director of NW Natural and $3,425 of fees paid for service as a director of NW Holdings.
(5)	Represents $166,725 of fees paid for service as a director of NW Natural and $4,275 of fees paid for service as a director of NW Holdings.
(6)	Represents $164,250 of fees paid for service as a director of NW Natural and $4,250 of fees paid for service as a director of NW Holdings.
(7)	Represents $137,925 of fees paid for service as a director of NW Natural and $3,575 of fees paid for service as a director of NW Holdings.
(8)	Represents $159,525 of fees paid for service as a director of NW Natural and $3,975 of fees paid for service as a director of NW Holdings.
(9)	Represents $235,087.50 of fees paid for service as a director of NW Natural and $5,913 of fees paid for service as a director of NW Holdings.
(10)	Represents $140,925 of fees paid for service as a director of NW Natural and $3,575 of fees paid for service as a director of NW Holdings.

(11)	Represents $157,500 of fees paid for service as a director of NW Natural and $4,000 of fees paid for service as a director of NW Holdings.
(12)	Represents $149,775 of fees paid for service as a director of NW Natural and $3,725 of fees paid for service as a director of NW Holdings.
(13)	Represents $51,958 of fees paid for service as a director of NW Natural and $3,125 of fees paid for service as a director of NW Holdings.

Non-Employee Director Compensation Philosophy

Effective October 1, 2018, NW Natural reorganized into a holding company structure, whereby each outstanding share of NW Natural common stock was converted into one share of NW Holdings common stock, so that the holders of NW Natural common stock became holders of NW Holdings common stock and NW Natural became a wholly owned subsidiary of NW Holdings. All of the members of the Board of Directors of NW Holdings also serve as members of the board of directors of NW Natural. Compensation is paid separately by NW Holdings and NW Natural for service on each respective board of directors, commensurate with the relative obligations and responsibilities associated with each entity, but compensation is considered together for purposes of determining the overall compensation appropriate for the members of both boards of directors.

The OECC’s compensation philosophy for non-employee members of the Board is designed to attract and retain high performing directors who will perform in the best interest of shareholders. The OECC targets the compensation of Board members, when considered on an aggregate basis for service on the Board of Directors of NW Holdings and NW Natural, to be aligned near the middle of the market (50th percentile) for about 20 peer companies. The OECC reviews Board compensation annually and recommends adjustments to compensation as necessary. The Consultant who assists the OECC with executive compensation also provides competitive market data for Board compensation.

While the components of compensation have evolved over the years, the pay components for 2018 consisted of a cash retainer, a stock retainer in the form of RSUs, cash meeting fees, and extra cash retainers for serving as chair of the Board or of committees of the Board.

The Board has adopted stock ownership guidelines that require directors to own NW Holdings shares valued at least $350,000 within five years of joining the Board, including amounts deferred pursuant to the plans described below. The OECC last reviewed the progress of the directors in achieving these stock ownership objectives in February 2019 and concluded that all of the directors have achieved, or are making adequate progress toward achieving, the stock ownership goals.

Director Fees and Arrangements

Fees Paid in 2018

The compensation terms for non-employee members of the Board of Directors of NW Natural for the period from January 1, 2018 to September 30, 2018 are described below:

Annual Cash Retainer	$125,000

Annual Stock Retainer (RSUs valued at common stock price on grant date with a value equivalent to)	20,000	[1]

Extra Annual Cash Retainer for Committee Chairs (other than OECC, Audit, Finance or Governance Committee Chairs)	5,000

Extra Annual Cash Retainer for Audit Committee Chair	15,000

Extra Annual Cash Retainer for OECC Chair	10,000

Extra Annual Cash Retainer for Finance Committee Chair	10,000

Extra Annual Cash Retainer for Governance Committee Chair	7,500

Extra Annual Cash Retainer for Chairman of the Board	80,000

Board Meeting Fees	1,500

Committee Meeting Fees	1,500

Per diem (conduct of Company business, other than on Board or Committee meeting day)	1,500

(1)

Directors received the number of RSUs equal to the targeted cash value divided by the closing market price of common stock on the RSU grant date, rounded up for any fractional RSUs. No fractional RSUs will be issued and RSUs will not be entitled to dividend equivalent payments. During 2018, RSUs valued at $20,018 were granted on May 24, 2018 and will vest on May 24, 2019, the first anniversary of the grant date.

The compensation terms for non-employee members of the Board of Directors of NW Natural and NW Holdings for the period from October 1, 2018 to December 31, 2018, after the holding company reorganization, are described below:

NW Holdings

Annual Cash Retainer	$12,500	[1,2]

Extra Annual Cash Retainer for Committee Chairs (other than OECC, Audit, Finance or Governance Committee Chairs)	500	[3]

Extra Annual Cash Retainer for Audit Committee Chair	1,500

Extra Annual Cash Retainer for OECC Chair	1,000	[4]

Extra Annual Cash Retainer for Finance Committee Chair	1,000

Extra Annual Cash Retainer for Governance Committee Chair	750	[5]

Extra Annual Cash Retainer for Chairman of the Board	8,000	[6]

Board Meeting Fees	150	[7]

Committee Meeting Fees	150	[7]

Per diem (conduct of Company business, other than on Board or Committee meeting day)	150

(1)	Effective January 1, 2019, the Annual Cash Retainer payable to the non-employee members of NW Holdings’ Board of Directors increased to $15,400.
(2)	Effective January 1, 2019, non-employee members of NW Holdings’ Board of Directors will no longer receive annual stock retainers.
(3)	Effective January 1, 2019, the Annual Cash Retainer for Committee Chairs (other than OECC, Audit, Finance or Governance Committee Chairs) increased to $750.
(4)	Effective January 1, 2019, the Annual Cash Retainer for the OECC Chair increased to $1,250.
(5)	Effective January 1, 2019, the Annual Cash Retainer for the Governance Committee Chair increased to $1,000.
(6)	Effective January 1, 2019, the Annual Cash Retainer for the Chairman of the Board increased to $9,000.
(7)	Effective January 1, 2019, meeting fees will only be paid for those meetings exceeding regularly scheduled meetings, beginning with the second unscheduled meeting.

NW Natural

Annual Cash Retainer	$112,500	[1]

Extra Annual Cash Retainer for Committee Chairs (other than OECC, Audit, Finance or Governance Committee Chairs)	4,500	[2]

Extra Annual Cash Retainer for Audit Committee Chair	13,500

Extra Annual Cash Retainer for OECC Chair	9,000	[3]

Extra Annual Cash Retainer for Finance Committee Chair	9,000

Extra Annual Cash Retainer for Governance Committee Chair	6,750	[4]

Extra Annual Cash Retainer for Chairman of the Board	72,000	[5]

Board/Committee Meeting Fees	1,350	[6]

Committee Meeting Fees	1,350	[6]

Per diem (conduct of Company business, other than on Board or Committee meeting day)	1,350

(1)	Effective January 1, 2019, the Annual Cash Retainer payable to the non-employee members of NW Natural’s Board of Directors increased to $138,600.
(2)	Effective January 1, 2019, the Annual Cash Retainer for Committee Chairs (other than OECC, Audit, Finance or Governance Committee Chairs) increased to $6,750.
(3)	Effective January 1, 2019, the Annual Cash Retainer for the OECC Chair increased to $11,250.
(4)	Effective January 1, 2019, the Annual Cash Retainer for the Governance Committee Chair increased to $9,000.

(5)	Effective January 1, 2019, the Annual Cash Retainer for the Chairman of the Board increased to $81,000.
(6)	Effective January 1, 2019, meeting fees will only be paid for those meetings exceeding regularly scheduled meetings, beginning with the second unscheduled meeting.

Directors are subject to the stock ownership guidelines included in our Corporate Governance Standards. See “Non-Employee Director Compensation Philosophy,” above.

Deferred Compensation Plans

Directors Deferred Compensation Plan

Prior to January 1, 2005, directors could elect to defer the receipt of all or a part of their directors’ compensation (cash or stock retainers and meeting fees) under NW Natural’s non-qualified Directors Deferred Compensation Plan (DDCP). At the director’s election, deferred amounts were credited to either a “cash account” or a “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares based on the purchase price of our common stock on the next purchase date under our Dividend Reinvestment and Direct Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

In November 2004, the Board approved an amendment to the DDCP partially terminating the plan so that no deferrals would be made to the plan after December 31, 2004. All amounts deferred into the plan prior to December 31, 2004 remained in the plan and all other provisions of the DDCP remain in effect. Effective October 1, 2018, under the terms of the DDCP, all previously deferred amount in common stock accounts which were formerly denominated in shares of NW Natural common stock became denominated in shares of NW Holdings common stock.

Deferred Compensation Plan for Directors and Executives

In January 2005, the Deferred Compensation Plan for Directors and Executives (DCP) replaced the existing DDCP as the vehicle for non-qualified deferral of compensation by directors. See “Non-Qualified Deferred Compensation Plans In 2018,” above. The obligation of NW Natural to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five, 10 or 15 years as elected by the participant in accordance with the terms of the DCP. The right of each participant in the DCP is that of one of our general, unsecured creditors.

Effective October 1, 2018, under the terms of the DCP, all common stock accounts which were formerly denominated in shares of NW Natural common stock became denominated in shares of NW Holdings common stock, and the DCP was amended so that eligibility extended to directors and officers of NW Natural or NW Holdings.

Director Perquisites and Other Compensation

We do not provide perquisites to our directors other than nominal value and no director received perquisites at or exceeding a total value of $10,000 in 2018.

2018 AND 2017 AUDIT FIRM FEES

The following table shows the consolidated fees and expenses NW Holdings and subsidiaries, or NW Natural and subsidiaries prior to the holding company reorganization, paid or accrued for the integrated audits of its consolidated financial statements and other services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2018 and 2017:

	2018	2017
Audit Fees	$1,429,800	$1,262,238
Audit-Related Fees	30,000	115,540
Tax Fees	33,661	35,000
All Other Fees	3,825	2,700

Total	$1,497,286	$1,415,478

Audit Fees

This category includes fees and expenses for services rendered for the integrated audit of the consolidated financial statements included in the Annual Report on Form 10-K and the review of the quarterly financial statements included in the Quarterly Reports on Form 10-Q for NW Holdings and subsidiaries, or NW Natural and subsidiaries prior to the holding company reorganization. The integrated audit includes the review of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act). In addition, amounts include fees for services routinely provided by the auditor in connection with regulatory filings, including issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting, including fees and expenses related to consultations for financial accounting and reporting, in addition to fees for EPA assurance letters.

Tax Fees

This category includes fees for tax compliance, and review services rendered for NW Holdings’ or their subsidiaries’ income tax returns.

All Other Fees

This category relates to services other than those described above. The amount reflects payments for accounting research tools in each of 2018 and 2017, and educational seminars in 2018.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee of NW Holdings, or NW Natural prior to the holding company reorganization, approved or ratified 100 percent of 2018 and 2017 services for audit, audit-related, tax services and all other fees, including audit services relating to compliance with Section 404 of the Sarbanes-Oxley Act. The Chair of the Audit Committee is authorized to pre-approve non-audit services between meetings of the Audit Committee and must report such approvals at the next Audit Committee meeting. See “Report of the Audit Committee,” below.

REPORT OF THE AUDIT COMMITTEE

With the approval of our shareholders, effective October 1, 2018, Northwest Natural Gas Company completed a reorganization into a holding company structure, whereby each outstanding share of NW Natural common stock was converted into one share of NW Holdings common stock, so that the holders of NW Natural common stock became holders of NW Holdings common stock and NW Natural became a wholly owned subsidiary of NW Holdings (the Reorganization). NW Natural and NW Holdings each has its own Audit Committee, which currently is composed of the same members of the Board of Directors. For purposes of this report, all references to Committee actions with respect to periods prior to October 1, 2018 refer to the Audit Committee of NW Natural, and with respect to periods after October 1, 2018 refer to the Audit Committee of NW Holdings.

The Audit Committee of the Board of Directors (Committee) is responsible for providing independent, objective oversight of NW Holdings’ accounting and auditing functions, financial reporting and internal control over financial reporting. The Committee is solely responsible for the engagement of the independent registered public accounting firm on behalf of NW Holdings, and the independent registered public accounting firm reports to the Committee. The Committee acts under a written charter, effective as of October 1, 2018, to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the Committee and is available on NW Holdings’ website at www.nwnaturalholdings.com. Each of the members of the Committee is independent as defined by current New York Stock Exchange listing standards and NW Holdings’ Director Independence Standards. The Board of Directors has designated each of Messrs. Carter and Thrasher and Ms. Byorum and Ms. Wasson as an “audit committee financial expert.”

The Committee, in accordance with its written charter, oversees the quality and integrity of NW Holdings’ accounting, auditing and financial reporting practices. During fiscal 2018, the Committee discussed the interim financial information in each of the quarterly reports of NW Natural and NW Holdings, as applicable, to the Securities and Exchange Commission (SEC) in meetings with the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Vice President, Controller, Treasurer and Chief Accounting Officer, and PricewaterhouseCoopers LLP, the independent registered public accounting firm for NW Natural and NW Holdings, prior to filing them with the SEC. In addition, the Chair of the Committee and available Committee members review each quarterly earnings press release of NW Natural and NW Holdings, as applicable, before its dissemination.

During 2018, the Committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of the financial reports and executive compensation disclosure of NW Natural and NW Holdings, as applicable. The Committee provided regular oversight of the assessment of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in NW Holdings’ Annual Report on Form 10-K for the year ended December 31, 2018 with NW Holdings’ management and the independent registered public accounting firm. As part of its review, the Committee discussed NW Holdings’ critical accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in NW Holdings’ 2018 Annual Report on Form 10-K. In addition, the Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standard No. 1301, Communications with Audit Committees.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In this regard, the Committee considered whether or not the provision of non-audit services by the independent registered public accounting firm for the year ended December 31, 2018 is compatible with maintaining the independence of the firm and determined that none of the services provided to NW Holdings or its subsidiaries impacted a finding of independence. In addition, for the year ended December 31, 2018, the Committee reviewed the relationship with its registered public accounting firm, PricewaterhouseCoopers LLP. Based upon the Committee’s assessment and satisfaction with the services provided, the Committee determined it was in NW Holdings’ best interest to continue its engagement of PricewaterhouseCoopers LLP.

In February 2018, the Audit Committee of NW Natural pre-approved certain non-audit services performed by NW Natural’s independent registered public accounting firm and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor. In October 2018, the Audit Committee of NW Holdings made similar approvals with respect to non-audit services performed by its independent registered public accounting firm. On February 28, 2019, the Audit Committee of NW Holdings pre-approved specific services to be performed by the independent auditor in 2019, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2019. The Committee determined that:

•

for proposed non-audit services, management will submit to the Committee a list of non-audit services that it recommends the Committee engage the independent registered public accounting firm to provide;

•	the Committee will review and consider for approval the list of permissible non-audit services and the budget for such services;
•	management will routinely inform the Committee regarding the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and
•

the Director of Internal Auditing will be responsible for reporting at least annually to the Committee all independent registered public accounting firm fees and the pre-approved budget for such services.

The Chair of the Committee is authorized to pre-approve non-audit services between meetings of the Committee and must report such approvals at the next Committee meeting.

The Committee also discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Committee also completed its annual assessment of the independent registered public accounting firm’s and internal auditors’ performance. The Committee discussed with management and the internal auditors the quality, adequacy and effectiveness of NW Holdings’ internal control over financial reporting, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with the independent registered public accounting firm any significant matters regarding NW Holdings’ internal control over financial reporting that had come to their attention during the conduct of their audit. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited consolidated financial statements be included in Northwest Natural Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Respectfully submitted to the Board of Directors on February 28, 2019 by the Audit Committee:

John D. Carter, Chair	Tod R. Hamachek
Martha L. “Stormy” Byorum	Kenneth Thrasher
Malia H. Wasson

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

This Proxy Statement includes extensive disclosure regarding the compensation of our Named Executive Officers under the heading “Executive Compensation” on pages 23 to 65 above. Pursuant to Section 14A of the Securities Exchange Act of 1934, we submit to our shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this Proxy Statement. The Board of Directors has approved the submission of the following resolution to the shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K under the heading “Executive Compensation” in the Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders, is approved.”

This proposal gives you the opportunity to endorse or not endorse our executive compensation program for our Named Executive Officers by voting for or against the above resolution. As discussed under “Executive Compensation—Compensation Discussion and Analysis” above, our executive compensation programs have been carefully designed and implemented to attract, retain and motivate talented and qualified executives, to emphasize pay for performance, to link compensation to achievement of annual and long-term performance goals, to align executives’ interests with shareholders’ interests, and to achieve a correct balance between compensation that is attractive to executives, affordable to the Company and fair to shareholders and employees.

Substantial components of executive compensation are tied to the Company’s annual and long-term performance. For example, the Executive Annual Incentive Plan, which is designed to encourage and reward executive officer’s contributions in achieving NW Natural’s annual goals, provides for cash payments that are based on a formula that includes meeting proposed annual targets such as net income, performance relative to other operational goals and individual performance. Similarly, NW Holdings’ performance share awards under the Long Term Incentive Plan (LTIP) were designed to align executives’ interests with shareholder interests: NW Holdings’ 2016-2018 performance share award rewards total shareholder return performance relative to the Company’s peer group over a three-year period and focuses executives on achievement of predefined levels of three-year earnings per share (EPS), average return on invested capital (ROIC), and key long-term performance objectives and business results that align with the Company’s strategic plan; NW Holdings’ 2017-2019 performance share award focuses executives on achievement of pre-defined levels of EPS and ROIC, with positive or negative award modification for total shareholder return performance relative to the Company’s peer group over a three-year period, and an additional award possibility for achievement of certain, pre-defined growth objectives; and NW Holdings’ 2018-2020 performance share award focuses executives on achievement of pre-defined levels of EPS, with positive or negative award modification for total shareholder return performance relative to the Company’s peer group over a three-year period, and subject to achievement of specified ROIC thresholds. Restricted stock units with performance threshold are also tied to the Company’s performance, by vesting only if a pre-defined performance threshold is met for the relevant performance period. No RSUs with performance threshold will vest in a given year if the Company’s performance threshold is not met, and shares subject to vesting in that year will be forfeited. Additionally, NW Holdings’ pay practices work to align executives’ interests with shareholders’ interests by emphasizing stock ownership through stock ownership guidelines and performance-based compensation under the Long Term Incentive Plan.

Over the last few years, NW Natural has also adopted a number of pay practices that emphasize fairness to shareholders and good governance, which practices have also been adopted by NW Holdings after the holding company reorganization. Among other practices, executive change in control severance agreements are double-trigger and contain no gross-up provisions, with declining levels of benefits as executives approach age 65. The OECC has also eliminated routine or excessive perquisites for executives, limited the use and duration of severance agreements (other than in the context of change-in-control), reduced the interest crediting rate on compensation deferred after 2004 to a variable market rate, modified the Executive Supplemental Retirement Income Plan (ESRIP) and Supplemental Retirement Plan (SERP) to reduce benefits and expenses, including limiting the amount of an executive’s annual bonus that is included in final average compensation for purposes of those plans, eliminated the annual payment of ESRIP-related FICA tax on behalf of ESRIP participants, closed new participation in the ESRIP and Tier I of the SERP, and maintained a high percentage of total targeted direct compensation that is at risk, particularly for the Chief Executive Officer. Moreover, annual and long-term incentive awards contain provisions that “clawback” from executives certain benefits under those awards in the event of misconduct.

Overall, NW Holdings’ compensation practices are driven by our total compensation philosophy which is designed to provide total remuneration in a manner that motivates high levels of performance, creates shareholder value, and emphasizes our commitment to tie a significant portion of executive compensation to the Company’s performance.

Vote Required

Approval of this proposal by the shareholders will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote on this proposal.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At a meeting held February 28, 2019, the Audit Committee of the Board of Directors of NW Holdings appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the books, records and accounts of NW Holdings’ for fiscal year 2019. The Audit Committee and the Board of Directors recommend that the shareholders ratify this appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

See “2018 and 2017 Audit Firm Fees,” above.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2019 will require the affirmative vote of the holders of a majority of the shares of common stock of NW Holdings present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Audit Committee and the Board of Directors recommend a vote FOR this proposal.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

Consolidation Services Provided

The consolidation of an individual’s multiple proxy cards into one envelope is a service NW Holdings provides based on Social Security Number or Tax ID Number match.

If you received a consolidated mailing this year and you would like to receive a separate annual report or proxy statement for each account with the same Social Security Number, please submit your request to Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Holdings will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

Delivery of Proxy Materials to Households

Only one copy of our annual report and Proxy Statement will be delivered to an address where two or more shareholders reside unless we have received contrary instructions from a shareholder at the address. A separate proxy card will be delivered to each shareholder at the shared address.

If you are a shareholder who lives at a shared address and you would like additional copies of the annual report, this Proxy Statement, or any future annual reports or proxy statements, contact Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Holdings will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

If you share the same address with another NW Holdings shareholder and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling Broadridge Financial Solutions, Inc. at (866) 540-7095, or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Election, 51 Mercedes Way, Edgewood, NY 11717.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of NW Holdings common stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this Proxy Statement or NW Holdings’ annual report, or if you have other questions or directions concerning your “street name” account.

Electronic Delivery of Annual Meeting Materials

If you would like to reduce the costs incurred by NW Holdings in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above under “How to Vote By Proxy and Revoke Your Proxy” to vote using the internet and, when prompted, indicate that you agree to receive proxy materials electronically.

2020 ANNUAL MEETING OF SHAREHOLDERS

The SEC’s proxy rules require that any shareholder proposal to be considered for inclusion in NW Holdings’ proxy statement for the 2020 Annual Meeting of Shareholders must be received at NW Holdings’ principal executive office no later than December 13, 2019.

NW Holdings’ bylaws require shareholders to give NW Holdings advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Corporate Secretary of NW Holdings. For any shareholder proposal to be considered at the 2020 Annual Meeting of Shareholders, the shareholder’s notice must be received by NW Holdings’ Corporate Secretary no later than February 23, 2020. The SEC’s proxy rules allow NW Holdings to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders, which is not included in NW Holdings’ proxy statement, if NW Holdings does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if NW Holdings receives timely notice of such matter (as described above), and if, in the proxy statement, NW Holdings describes the nature of such matter and how NW Holdings intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

NW Holdings makes available at www.nwnaturalholdings.com among other things, its:

•	Corporate Governance Standards;
•	Director Independence Standards;
•	Director Selection Criteria;
•	Charters of the Governance, Audit, Organization and Executive Compensation, Finance, and Public Affairs and Environmental Policy Committees; and
•	Code of Ethics.

You may request a copy of these documents, at no cost to you, by contacting Shareholder Services at 220 NW Second Avenue, Portland, OR 97209, or by calling (800) 422-4012, ext. 2402.

Shareholders may communicate with the Chairman of the Board or the non-management directors of the Board by mailing correspondence to 220 NW Second Avenue, Portland, OR 97209, Attn: Corporate Secretary.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the internet or facsimile transmission. NW Holdings will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by NW Holdings. NW Holdings has retained D. F. King & Co., Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $7,500 plus reasonable out-of-pocket expenses. Shareholders may assist NW Holdings in avoiding expenses in this connection by voting their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the internet, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

Portland, Oregon	Shawn M. Filippi
April 11, 2019	Vice President, Chief Compliance Officer and Corporate Secretary

EXHIBIT A

Approved Compensation Peer Group

ALLETE, Inc.

American States Water Company

Aqua America, Inc.

Avista Corporation

California Water Service Group

Chesapeake Utilities Corporation

El Paso Electric Company

IDACORP, Inc.

MGE Energy, Inc.

New Jersey Resources Corporation

NorthWestern Corporation

ONE Gas, Inc.

Otter Tail Corporation

PNM Resources, Inc.

Portland General Electric Company

SJW Group

South Jersey Industries, Inc.

Southwest Gas Holdings, Inc.

Spire Inc.

Unitil Corporation

A-1

EXHIBIT B

WTW Energy Services Industry Executive Compensation Survey Report—2017

(Revenue less than $1B)

Aqua America, Inc.

Areva

AREVA Nuclear Materials (nka Orano USA)

ATC Management Inc.

Blue Ridge Electric Membership Corporation

California Independent System Operator Corporation

CH Energy Group, Inc.

Chesapeake Utilities Corporation

Citizens Energy Group

City of Colorado Springs dba Colorado Springs Utilities/CSU

Duquesne Light Holdings, Inc.

El Paso Electric

Electric Power Research Institute, Inc.

Electric Reliability Council of Texas aka ERCOT

ElectriCities of North Carolina

Energy Northwest Employees’ Association

Frank’s International N.V.

ISO New England Inc.

Knoxville Utilities Board

Midwest Independent Transmission System Operator, Inc.

Nuscale Power, Inc.

Old Dominion Electric Cooperative

Orlando Utilities Corporation

Otter Tail Corporation

Peoples Natural Gas Company, LLC

PJM Interconnection

South Central Connecticut Regional Water Authority

Southern Maryland Electric Cooperative, Inc.

STP Nuclear Operating Company

Summit Midstream Partners, LP

Texas Reliability Entity, Inc.

Utitil Corporation

URENCO USA

Wolf Creek Nuclear Operating Corporation

B-1

EXHIBIT C

WTW Energy Services Industry Executive Compensation Survey Report—2017

(Revenue $1B to $3B)

ALLETE, Inc.

Avista Corporation

Black Hills Corporation

Boardwalk Pipeline Partners, LP

BWX Technologies, Inc.

Cheniere Energy, Inc.

CLEAResult

Cleco Corporation

Covanta Corporation

CPS Energy

DCP Midstream, LP

Enable Midstream Partners, LP

EQT Corporation

First Solar, Inc.

Genesis Energy

Great River Energy

ICF International, Inc.

Idaho Power Company

ITC Holdings Corp.

JEA Energy LLC

Lower Colorado River Authority

McDermott International, Inc.

New York Power Authority

NorthWestern Energy, LLC

OGE Energy Corp.

Oglethorpe Power Corporation

Omaha Public Power District

ONE Gas, Inc.

PNM Resources, Inc.

Portland General Electric Company

Santee Cooper (aka South Carolina Public Service Authority)

South Jersey Industries, Inc.

Southwest Gas Holdings, Inc.

Spectra Energy Corp.

Spire Inc.

TECO Energy, Inc.

UNS Energy Corporation

Vectren Corporation

Westar Energy, Inc.

C-1

EXHIBIT D

WTW General Industry Executive Compensation Survey Report—2017

(Revenue less than $1B)

Abiomed, Inc.

Agrofresh Solutions, Inc.

Alexander & Baldwin, Inc.

AtriCure, Inc.

Blount International, Inc.

Bradley Corporation

Bush Brothers & Company

Calgon Carbon Corporation

CDI Corp.

Coorstek, Inc.

The E.W. Scripps Company

Element Fleet Management Corp.

Emergent Biosolutions, Inc.

Enova International, Inc.

ESCO Corporation

Ferrara Candy Company

Foundation Medicine, Inc.

Genus

GL&V

Greene, Tweed & Co.

Halozyme Therapeutics, Inc.

Ingevity Corporation

ION Geophysical Corporation

Lutron Electronics Company, Inc.

Lydall, Inc.

The Medicines Company

Mission Produce, Inc.

MTS Systems Corporation

Northwest Pipe Company

NOW Foods (aka NOW Health Group, Inc.)

Polar Beverages, Inc.

Precision Drilling Corporation

Rayonier, Inc.

Rayonier Advanced Materials

Regency Centers Corporation

ServiceSource International, Inc.

Sonic Corp.

Standex International Corporation

Schweitzer-Mauduit International, Inc.

Syncreon Global Holdings Limited

Taubman Centers, Inc.

TimkenSteel Corporation

WageWorks, Inc.

D-1

EXHIBIT E

American Gas Association Executive Compensation Survey—2017

Alliant Energy Corporation

Atmos Energy Corporation

Avista Corporation

Berkshire Hathaway Energy Company

Black Hills Corporation

CenterPoint Energy, Inc.

Central Hudson Gas & Electric Corporation

Chesapeake Utilities Corporation

Citizens Energy Group

City of Colorado Springs dba Colorado Springs Utilities/CSU

City of Gainesville

CPS Energy

Dominion Resources Inc.

Duke Energy Corporation

EQT Corporation

Eversource Energy

Greater Minnesota Gas

Greenville Utilities

Knoxville Utilities Board

LG&E and KU Energy LLC

Liberty Utilities

Madison Gas and Electric Company (MGE Energy, Inc.)

Memphis Light, Gas & Water District

Metropolitan Utilities District

Montana-Dakota Utilities Company

Mountaineer Gas Company

National Gas & Oil Cooperative

National Grid plc

New Jersey Resources Corporation

NiSource Inc.

NorthWestern Energy, L.L.C.

ONE Gas, Inc.

Peoples Natural Gas

Philadelphia Gas Works

Plains All American Pipeline, L.P.

Puget Sound Energy, Inc.

SCANA Corporation

SEMCO Energy, Inc.

Sempra Energy

South Jersey Gas Company

Southern Company Gas

Southern Star Central Gas Pipeline

Southwest Gas Corporation

Spire Inc.

TECO Energy, Inc.

TransCanada Corporation

UGI Corporation

Unitil Corporation

Vectren Corporation

Vermont Gas Systems, Inc.

Washington Gas Light Company

WEC Energy Group, Inc.

Xcel Energy Inc.

E-1

EXHIBIT F

NON-GAAP RECONCILIATIONS

	2018		2017		2016
In millions, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Consolidated net income (loss)	$64.6	$2.24	$(55.6)	$(1.93)	$58.9	$2.12
Adjustments:
Regulatory environmental disallowance(1)	—	—	—	—	3.3	0.12
Impairment of long-lived assets(2)	—	—	192.5	6.68	—	—
Tax effects on TCJA(3)	—	—	(21.4)	(0.74)	—	—
Tax effects on non-GAAP adjustments	—	—	(51.0)	(1.77)	(1.3)	(0.05)

Adjusted consolidated net income	$64.6	$2.24	$64.5	$2.24	$60.9	$2.19

(1)

Regulatory environmental disallowance of $3.3 million in 2016 includes $2.8 million recorded in other income (expense), net and $0.5 million recorded in operations and maintenance expense. The tax effect of the adjustment is calculated using a combined federal and state statutory rate of 39.5%. EPS amounts for the 2016 adjustment is calculated using diluted shares of 27.8 million as shown in the Consolidated Statements of Comprehensive Income (Loss) in the 2018 Annual Report on Form 10-K.

(2)

Non-cash impairment of long-lived assets at the Gill Ranch Facility of $192.5 million was recorded on December 31, 2017. The tax effect of this adjustment is calculated using a combined federal and state statutory tax rate of 26.5%. EPS amounts are calculated using diluted shares of 28.8 million as shown in the Consolidated Statements of Comprehensive Income (Loss) in the 2018 Annual Report on Form 10-K. See Part II, Item 7, “Application of Critical Accounting Policies and Estimates-Impairment of Long-Lived Assets” for additional information on the impairment analysis in the 2018 Annual Report on Form 10-K.

(3)

Non-cash Tax Cuts and Jobs Act (TCJA) benefit (expense) of $21.4 million was recorded in income tax expense (benefit) in the fourth quarter of 2017 as a result of the federal tax rate changing from 35% to 21% effective December 22, 2017. EPS amounts are calculated using diluted shares of 28.8 million as shown in the Consolidated Statements of Comprehensive Income (Loss) in the 2018 Annual Report on Form 10-K, and the TCJA impacts in the segments and other may not correlate exactly to the consolidated amount due to rounding. See Note 10 for additional information on TCJA in the 2018 Annual Report on Form 10-K.

F-1

~How to Vote~                Please Choose One of the Following                Voting Methods VOTE BY INTERNET—www.proxyvote.com C/O AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC To vote now by Internet, go to www.proxyvote.com. Have your proxy card 6201 15TH AVENUE available and follow the instructions provided at the website. Internet voting is BROOKLYN, NY 11219 available until 11:59 p.m. Eastern Daylight Time on May 22, 2019. VOTE BY TELEPHONE—1-800-690-6903 Call the toll-free number, 1-800-690-6903. Have your proxy card available and follow the instructions provided on the call. Telephone voting is available until 11:59 p.m. Eastern Daylight Time on May 22, 2019. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northwest Natural Holding Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON: ADMISSION TICKET To attend and vote at the Northwest Natural Holding Company 2019 Annual Meeting of Shareholders, you must bring your Admission Ticket provided on the reverse side of this proxy card and your government-issued photograph identification. If you bring a guest, your guest must also bring a government-issued photograph identification. Information about attending the meeting is provided on the reverse side of this proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E71636-P21376 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NORTHWEST NATURAL HOLDING COMPANY For Withhold For All To withhold authority to vote for any individual THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ELECTION OF DIRECTORS: ! ! ! Proposal 1. 1. The election of four Class II directors for terms of three years. Class II Nominees: Proposal 3. For Against Abstain 1) Tod R. Hamachek 2) Jane L. Peverett 3) Kenneth Thrasher 3. T h e r a t i f i c a t i o n o f t h e a p p o i n t m e n t o f ! ! ! 4) Charles A. Wilhoite PricewaterhouseCoopers LLP as Northwest Natural Holding Company’s independent registered public accountants for the fiscal year 2019. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR This proxy when properly executed will be voted in the manner directed herein by the PROPOSALS 2 AND 3: shareholder whose signature appears below. If no direction is made, the proxy will be For Against Abstain Proposal 2. voted FOR Proposals 1, 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, 2. Advisory vote to approve Named Executive Officer ! ! ! administrator, or other fiduciary, please give full title as such. Joint owners should each sign Compensation. personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. For address changes and/or comments, please check this box and write them on ! the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

NORTHWEST NATURAL HOLDING COMPANY 2019 ANNUAL MEETING OF SHAREHOLDERS    ADMISSION TICKET THURSDAY, MAY 23, 2019, 2:00 P.M. PACIFIC DAYLIGHT TIME NORTHWEST NATURAL HOLDING COMPANY • HOSPITALITY SUITE, FOURTH FLOOR 220 NW SECOND AVENUE, PORTLAND, OR 97209 ATTENDING THE ANNUAL MEETING If you plan to attend the annual meeting, please detach and bring this ticket and a form of government-issued photograph identification for admission. You may bring one guest to the meeting who must also bring a government-issued photograph identification. ATTENDEES: Large bags and packages, weapons, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of the 2019 Proxy Statement. The Company will provide reasonable accommodations for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 2402 at least 72 hours before the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Please detach the below along the perforated line and mail in the envelope provided. E71637-P21376 REVOCABLE PROXY NORTHWEST NATURAL HOLDING COMPANY PROXY FOR 2019 ANNUAL MEETING OF SHAREHOLDERS This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Mardilyn Saathoff, Frank H. Burkhartsmeyer, and Shawn M. Filippi, and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the Annual Meeting of Shareholders of Northwest Natural Holding Company to be held on Thursday, May 23, 2019, and at all adjournments thereof: (i) as designated on the reverse side of this card; and (ii) at their discretion, upon any and all other matters, which properly may be brought before such meeting or any adjournment thereof. If shares of the Company’s common stock are held for the account of the undersigned under the Northwest Natural Holding Company Dividend Reinvestment and Direct Stock Purchase Plan or Northwest Natural Gas Company Retirement K Savings Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Holding Company common stock in the undersigned’s name and/or account under such plan, in accordance with the instructions given herein, at the 2019 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including, but not limited to, the matters set forth on the reverse side.    Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)